                                                Filed Pursuant to Rule 424(b)(5)
                                                   Registration Number 333-86816

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 21, 2002)

                                  $200,000,000

                                 [FLEMING LOGO]

                          9 1/4% SENIOR NOTES DUE 2010
                            ------------------------
     We are offering $200,000,000 aggregate principal amount of our 9 1/4% Senior Notes due 2010 (the "Notes"). Concurrently with this offering, we are offering shares of our common stock. We will use the net proceeds from these offerings to fund our obligations in connection with our pending acquisition of Core-Mark International, Inc. and to repay debt.

     The closing of this offering is conditioned on the closing of the acquisition of Core-Mark and the other related financings.

     The Notes will mature on June 15, 2010. We will pay interest on the Notes on June 15 and December 15, commencing December 15, 2002.

     We may redeem the Notes at any time on or after June 15, 2006. In addition, until June 15, 2005 we may redeem up to 35% of the Notes with the net proceeds of one or more public equity offerings (other than the concurrent equity offering). If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase Notes from holders.

     The Notes will be our unsecured senior obligations and will rank senior to all our existing and future subordinated debt. The Notes will be effectively subordinated to any of our secured debt, including under our new credit facility. Our domestic subsidiaries that guarantee our obligations under our new credit facility or our existing note indentures will guarantee the Notes with unconditional guarantees that will be unsecured senior obligations of such subsidiaries and will rank senior in right of payment to all of such subsidiaries' existing and future subordinated debt and will be effectively subordinated to any of such subsidiaries' secured debt, including under our new credit facility.

     This prospectus supplement includes additional information on the terms of the Notes, including redemption and repurchase prices, covenants and transfer restrictions.

     INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE S-9.
                            ------------------------

                                                              PER NOTE      TOTAL
                                                              --------   ------------
Price to public(1)..........................................   100.00%   $200,000,000
Underwriting discount.......................................     2.50%   $  5,000,000
Proceeds to Fleming.........................................    97.50%   $195,000,000

---------------

(1) Plus accrued interest from June 18, 2002, if settlement occurs after that date.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     WE EXPECT THAT DELIVERY OF THE NOTES WILL BE MADE IN NEW YORK, NEW YORK ON OR ABOUT JUNE 18, 2002.
                            ------------------------
DEUTSCHE BANK SECURITIES           LEHMAN BROTHERS           WACHOVIA SECURITIES
  Sole Book-Running Manager

                JPMORGAN                          MORGAN STANLEY
                              COMERICA SECURITIES
            The date of this prospectus supplement is June 13, 2002.

                                 INDUSTRY DATA

     In this prospectus supplement and the accompanying prospectus, we rely on and refer to information regarding market data obtained from internal surveys, market research, publicly available information and industry publications. Although we believe the information is reliable, we cannot guarantee the accuracy or completeness of the information and have not independently verified it.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information, some of which may not apply to this offering, and this prospectus supplement describes the specific details regarding this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined. Additional information is incorporated by reference in this prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

     You should rely only upon the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

     Our trademarks, service marks and trade names include "Fleming," "FlexPro," "FlexStar," "FlexMate," "Piggly Wiggly," "Sentry," "Super 1 Foods," "Festival Foods," "Head Distributing Company," "Jubilee Foods," "Jamboree Foods," "MEGAMARKET," "Minter-Weisman Co.," "Shop 'N Kart," "American Family," "ABCO Desert Market," "Big Star," "Big T," "Buy for Less," "County Pride Markets," "Rainbow Foods," "Red Fox," "Shop N Bag," "Super Duper," "Super Foods," "Super Thrift," "Thriftway," "Value King," "PWPETRO," "Piggly Wiggly xpress," "yes!LESS," "Big Bear" and "Big Dollar." This prospectus also contains trademarks, service marks, copyrights and trade names of other companies.

                         PROSPECTUS SUPPLEMENT SUMMARY

     In this prospectus supplement, the words "Fleming," "the Company," "our," "us" and "we" refer to Fleming Companies, Inc., the issuer of the Notes, and its subsidiaries. The following summary contains basic information about us and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the other documents to which we have referred you. Unless otherwise indicated, all information in this prospectus supplement includes the full exercise of the underwriters' over-allotment option relating to the concurrent equity offering.

                            FLEMING COMPANIES, INC.

INTRODUCTION

     Fleming is an industry leader in the distribution of consumer package goods. We believe that our network of "multi-tier" distribution centers offers retailers of varying size and format a low-cost supply chain alternative to other distribution competitors or to self-distribution. Multi-tier distribution allows us to optimize the particular volume, value and velocity characteristics of each product that we distribute, thereby increasing our efficiency and lowering our costs.

     On April 23, 2002, we signed an agreement to acquire Core-Mark International, Inc. ("Core-Mark"), a distributor of consumer package goods to convenience stores and other retailers in the western United States and western Canada. Following our acquisition of Core-Mark (the "Acquisition"), our distribution group will serve approximately 50,000 retail locations across the United States and western Canada, including approximately 3,000 supermarkets, approximately 40,000 convenience stores and approximately 7,000 supercenters, discount stores, limited assortment stores, drug stores, specialty stores and other stores. We believe that the Acquisition will further transform our distribution group into an efficient, nationwide, multi-tier supply chain for consumer package goods to retailers of any size and format.

     On a pro forma basis after giving effect to the Acquisition, our distribution group net sales were $16.6 billion for 2001 and $4.8 billion for the 16 weeks ended April 20, 2002. Our distribution group represented approximately 87% of our pro forma total net sales in 2001 and for the 16 weeks ended April 20, 2002. To supply our customers, we currently have a network of 24 high velocity case-pick and flow-through distribution centers, 7 high velocity piece-pick distribution centers and 5 low velocity case-pick and piece-pick distribution centers, that have a total of approximately 21 million square feet of warehouse space. The Acquisition will add 19 high velocity piece-pick distribution centers that have a total of approximately 1.9 million square feet of warehouse space to further enhance our ability to supply our customers nationwide.

     Our retail group operates 109 price impact supermarkets that offer everyday low prices, typically below the prices of market-leading conventional supermarkets, and that have a focus on high-quality perishables. These stores typically cost less to build, maintain and operate than conventional supermarkets. In addition, we operate 17 limited assortment stores under the yes!LESS(R) banner. Limited assortment stores offer a narrow selection of low-price, private label food and other consumable goods and general merchandise at deep-discount prices. Our retail group net sales were $2.4 billion for 2001 and $669 million for the 16 weeks ended April 20, 2002, representing approximately 13% of our total net sales for each respective period, on a pro forma basis after giving effect to the Acquisition. Of those amounts, approximately $2.0 billion and $669 million were attributable to continuing retail formats for each respective period.

COMPETITIVE STRENGTHS

     Interconnected Network of Multi-Tier, High-Volume, Low-Cost Distribution
Centers: Our network of multi-tier distribution centers optimizes the particular volume, value and velocity characteristics of each product that we distribute. We employ case-pick (in which products are selected in case quantities and aggregated and distributed on pallets), piece-pick (in which products are selected in single-unit quantities and distributed in totes) and flow-through (in which products are distributed in full pallet quantities) distribution methods. Our multi-tier process further segregates products into high velocity items (which are characterized by fast inventory turns, such as tobacco products, candy and paper products) and low velocity items (which are characterized by slower inventory turns, such as health and beauty products, general merchandise and specialty items). Consequently, we are able to serve consumer package goods retailers of any size and format. We also believe that our distribution center volumes are among the highest in the consumer package goods distribution industry. With high volume comes the opportunity to operate more efficiently by reducing costs through economies of scale, which enables us to provide our customers with lower-cost merchandise and services.

     National Distribution Capabilities: We believe that, following the Acquisition, we will be the only distributor of consumer package goods capable of meeting the growing need for a national supply chain which can serve all retail formats anywhere in the United States. In addition, we believe we will be one of only two suppliers capable of distributing consumer package goods to convenience stores and related convenience-oriented retailers across the United States and western Canada.

     Efficient Centralized Purchasing: We currently make category management decisions and negotiate with vendors for approximately 84% of our merchandise procurement from one location, our customer support center near Dallas, Texas. We believe our customer support center is one of the largest volume-buying locations of consumable goods in the United States. Centralized purchasing benefits us and ultimately, our customers, in several ways. It allows us to lower our cost of goods through aggregated purchasing power, and it lowers our administrative costs by eliminating the redundancy involved in purchasing through multiple locations. It also makes it less expensive for our vendors to serve us, which we believe in turn reduces our cost of goods. We believe that our centralized purchasing capabilities are valuable to national retailers, as well as the smaller independent retailers that make up our traditional customer base.

     Diverse Distribution Customer Base: We distribute to approximately 20,000 retail store locations that operate in a wide variety of formats across the United States. Following the Acquisition, our distribution group will serve an additional 30,000 convenience stores and other retail locations in the western United States and western Canada. On a pro forma basis after giving effect to the Acquisition, other than Kmart, which accounted for 17% of our net sales in 2001, no customer accounted for more than approximately 2% of our fiscal 2001 net sales.

     Successful Price Impact Retail Format: Our price impact supermarkets offer name-brand and private label consumable goods at significantly lower prices than conventional supermarkets. We keep prices low by leveraging our existing distribution and procurement capabilities and maintaining a lower cost structure associated with operating these stores. We believe this format is profitable because we offer a reduced number of product selections, focus on high-turnover products and product categories, employ flow-through distribution methods that reduce product storage and handling expense and minimize store operating costs.

     Experienced Management Team: Our management team is led by Mark Hansen, Chairman and Chief Executive Officer, who has been with Fleming since 1998. Since Mr. Hansen joined us, we have further strengthened our management team through the addition of a number of experienced officers across key functional areas of our organization including information technology, logistics, merchandising and supply chain management, retail store operations, finance and human resources. These executives bring substantial experience from leading food wholesale, supermarket, supercenter and general merchandise retailers.

BUSINESS STRATEGY

     Our business strategy is to use our competitive strengths to achieve sales and earnings growth in both our distribution group and retail group. As principal elements of our strategy, we intend to:

     Further Grow Sales to New Channel Retailers: We believe that our network of multi-tier distribution centers strategically positions us to grow our sales to new channel retailers. In recent years, consumers have been shifting their purchases of food and other consumable goods away from conventional full-service grocery stores toward these other retail channels. For this reason, we have moved beyond our historic focus on conventional full-service grocery stores and have successfully targeted convenience stores and other convenience-related retailers, supercenters, discount stores, price impact stores, dollar stores, ethnic food stores, limited-assortment stores, drug stores, military exchanges and other specialty retailers.

     Grow Sales to Traditional Format Customers: Despite being the largest distributor in the wholesale grocery industry, we currently account for a small percentage of sales in this traditional core market, representing substantial room for additional growth. Many of our potential customers are currently served by local or regional wholesalers that cannot offer the efficiencies produced by our nationwide network of multi-tier distribution centers and our centralized purchasing. Our repositioned distribution group has already enabled us to increase sales to existing and new customers in this sector, and we expect to be able to continue this trend.

     Grow Sales to Self-Distributing Chain Supermarkets: In addition to enabling us to grow our sales of consumer package goods and other merchandise to new channel retailers and our traditional format customers, we believe that we can employ our network of multi-tier distribution centers to expand our distribution capabilities to serve large, national chain supermarkets that currently self-distribute. For example, in March 2002, we entered into an agreement with Albertson's, Inc. to supply 39 Albertson's stores in Oklahoma and Nebraska beginning in July 2002 for the next five years. We believe that our national presence, our multi-tier distribution platform and our centralized purchasing capabilities will provide national chain supermarkets with a compelling alternative to self-distribution. We are seeking additional opportunities to establish similar relationships with other major supermarket chains.

     Continue to Improve Working Capital Management and Reduce Costs: We intend to improve our working capital management primarily by further developing our centralized procurement operations, taking advantage of the efficiencies created by our multi-tier distribution network, and by continuing to develop and implement our "F-1" supply chain technologies to better integrate our distribution centers and our central procurement operations.

                                  THE OFFERING

     The summary below describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the Notes" section of this prospectus supplement contains a more detailed description of the terms and conditions of the Notes.

Issuer........................   Fleming Companies, Inc.

Securities Offered............   $200,000,000 principal amount of 9 1/4% senior
                                 notes due 2010.

Maturity......................   June 15, 2010.

Interest Rate.................   9 1/4% per year (calculated using a 360-day
                                 year).

Interest Payment Dates........   June 15 and December 15, beginning on December
                                 15, 2002. Interest will accrue from the issue date of the Notes.

Ranking.......................   The Notes will be our unsecured senior
                                 obligations and will rank senior to all our subordinated debt and pari passu with all our other senior debt of the Company except to the extent of collateral. The guarantees by our subsidiaries will be unsecured senior obligations of such subsidiaries and will rank senior to all subordinated debt and pari passu with all other senior debt of such subsidiaries except to the extent of collateral. We expect to enter into a new credit facility in conjunction with these offerings and the Acquisition. This new credit facility will consist of a $425 million term loan and a $550 million revolving facility and will be secured by accounts receivables, inventory and the capital stock of certain of our subsidiaries.
                                 As of April 20, 2002, on a pro forma basis after giving effect to the Acquisition and as adjusted for this offering, the concurrent equity offering and anticipated borrowings under our new credit facility, we estimate that we and our subsidiaries would have had $1,403 million of senior debt (including the Notes), of which $855 million would have been secured indebtedness under our new credit facility and our capital leases, excluding approximately
                                 $400 million that we expect to have available to borrow under our credit facility.

Guarantees....................   Our domestic subsidiaries that guarantee our
                                 obligations under our new credit facility and our existing note indentures will unconditionally guarantee the Notes unless we designate the subsidiary as an "unrestricted subsidiary" under the indenture.

Optional Redemption...........   On and after June 15, 2006, we may redeem some
                                 or all of the Notes at the redemption prices listed in the "Description of the Notes" section of this prospectus supplement, under the heading "Optional Redemption," plus accrued interest.

Optional Redemption After
Public Equity Offerings.......   At any time (which may be more than once)
                                 before the third anniversary of the issue date of the Notes, we can choose to redeem up to 35% of the outstanding Notes with money that we raise in one or more public equity offerings
                                 (other than the concurrent equity offering), as long as:

                                 - we pay 109.25% of the face amount of the Notes, plus interest;

                                 -  we redeem the Notes within 90 days of
                                    completing the public equity offering; and

                                 -  at least 65% of the aggregate principal
                                    amount of Notes issued remains outstanding afterwards.

Change of Control Offer.......   If a change in control of the Company occurs,
                                 we must give holders of the Notes the
                                 opportunity to sell us their Notes at 101% of their face amount, plus accrued interest.

                                 We might not be able to pay you the required price for Notes you present to us at the time of a change of control, because:

                                 -  we might not have enough funds at that time;
                                    or

                                 -  the terms of our other senior debt may
                                    prevent us from paying; or

                                 -  our bylaws may prevent us from paying.

Asset Sale Proceeds...........   If we or our subsidiaries engage in asset
                                 sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay the debt under the credit facility or make an offer to purchase a principal amount of the Notes equal to the excess net cash proceeds. The purchase price of the Notes will be 100% of their principal amount, plus accrued interest.

Certain Indenture
Provisions....................   The indenture governing the Notes will contain
                                 covenants limiting our (and most or all of our subsidiaries') ability to, among other things:

                                 -  incur additional debt;

                                 -  pay dividends or distributions on our
                                    capital stock or repurchase our capital
                                    stock;

                                 -  issue stock of subsidiaries;

                                 -  make certain investments;

                                 -  create liens on our assets to secure debt;

                                 -  enter into transactions with affiliates;

                                 -  merge or consolidate with another company;
                                    and

                                 These covenants are subject to a number of important limitations and exceptions.

Use of Proceeds...............   We intend to use the net proceeds from this
                                 offering, the concurrent equity offering and borrowings under our new credit facility to fund our obligations in connection with our pending acquisition of Core-Mark International,
                                 Inc. and to repay debt. See "Use of Proceeds."
                                 The closing of this offering is conditioned on the closing of the Acquisition and the other related financings.

Risk Factors..................   Investing in the Notes involves substantial
                                 risks. See "Risk Factors" for a description of certain of the risks you should consider before investing in the Notes.

 SUMMARY HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The following table displays our summary financial data for the periods ended and as of the dates indicated. We derived the historical data for the fiscal years ended December 25, 1999, December 30, 2000 and December 29, 2001 and as of those dates from our audited consolidated financial statements. We derived the historical data for the 16 weeks ended April 21, 2001 and April 20, 2002 and as of those dates from our unaudited consolidated condensed financial statements, which include all adjustments that management considers necessary for a fair presentation of our financial position and results of operation for those periods. The historical data for the 16 weeks ended April 20, 2002 are not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year ending December 28, 2002. The summary unaudited pro forma income statement data give effect to the Acquisition and the use of proceeds from this offering, the concurrent equity offering and our new credit facility as if each of these transactions had occurred at the beginning of the period. The summary unaudited pro forma balance sheet data give effect to these transactions as if each of these transactions had occurred on April 20, 2002. The summary pro forma financial data are not intended to represent our financial position or results of operations had these transactions been completed as of such dates or to project our financial position or results of operations for any future period or date. You should read the information set forth below together with the other financial information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                           HISTORICAL                               PRO FORMA
                                               ------------------------------------------------------------------   ---------
                                                          FISCAL YEAR ENDED(1)                 16 WEEKS ENDED       52 WEEKS
                                               ------------------------------------------   ---------------------     ENDED
                                               DECEMBER 25,   DECEMBER 30,   DECEMBER 29,   APRIL 21,   APRIL 20,   APRIL 20,
                                                 1999(2)        2000(3)        2001(4)       2001(5)     2002(6)      2002
                                               ------------   ------------   ------------   ---------   ---------   ---------
INCOME STATEMENT DATA:
Net sales(7).................................    $14,218        $14,369        $15,558       $4,137      $4,686      $19,603
Costs and expenses:
  Cost of sales(7)...........................     12,781         13,022         14,367        3,771       4,347       18,302
  Selling and administrative.................      1,262          1,187            961          315         255        1,002
  Interest expense...........................        165            175            166           58          50          184
  Interest income and other..................        (30)           (25)           (24)          (9)         (7)         (23)
  Impairment/restructuring charge (credit)...        103            213            (24)         (27)         --            3
  Litigation charge (credit).................         --             (2)            49            2          --           49
                                                 -------        -------        -------       ------      ------      -------
      Total costs and expenses...............     14,281         14,570         15,495        4,110       4,645       19,517
                                                 -------        -------        -------       ------      ------      -------
Earnings (loss) before taxes.................        (63)          (201)            63           27          41           86
Taxes on income (loss).......................        (18)           (79)            36           11          16           48(8)
                                                 -------        -------        -------       ------      ------      -------
Earnings (loss) before extraordinary
  charge(9)..................................        (45)          (122)            27           16          25           38
Extraordinary charge from early retirement of
  debt (net of taxes)........................         --             --             (4)          (4)         --           --
                                                 -------        -------        -------       ------      ------      -------
      Net earnings (loss)(9).................    $   (45)       $  (122)       $    23       $   12      $   25      $    38(8)
                                                 =======        =======        =======       ======      ======      =======
Diluted earnings (loss) per share(10)........    $ (1.17)       $ (3.15)       $  0.52       $ 0.29      $ 0.52      $  0.69(8)
BALANCE SHEET DATA: (AT END OF PERIOD)
  Cash and cash equivalents..................    $     7        $    30        $    17       $   27      $    4      $     5
  Total assets...............................      3,573          3,403          3,655        3,176       3,824        4,443
  Total debt (including current maturities
    and capital leases)......................      1,694          1,669          1,811        1,636       1,917        2,203
  Shareholders' equity.......................        561            427            498          494         518          687
OTHER FINANCIAL AND OPERATING DATA:
  EBITDA(11).................................    $   281        $   154        $   385       $  137      $  137      $   446
  Adjusted EBITDA(12)........................        411            456            476          136         137          538
  Depreciation and amortization(13)..........        158            169            166           51          46          184
  Capital expenditures.......................        166            151            238           48          61          259
  Adjusted EBITDA to interest expense........                                                                           2.92x
  Net debt to Adjusted EBITDA(14)............                                                                           4.09x

------------

 (1) Fiscal 2000 is a 53-week year; all other years are 52 weeks.

 (2) The results in 1999 reflect an impairment/restructuring charge with related costs totaling $137 million ($92 million after-tax) related to our strategic plan. Such period also reflects unusual items ($31 million charge to close ten conventional retail stores, income of $22 million from extinguishing a portion of the self-insured workers' compensation liability, interest income of $9 million related to refunds in federal income taxes from prior years, and $6 million in gains from the sale of distribution facilities) netting to $6 million of income ($3 million after-tax).

 (3) The results in 2000 reflect an impairment/restructuring charge with related costs totaling $309 million ($183 million after-tax) relating to our strategic plan. Such period also reflects unusual items ($10 million charge related primarily to asset impairment on retail stores, income of $2 million relating to litigation settlements, and $9 million in gains from the sale of distribution facilities) netting to less than $1 million of income ($1 million loss after-tax).

 (4) The results in 2001 reflect an impairment/restructuring credit totaling $24 million ($25 million after-tax reflecting the tax expense impact of goodwill permanent differences from the sale of certain retail stores) relating to our strategic plan. Such period also reflects unusual items ($49 million in charges relating to litigation settlements, $20 million in charges relating to Kmart's bankruptcy reorganization and $2 million due to early retirement of debt) netting to approximately $70 million in charges ($42 million after-tax).

 (5) The results in the first quarter of 2001 reflect an impairment/restructuring net credit totaling $1 million (less than $1 million after-tax) relating to our strategic plan. Such period also reflects unusual items ($2 million in charges relating to litigation settlements and approximately $2 million in charges due to early retirement of debt) netting to approximately $3 million in charges ($2 million after-tax).

 (6) During the first quarter of 2002 we adopted SFAS No. 142 and ceased amortizing goodwill cost. No prior period restatements were made. Goodwill amortization for any of the prior years reported did not exceed $33 million. Also, cash and cash equivalents and total debt amounts exclude amounts related to the 10 1/2% senior subordinated notes due 2004 and related transaction fees as these amounts are being held in trust to redeem the notes in June 2002.

 (7) During the first quarter of 2002, we adopted EITF 01-9 and reduced sales and cost of sales for all prior periods with the impact on any year reported not exceeding $75 million. The adoption had no effect on gross margins or earnings.

 (8) The pro forma combined effective tax rate of 56% for the 52 weeks ended April 20, 2002 includes the impact of an unusual tax gain related to our disposition of non-strategic retail operations and the pro forma amortization of goodwill from our planned acquisition of Core-Mark, most of which would not have been tax deductible. Our effective tax rate would have been approximately 40% absent these two items since we will not amortize goodwill in accordance with SFAS 142 and do not anticipate another similar tax gain. This effective tax rate of approximately 40% would have represented a pro forma combined tax expense of $34.0 million, net income of $52.1 million and diluted income per share of $0.95.

 (9) On December 30, 2001, we adopted SFAS 142, Accounting for Goodwill and Other Intangible Assets, which eliminated periodic amortization of goodwill. If we had applied the nonamortization provisions of SFAS 142 for each of the periods presented, earnings (loss) before extraordinary charge would have been $(26) million for 1999, $(103) million for 2000, $46 million for 2001, $22 million for the 16 weeks ended April 21, 2001; and $60 million for the pro forma 52 weeks ended April 20, 2002; and net earnings (loss) would have been $(26) million for 1999, $(103) million for 2000, $42 million for 2001, $18 million for the 16 weeks ended April 21, 2001, and $60 million for the pro forma 52 weeks ended April 20, 2002.

(10) See note (9). If we had applied the nonamortization provisions of SFAS 142 for all periods presented our diluted earnings (loss) per share would have been $(0.67) for 1999, $(2.67) for 2000, $0.94 for 2001, $0.42 for the 16
     weeks ended April 21, 2001, and $1.08 for the pro forma 52 weeks ended April 20, 2002.

(11) EBITDA is earnings before extraordinary items, interest expense, income taxes, depreciation and amortization, equity investment results and LIFO provision. EBITDA should not be considered as an alternative measure of our net income, operating performance, cash flow or liquidity. We provide it as additional information related to our ability to service debt; however, conditions may require conservation of funds for other uses. Although we believe EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not necessarily a better indicator of any trend as compared to measures (e.g., net sales, net earnings, net cash flows, etc.) conventionally computed in accordance with GAAP. Amounts presented may not be comparable to similar measures disclosed by other companies.

(12) Adjusted EBITDA is EBITDA less unusual adjustments (e.g., strategic plan charges and specific litigation charges). The following table reconciles EBITDA to Adjusted EBITDA:

                                                                               HISTORICAL                               PRO FORMA
                                                   ------------------------------------------------------------------   ---------
                                                               FISCAL YEAR ENDED                   16 WEEKS ENDED       52 WEEKS
                                                   ------------------------------------------   ---------------------     ENDED
                                                   DECEMBER 25,   DECEMBER 30,   DECEMBER 29,   APRIL 21,   APRIL 20,   APRIL 20,
                                                       1999           2000           2001         2001        2002        2002
                                                   ------------   ------------   ------------   ---------   ---------   ---------
EBITDA..........................................       $281           $154           $385         $137        $137        $446
Add back:
 Non-cash strategic plan charges................         78            121            (12)         (18)         --           6
 Non-cash unusual adjustments...................         14              8             20           --          --          20
                                                       ----           ----           ----         ----        ----        ----
EBITDA excluding non-cash strategic plan charges
 and unusual adjustments........................        373            283            393          119         137         472
Add back:
 Cash related strategic plan charges............         58            181             36           17          --          19
 Cash related unusual adjustments...............        (20)            (8)            47           --          --          47
                                                       ----           ----           ----         ----        ----        ----
Adjusted EBITDA.................................       $411           $456           $476         $136        $137        $538
                                                       ====           ====           ====         ====        ====        ====

(13) Depreciation and amortization expense includes goodwill amortization, if any, and excludes amortization of debt cost which is reflected in interest expense.

(14) Net debt is calculated as total debt (including capital lease obligations) less cash and cash equivalents.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should consider carefully the risks described below, together with the other information in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before you make a decision to purchase the Notes. If any of the following risks actually occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the Notes.

  WE HAVE A SUBSTANTIAL AMOUNT OF DEBT AND DEBT SERVICE OBLIGATIONS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES AND OUR OTHER OUTSTANDING DEBT INSTRUMENTS.

     We have a substantial amount of debt outstanding. The following chart shows certain important credit statistics as of April 20, 2002, on a pro forma basis after giving effect to the Acquisition and as adjusted for this offering, the concurrent equity offering and borrowings under our new credit facility.

                                                              AT APRIL 20, 2002,
                                                                 AS ADJUSTED
                                                              ------------------
                                                                (IN THOUSANDS)
Total debt (including capital leases).......................      $2,202,719
Shareholders' equity........................................         687,382
Total capitalization........................................       2,890,101
Debt to capitalization......................................            76.2%

     The amount of our debt could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the Notes and our other outstanding debt instruments;

     - require us to dedicate a substantial portion of our cash flow to payments on our debt;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures and other general corporate requirements;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     - limit, along with the financial and other restrictive covenants in our debt, among other things, our ability to borrow additional funds. If we fail to comply with those covenants, it could result in an event of default which, if not cured or waived, could have a material adverse effect on our financial condition.

     We and our subsidiaries may be able to incur substantial additional debt in the future, including secured debt. The terms of the indentures governing our outstanding debt and our new credit facility do not fully prohibit us or our subsidiaries from doing so. As of April 20, 2002, on a pro forma basis after giving effect to the Acquisition and as adjusted for this offering and the concurrent equity offering, our new credit facility would have permitted additional borrowings of up to approximately $400 million, all of which would be secured. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

     Our ability to make payments on and to refinance our debt will depend on our financial and operating performance, which may fluctuate significantly from quarter to quarter and is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

     We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our debt, including the Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt, including our credit facility or the Notes, on commercially reasonable terms or at all.

  WE MAY BE MATERIALLY ADVERSELY AFFECTED BY THE BANKRUPTCY OF KMART
CORPORATION.

     Kmart Corporation is our largest customer, accounting for 17% of our net sales in 2001, on a pro forma basis after giving effect to the Acquisition. We began shipments under a ten-year agreement in April 2001, with full implementation in July 2001. On January 22, 2002, Kmart and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Shortly thereafter, we and Kmart entered into a critical vendor agreement under the terms of which Kmart paid us $76 million of indebtedness and we agreed to supply Kmart for two years. We will assert a prepetition claim in the bankruptcy proceeding for obligations under our ten-year distribution agreement. A material portion of this claim may not be paid by Kmart.

     The terms of our distribution agreement provide that Kmart can terminate if, among other things, the volume of Kmart's purchases decline by certain amounts, if we materially breach our obligations, including a failure to maintain specified service levels, or if we experience certain types of changes of control. Kmart can also elect to terminate the distribution agreement on 12-months written notice given after the fifth anniversary of its effective date, with the termination to take place at the end of a transition period of up to an additional 12 months at Kmart's discretion.

     Subject to the effect of the critical vendor agreement, Kmart has the right to assume or reject the distribution agreement with us. If Kmart rejects it, a breach by Kmart will result, effective immediately prior to the bankruptcy filing date, but we may still have to supply Kmart for a 12-month transition period. If Kmart assumes the distribution agreement, it would be required to cure all defaults, including payment of our prepetition claim. Because Kmart is a substantial portion of our business, negative information about Kmart's performance, financial condition, business prospects and progress through its bankruptcy may adversely affect the market for and prices of the Notes.

     We cannot predict what effect this bankruptcy will have on us, but Kmart's announced plan to close 283 stores will result in the elimination of sales to those stores. Further, a failure by Kmart to successfully reorganize or to continue as a going concern would have a material adverse effect on us. Also, although no material litigation is currently outstanding, we may be involved in litigation related to the Kmart bankruptcy.

  NOT ALL OF OUR SUBSIDIARIES WILL GUARANTEE THE NOTES, AND YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE OR REORGANIZE.

     Not all of our subsidiaries will guarantee the Notes. In the event any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their indebtedness and their trade creditors will generally be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of the Notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries.

  THE INDENTURE GOVERNING THE NOTES, OUR NEW CREDIT FACILITY AND OUR OTHER EXISTING INDEBTEDNESS CONTAIN PROVISIONS THAT COULD MATERIALLY RESTRICT OUR BUSINESS.

     The indenture governing the Notes, our new credit facility and our other existing indebtedness contain a number of significant covenants that, among other things, restrict our ability to:

     -  dispose of assets;

     -  incur additional debt;

     -  guarantee third-party obligations;

     -  repay other debt or amend other debt instruments;

     -  create liens on assets;

     -  enter into capital leases;

     -  make investments, loans or advances;

     -  make acquisitions or engage in mergers or consolidations;

     -  make capital expenditures; and

     -  engage in certain transactions with our subsidiaries and affiliates.

     In addition, under our new credit facility, we are required to meet a number of financial ratios and tests.

     Our ability to comply with these covenants may be affected by events beyond our control. If we breach any of these covenants or restrictions, it could result in an event of default under our credit facility and the documents governing our other existing indebtedness, which would permit our lenders to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and our senior lenders could terminate their commitments to make further extensions of credit under our credit facility. If we were unable to repay debt to our secured lenders, they could proceed against the collateral securing the debt.

  IF THE CUSTOMERS TO WHOM WE LEND MONEY OR FOR WHOM WE GUARANTEE STORE LEASE OBLIGATIONS FAIL TO REPAY US, IT COULD HARM OUR FINANCIAL RESULTS.

     We provide subleases, extend loans to and make investments in many of our retail store customers, often in conjunction with the establishment of long-term supply contracts. As of December 29, 2001, on a pro forma basis after giving effect to the Acquisition, we had an aggregate of $119 million in outstanding loans to our customers. Our loans to our customers are generally not investment grade and are highly illiquid. We also have investments in customers through direct financing leases of real property and equipment, lease guarantees, operating leases or credit extensions for inventory purchases.

     Although we have strict credit policies and apply cost/benefit analyses to these investment decisions, we face the risk that credit losses from existing or future investments or commitments could adversely affect our financial results. On a pro forma basis after giving effect to the Acquisition, our credit loss expense from receivables as well as from investments in customers was $40 million in 2001 (including a $17 million charge relating to the Kmart bankruptcy) and $1 million for the 16 weeks ended April 20, 2002.

  VARIOUS CHANGES IN THE DISTRIBUTION AND RETAIL MARKETS IN WHICH WE OPERATE HAVE LED AND MAY CONTINUE TO LEAD TO REDUCED SALES AND MARGINS FOR US AND LOWER PROFITABILITY FOR OUR CUSTOMERS.

     The distribution and retail markets in which we operate are undergoing accelerated change as distributors and retailers seek to lower costs and provide additional services in an increasingly competitive environment. An example of this is the growing trend of large self-distributing chains consolidating to reduce costs and gain efficiencies. Eating away from home and alternative format food stores, such as warehouse stores and supercenters, have taken market share from traditional supermarket operators, including independent grocers, many of whom are our customers. Vendors, seeking to ensure that more of their promotional fees and allowances are used by retailers to increase sales volume, increasingly direct promotional dollars to large self-distributing chains. We believe that these changes have led to reduced sales, reduced margins and lower profitability among many of our customers and, consequently, for us. If the strategies we have developed in response to these changing market conditions are not successful, it could harm our financial condition and business prospects.

  CONSUMABLE GOODS DISTRIBUTION IS A LOW-MARGIN BUSINESS AND IS SENSITIVE TO ECONOMIC CONDITIONS.

     We derive most of our revenues from the consumable goods distribution industry. This industry is characterized by a high volume of sales with relatively low profit margins. A significant portion of our sales are at prices that are based on product cost plus a percentage markup. Consequently, our results of operations may be negatively impacted when consumable goods prices go down, even though our percentage markup may remain constant. The consumable goods industry is also sensitive to national and regional economic conditions, and the demand for our consumable goods has been adversely affected from time to time by economic downturns.

  WE FACE COMPETITION IN BOTH OUR DISTRIBUTION AND RETAIL MARKETS, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY IN THESE MARKETS, IT COULD HARM OUR BUSINESS.

     Our distribution group operates in a highly competitive market. We face competition from local, regional and national food distributors on the basis of price, quality and assortment, schedules and reliability of deliveries and the range and quality of services provided. We also compete with retail supermarket chains that self-distribute, purchasing directly from vendors and distributing products to their supermarkets for sale to the consumer. Consolidation of self-distributing chains may produce even stronger competition for our distribution group.

     Our retail group competes with other food outlets on the basis of price, quality and assortment, store location and format, sales promotions, advertising, availability of parking, hours of operation and store appeal. Traditional mass merchandisers have gained a growing foothold in food marketing and distribution with alternative store formats, such as warehouse stores and supercenters, which depend on concentrated buying power and low-cost distribution technology. We expect that stores with alternative formats will continue to increase their market share in the future. Retail consolidations not only produce stronger competition for our retail group, but may also result in declining sales in our distribution group if our existing customers are acquired by self-distributing chains.

     Some of our competitors have greater financial and other resources than we do. In addition, consolidation in the industry, heightened competition among our vendors and new entrants could create additional competitive pressures that reduce our margins and adversely affect our business. If we fail to successfully respond to these competitive pressures or to implement our strategies effectively, it could have a material adverse effect on our financial condition and business prospects.

  BECAUSE WE OWN AND OPERATE REAL ESTATE, WE FACE THE RISK OF BEING HELD LIABLE FOR ENVIRONMENTAL DAMAGES THAT MAY OCCUR ON OUR PROPERTIES.

     Our facilities and operations are subject to various laws, regulations and judicial and administrative orders concerning protection of the environment and human health, including provisions regarding the transportation, storage, distribution, disposal or discharge of certain materials. In conformity with these provisions, we have a comprehensive program for testing, removal, replacement or repair of our underground fuel storage tanks and for site remediation where necessary. Although we have established reserves that we believe will be sufficient to satisfy the anticipated costs of all known remediation requirements, we cannot assure you that these reserves will be sufficient.

     We and others have been designated by the U.S. Environmental Protection Agency and by similar state agencies as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or similar state laws, as applicable, with respect to EPA-designated Superfund sites. While liability under CERCLA for remediation at these sites is generally joint and several with other responsible parties, we believe that, to the extent we are ultimately determined to be liable for the expense of remediation at any site, such liability will not result in a material adverse effect on our consolidated financial position or results of operations.

  WE ARE A PARTY TO OR THREATENED WITH VARIOUS LITIGATION AND CONTINGENT LOSS SITUATIONS ARISING IN THE ORDINARY COURSE OF OUR BUSINESS AND CORE-MARK'S BUSINESS. IF ANY PROCEEDING IS RESOLVED AGAINST US, IT COULD HARM OUR FINANCIAL CONDITION AND BUSINESS PROSPECTS.

     We are a party to or threatened with various other litigation and contingent loss situations arising in the ordinary course of our business including:

     -  disputes with customers and vendors;

     - disputes with owners or creditors of financially troubled or failed customers;

     -  disputes with employees;

     -  disputes with insurance carriers;

     -  disputes with landlords and lessees;

     -  disputes with tax authorities;

     - litigation involving health and other effects of cigarette smoking and other uses of tobacco; and

     - litigation by the U.S. Department of Justice to recover federal Medicare costs allegedly connected to smoking;

some of which may be for substantial amounts. We incur the costs of defending any such litigation whether or not a claim has merit. We intend to vigorously defend against all lawsuits, but we cannot predict the outcome of any case. An unfavorable outcome in any case could harm our business and financial results.

  BECAUSE WE SELL FOOD AND OTHER PRODUCTS, WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     Like any other seller of food and other consumer products, we face the risk of exposure to product liability claims in the event that people who purchase products we sell become injured or experience illness from those products. We believe that we have sufficient primary and excess umbrella liability insurance to protect us against any product liability claims that may arise. However, this insurance may not continue to be available at a reasonable cost, or, even if it is available, it may not be adequate to cover our liabilities. We generally seek contractual indemnification and insurance coverage from parties supplying our products, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party and the policy limits of any insurance provided by suppliers. If we do not have adequate insurance or contractual indemnification to cover our liabilities, product liability claims could materially reduce our earnings.

  OUR CURRENT STRATEGY INVOLVES GROWTH THROUGH ACQUISITIONS, WHICH REQUIRES US TO INCUR SUBSTANTIAL COSTS AND POTENTIAL LIABILITIES FOR WHICH WE MAY NEVER REALIZE THE ANTICIPATED BENEFITS.

     As part of our growth strategy for our distribution group, we intend to continue to seek strategic acquisitions of other distributors on a selective basis. In addition, our retail group intends to continue to selectively acquire stores operated by others on a strategic basis. Since the beginning of 2001, we have acquired several businesses.

     On April 23, 2002, we signed a merger agreement to acquire Core-Mark International, Inc., a distributor of consumer package goods to nearly 30,000 convenience stores and other retailers in the western United States and western Canada from its network of 19 distribution centers. Also in April 2002, we acquired Head Distributing Company, a wholesale distributor that operates two piece-pick distribution centers and serves approximately 3,000 retail locations in six southeastern states. In March 2002, we signed an agreement with Albertson's, Inc. to acquire Albertson's distribution center in Tulsa, Oklahoma and to supply 39 Albertson's stores in Oklahoma and Nebraska for the next five years. We expect that shipments under this arrangement, which is subject to customary closing conditions, will commence in July 2002. In September 2001, we purchased certain assets and inventory of Miller & Hartman South, LLC, a wholesale distributor serving over 1,800 convenience stores in Kentucky and surrounding states. In April 2001, we acquired Minter-Weisman Co., a wholesale distribution company serving over 800 convenience stores in Minnesota, Wisconsin and surrounding states.

     In May 2002, we purchased seven stores located in the Dallas, Texas metropolitan area, which we operate under our price impact format. In September 2001, we purchased five Smith's Food & Drug Stores located in New Mexico and Texas from Kroger Co. which we operate under our price impact format. In April 2001, we also purchased seven Food 4 Less stores located in Central California from Whitco Foods, Inc. which we continue to operate as price impact stores under the Food 4 Less banner.

     We cannot assure you that we will be able to continue to implement our growth strategy, or that this strategy will ultimately be successful. We regularly engage in evaluations of potential acquisitions and are in various stages of discussion regarding possible acquisitions, certain of which, if consummated, could be significant to us, including the Acquisition. Any potential acquisitions may result in significant transaction expenses, increased interest and amortization expense, increased capital expenditures, increased depreciation expense and increased operating expense, any of which could have a material adverse effect on our operating results.

     Achieving the benefits of these acquisitions will depend in part on our ability to integrate those businesses with our business in an efficient manner. We cannot assure you that this will happen or that it will happen in an efficient manner. Our consolidation of operations following these acquisitions may require substantial attention from our management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on our ability to achieve expected net sales, operating expenses and operating results for these acquired businesses. We cannot assure you that we will realize any of the anticipated benefits of any acquisition, and if we fail to realize these anticipated benefits, our operating performance could suffer.

     Furthermore, we may not be able to identify suitable acquisition candidates in the future, obtain acceptable financing or consummate any future acquisitions.

  WE OPERATE IN A COMPETITIVE LABOR MARKET, AND A SUBSTANTIAL NUMBER OF OUR EMPLOYEES ARE COVERED BY COLLECTIVE BARGAINING AGREEMENTS.

     Our continued success will depend on our ability to attract and retain qualified personnel in both our distribution and retail groups. We compete with other businesses in our markets with respect to attracting and retaining qualified employees. A shortage of qualified employees would require us to enhance our wage and benefits packages in order to compete effectively in the hiring and retention of qualified employees or to hire more expensive temporary employees. In addition, approximately 44%, or approximately 9,200, of our employees are covered by collective bargaining agreements, most of which expire at various times over the course of the next five years. In addition, Core-Mark is a party to a number of local collective bargaining agreements. These agreements, most of which expire at various times over the course of the next five years, cover an aggregate of approximately 9%, or approximately 260, of Core-Mark's employees.

     We cannot assure you that we or Core-Mark will be able to renew our respective collective bargaining agreements, that our labor costs will not increase, that we will be able to recover any increases through increased prices charged to customers or that we will not suffer business interruptions as a result of strikes or other work stoppages. If we fail to attract and retain qualified employees, to control our labor costs, or to recover any increased labor costs through increased prices charged to our customers, it could harm our business.

  UNDER CERTAIN CIRCUMSTANCES, FEDERAL AND STATE LAWS MAY ALLOW COURTS TO VOID THE GUARANTEES OF THE NOTES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS THEY RECEIVE FROM OUR SUBSIDIARY GUARANTORS.

     Under the federal Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court could void the guarantees or subordinate claims in respect of the guarantees to all of a Subsidiary

Guarantor's other debts if, among other things, any Subsidiary Guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     -  was insolvent or rendered insolvent by reason of the incurrence; or

     - was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay as they became due.

     In addition, a court could void any payment by a Subsidiary Guarantor or require a noteholder to return the payment to a Subsidiary Guarantor, or to a fund for the benefit of its creditors.

     The measure of insolvency for purposes of fraudulent transfer laws varies depending upon the law applied in any proceeding. Generally, however, a Subsidiary Guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets; or

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     -  it could not pay its debts as they become due.

     On the basis of our historical financial information, recent operating history and other factors, we believe that after giving effect to the issuance of the guarantees, none of the Subsidiary Guarantors will be insolvent, have unreasonably small capital for the respective businesses in which they are engaged or have incurred debts beyond their respective abilities to pay as they mature. However, we cannot assure you that a court making these determinations would agree with our conclusions in this regard.

  WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE GOVERNING THE NOTES AND OUR OTHER EXISTING INDEBTEDNESS. IN ADDITION, OUR BYLAWS MAY NOT PERMIT US TO MAKE THE CHANGE OF CONTROL PAYMENT EVEN IF WE DO HAVE THE FUNDS.

     Upon the occurrence of a change of control of our company, we will be required to offer to repurchase all outstanding Notes and other outstanding debt. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the repurchase price for all the Notes tendered by the holders. Our new credit facility will contain, our other indentures contain, and any future other agreements relating to other indebtedness to which we become a party may contain, restrictions or prohibitions on our ability to repurchase Notes or may provide that an occurrence of a change of control constitutes an event of default under, or otherwise requires payment of amounts borrowed under those agreements. If a change of control occurs at a time when we are prohibited from repurchasing the Notes, we could seek the consent of our then existing lenders and noteholders to the repurchase of the Notes or attempt to refinance the borrowings that contain the prohibition. If we were unable to obtain such a consent or repay the borrowings, we would remain prohibited from repurchasing the Notes. In that case, our failure to repurchase tendered Notes would constitute an event of default under the indenture governing the Notes and may constitute a default under the terms of other indebtedness that we may enter into from time to time. In addition, our bylaws contain a provision that prohibits us from adopting a shareholder rights plan or any other form of "poison pill" without the prior approval of holders of at least a majority of the shares of our outstanding capital stock. It is unclear whether this provision of our bylaws would prohibit us from repurchasing the Notes in the event of a change of control. If a court concluded that the change of control provisions of the indenture governing the Notes were inconsistent with or prohibited by our bylaws, we may not be able to repurchase the Notes.

     For more details, see the section "Description of Notes" in this prospectus supplement under the heading "Purchase of Notes Upon a Change of Control."

  VOLATILE TRADING PRICES MAY REQUIRE YOU TO BEAR THE FINANCIAL RISK OF AN INVESTMENT IN THE NOTES FOR AN INDEFINITE PERIOD OF TIME.

     If a market develops for the Notes, the Notes might trade at prices higher or lower than their initial debt offering price. The trading price would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions, and our financial condition, performance and business prospects. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuation in the prices of these securities. The market for the Notes may be subject to such disruptions, which could have an adverse effect on the price of the Notes. You should be aware that you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

     In addition, because we depend on Kmart for a substantial portion of our business, negative information about Kmart's performance, financial condition and business prospects may adversely affect the market for and prices of the Notes.

  TERRORIST ATTACKS AND OTHER ACTS OF VIOLENCE OR WAR MAY AFFECT THE MARKETS ON WHICH THE NOTES TRADE, THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

     Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect our sales.

     Also as a result of terrorism, the United States has entered into an armed conflict which could have a further impact on our sales, our supply chain, and our ability to deliver product to our customers. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

     More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They also could result in a worsening of economic conditions in the United States or abroad. Any of these occurrences could have a significant impact on our operating results, revenues and costs and may result in the volatility of the market price for our securities and on the future price of our securities.

                              CONCURRENT OFFERING

     Concurrently with this offering, we are offering 9,200,000 shares of our common stock (including the underwriters' over-allotment option). The closing of this offering is conditioned on the closing of the Acquisition and the other related financings.

                                USE OF PROCEEDS

     Our net proceeds from this offering and the concurrent equity offering (including the full exercise of the underwriters' over-allotment option) will be approximately $365 million, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds from this offering and the concurrent equity offering, together with initial borrowings under our new credit facility and cash on hand, to fund the Acquisition, to repay the outstanding indebtedness under our existing credit facility and other indebtedness and to pay related fees and expenses.

     The following table summarizes the estimated sources and uses of funds from this offering, the concurrent equity offering and our new credit facility. The actual amounts may differ from those shown below on the closing date of these transactions.

SOURCES OF FUNDS
(IN MILLIONS)
----------------
New Fleming revolving credit facility(1)....................   $118
New Fleming term loan(1)....................................    425
9 1/4% Senior Notes due 2010................................    200
Common Stock................................................    178
Available cash from Core-Mark...............................     35
                                                               ----
          Total Sources.....................................   $956
                                                               ====

USES OF FUNDS
(IN MILLIONS)
-------------
Purchase of Core-Mark equity(2).............................   $295
Repay existing Fleming revolving credit facility(3).........    381
Repay existing Fleming term loan(3).........................    109
Repay Core-Mark receivables securitization facility(4)......     55
Repay Core-Mark 11 3/8% Senior Subordinated Notes due
  2003(5)...................................................     75
Fees and expenses of the transactions(6)....................     41
                                                               ----
          Total Uses........................................   $956
                                                               ====

------------

(1) Our new credit facility will consist of a $550 million revolving facility and a $425 million term loan.

(2) If the Acquisition is not consummated on or before June 30, 2002 we will pay an additional $7 million in cash to purchase the Core-Mark equity.

(3) The stated interest rate on borrowings under our existing credit facility is equal to a referenced index rate, normally the London interbank offered interest rate, or LIBOR, plus a margin. The level of the margin is dependent upon credit ratings on our senior secured bank debt. Our existing revolving credit facility matures on July 25, 2003. Our existing term loan matures on July 25, 2004.

(4) Core-Mark's obligations under its receivables securitization facility currently bear interest at either LIBOR or the commercial paper rate plus a margin and mature in January 2003. This facility will be repaid as soon as practicable following the closing of the Acquisition.

(5) We intend to call Core-Mark's 11 3/8% Senior Subordinated Notes due 2003 for redemption upon consummation of the Acquisition at a redemption price of 102.844% of the aggregate outstanding principal amount thereof, plus accrued and unpaid interest to the redemption date.

(6) Includes the redemption premium for Core-Mark's 11 3/8% Senior Subordinated Notes due 2003 and the accrued and unpaid interest thereon to the redemption date.

                                 CAPITALIZATION

     The following table sets forth (a) our current maturities of long-term debt and capital leases and our consolidated capitalization at April 20, 2002 and (b) our current maturities of long-term debt and capital leases and our consolidated capitalization at April 20, 2002 as adjusted to give effect to the Acquisition, this offering, the concurrent equity offering (including the full exercise of the underwriters' over-allotment option) and our new credit facility, after deducting underwriting discounts and commissions and estimated offering expenses and our application of the net proceeds therefrom.

                                                                  AT APRIL 20, 2002
                                                             ---------------------------
                                                             ACTUAL(1)    AS ADJUSTED(2)
                                                             ----------   --------------
                                                                   (IN THOUSANDS)
Current maturities of long-term debt and capital leases....  $   61,498     $   26,001
Long-term debt:
  New revolving credit facility............................          --         79,667
  New term loan facility...................................          --        420,750
  Existing revolving credit facility.......................     310,000             --
  Existing term loan facility..............................      69,010             --
  Long-term obligations under capital leases...............     328,295        328,295
  10 1/8% senior notes due 2008............................     348,225        348,225
  9 1/4% senior notes due 2010.............................          --        200,000
  10 5/8% senior subordinated notes due 2007...............     400,000        400,000
  9 7/8% senior subordinated notes due 2012................     260,260        260,260
  5 1/4% convertible senior subordinated notes due 2009....     150,000        150,000
  Other debt (including discounts).........................     (10,479)       (10,479)
                                                             ----------     ----------
     Total long-term debt (including current maturities)...   1,916,809      2,202,719
     Total shareholders' equity............................     517,909        687,382
                                                             ----------     ----------
     Total capitalization (including current maturities)...  $2,434,718     $2,890,101
                                                             ==========     ==========

------------

(1) Does not include our $250 million of 10 1/2% Senior Subordinated Notes due 2004 outstanding at April 20, 2002, which we redeemed on June 1, 2002.

(2) The "As Adjusted" column gives effect to our repayment of certain indebtedness of Core-Mark in connection with the Acquisition. As of March 31, 2002, Core-Mark had $76 million outstanding under its receivables securitization facility and $75 million aggregate principal amount of its 11 3/8% Senior Subordinated Notes due 2003 outstanding. We intend to repay Core-Mark's obligations under its receivables securitization facility, which currently bears interest at either LIBOR or the commercial paper rate, plus a margin and mature in January 2003, as soon as practicable following the consummation of the Acquisition. We intend to call Core-Mark's 11 3/8% Senior Subordinated Notes due 2003 for redemption upon consummation of the Acquisition at a redemption price of 102.844% of the aggregate outstanding principal amount thereof, plus accrued and unpaid interest to the redemption date.

                SELECTED CONSOLIDATED FINANCIAL DATA OF FLEMING
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The information presented below for, and as of the end of, each of the fiscal years in the five-year period ended December 29, 2001 is derived from our audited consolidated financial statements. The information presented below for, and as of the end of, the 16 weeks ended April 21, 2001 and April 20, 2002 is derived from our unaudited consolidated condensed financial statements, which include all adjustments that management considers necessary for a fair presentation of our financial position and results of operations for those periods. The information for, and as of the end of, the 16 weeks ended April 20, 2002 is not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year ending December 28, 2002. You should read the information set forth below together with the other financial information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                           FISCAL YEAR ENDED(1)                                16 WEEKS ENDED
                                 ------------------------------------------------------------------------   ---------------------
                                 DECEMBER 27,   DECEMBER 26,   DECEMBER 25,   DECEMBER 30,   DECEMBER 29,   APRIL 21,   APRIL 20,
                                   1997(2)        1998(3)        1999(4)        2000(5)        2001(6)       2001(7)     2002(8)
                                 ------------   ------------   ------------   ------------   ------------   ---------   ---------
INCOME STATEMENT DATA:
Net sales(9)...................    $14,916        $14,629        $14,218        $14,369        $15,558       $4,137      $4,686
Costs and expenses:
 Cost of sales(9)..............     13,508         13,179         12,781         13,022         14,367        3,771       4,347
 Selling and administrative....      1,172          1,251          1,262          1,187            961          315         255
 Interest expense..............        163            161            165            175            166           58          50
 Interest income and other.....        (30)           (25)           (30)           (25)           (24)          (9)         (7)
 Impairment/restructuring
   charge (credit).............         --            653            103            213            (24)         (27)         --
 Litigation charge (credit)....         21              8             --             (2)            49            2           0
                                   -------        -------        -------        -------        -------       ------      ------
   Total costs and expenses....     14,834         15,227         14,281         14,570         15,495        4,110       4,645
                                   -------        -------        -------        -------        -------       ------      ------
Earnings(loss) before taxes....         82           (598)           (63)          (201)            63           27          41
Taxes on income(loss)..........         44            (87)           (18)           (79)            36           11          16
                                   -------        -------        -------        -------        -------       ------      ------
Earnings(loss) before
 extraordinary charge(10)......         38           (511)           (45)          (122)            27           16          25
Extraordinary charge from early
 retirement of debt (net of
 taxes)........................        (13)            --             --             --             (4)          (4)         --
                                   -------        -------        -------        -------        -------       ------      ------
   Net earnings(loss)(10)......    $    25        $  (511)       $   (45)       $  (122)       $    23       $   12      $   25
                                   =======        =======        =======        =======        =======       ======      ======
Diluted earnings(loss) per
 share(11).....................    $  0.67        $(13.48)       $ (1.17)       $ (3.15)       $  0.52       $ 0.29      $ 0.52
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Cash and cash equivalents.....    $    30        $     6        $     7        $    30        $    17       $   27      $    4
 Total assets..................      3,924          3,491          3,573          3,403          3,655        3,176       3,824
 Total debt (including current
   maturities and capital
   leases).....................      1,563          1,566          1,694          1,669          1,811        1,636       1,917
 Shareholders' equity..........      1,090            570            561            427            498          494         518
OTHER FINANCIAL AND OPERATING
 DATA:
 Cash flows provided by (used
   in) operating activities....    $   113        $   141        $   118        $   127        $   (32)      $ (116)     $  (43)
 Cash flows provided by (used
   in) investing activities....        (54)          (163)          (213)           (48)          (190)          84         (49)
 Cash flows provided by (used
   in) financing activities....        (92)            (2)            96            (55)           209           29         342
 EBITDA(12)....................        441           (237)           281            154            385          137         137
 Adjusted EBITDA(13)...........        460            431            411            456            476          136         137
 Depreciation and
   amortization(14)............        173            180            158            169            166           51          46
 Capital expenditures..........        129            200            166            151            238           48          61
 Ratio of earnings to fixed
   charges(15).................       1.41x            --             --             --           1.29x        1.43x      1.65x

------------

 (1) Fiscal 2000 is a 53-week year; all other years are 52 weeks.

 (2) The results in 1997 reflect a charge of $19 million ($9 million after-tax) related to the settlement of a lawsuit against us. Such period also reflects an extraordinary charge of $22 million ($13 million after-tax) related to a recapitalization.

 (3) The results in 1998 reflect an impairment/restructuring charge with related costs totaling $668 million ($543 million after-tax) related to the strategic plan.

 (4) The results in 1999 reflect an impairment/restructuring charge with related costs totaling $137 million ($92 million after-tax) related to our strategic plan. Such period also reflects unusual items ($31 million charge to close 10 conventional retail stores, income of $22 million from extinguishing a portion of the self-insured workers' compensation liability, interest income of $9 million related to refunds in federal income taxes from prior years, and $6 million in gains from the sale of distribution facilities) netting to $6 million of income ($3 million after-tax).

 (5) The results in 2000 reflect an impairment/restructuring charge with related costs totaling $309 million ($183 million after-tax) relating to our strategic plan. Such period also reflects unusual items ($10 million charge related primarily to asset impairment on retail stores, income of $2 million relating to litigation settlements, and $9 million in gains from the sale of distribution facilities) netting to less than $1 million of income ($1 million loss after-tax).

 (6) The results in 2001 reflect an impairment/restructuring credit totaling $24 million ($25 million after-tax reflecting the tax expense impact of goodwill permanent differences from the sale of certain retail stores) relating to our strategic plan. Such period also reflects unusual items ($49 million in charges relating to litigation settlements, $20 million in charges relating to Kmart's bankruptcy reorganization and $2 million due to early retirement of debt) netting to approximately $70 million in charges ($42 million after-tax).

 (7) The results in the first quarter of 2001 reflect an impairment/restructuring net credit totaling $1 million (less than $1 million after-tax) relating to our strategic plan. Such period also reflects unusual items ($2 million in charges relating to litigation settlements and approximately $2 million in charges due to early retirement of debt) netting to approximately $3 million in charges ($2 million after-tax).

 (8) During the first quarter of 2002, we adopted SFAS No. 142 and ceased amortizing goodwill cost. No prior period restatements were made. Goodwill amortization for any of the prior years reported did not exceed $33 million. Also, cash and cash equivalents and total debt amounts exclude amounts related to the 10 1/2% senior subordinated notes due 2004 and related transaction fees as these amounts are being held in trust to redeem the notes in June, 2002.

 (9) During the first quarter of 2002, we adopted EITF 01-9 and reduced sales and cost of sales for all prior periods with the impact on any year reported not exceeding $75 million. The adoption had no effect on gross margins or earnings.

(10) On December 30, 2001, we adopted SFAS 142, Accounting for Goodwill and Other Intangible Assets, which eliminated periodic amortization of goodwill. If we had applied the nonamortization provisions of SFAS 142 for each of the periods presented, earnings (loss) before extraordinary charge would have been $70 million for 1997, $(480) million for 1998, $(26) million for 1999, $(103) million for 2000, $46 million for 2001, $22 million for the 16 weeks ended April 21, 2001; and net earnings (loss) would have been $57 million for 1997, $(480) million for 1998, $(26) million for 1999, $(103) million for 2000, $42 million for 2001, and $18 million for the 16 weeks ended April 21, 2001.

(11) See Note (10). If we had applied the nonamortization provisions of SFAS 142 for all periods presented our diluted earnings (loss) per share would have been $1.50 for 1997, $(12.67) for 1998, $(0.67) for 1999, $(2.67) for 2000,
     $0.94 for 2001, and $0.42 for the 16 weeks ended April 21, 2001.

(12) EBITDA is earnings before extraordinary items, interest expense, income taxes, depreciation and amortization, equity investment results and LIFO provision. EBITDA should not be considered as an alternative measure of our net income, operating performance, cash flow or liquidity. We provide it as additional information related to our ability to service debt; however, conditions may require conservation of funds for other uses. Although we believe EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not necessarily a better indicator of any trend as compared to conventionally computed measures (e.g., net sales, net earnings, net cash flows, etc.). Amounts presented may not be comparable to similar measures disclosed by other companies.

(13) Adjusted EBITDA is EBITDA less unusual adjustments (e.g., strategic plan charges and specific litigation charges). The following table reconciles EBITDA to Adjusted EBITDA:

                                                                            HISTORICAL
                                 ------------------------------------------------------------------------------------------------
                                                            FISCAL YEAR ENDED                                  16 WEEKS ENDED
                                 ------------------------------------------------------------------------   ---------------------
                                 DECEMBER 27,   DECEMBER 26,   DECEMBER 25,   DECEMBER 30,   DECEMBER 29,   APRIL 21,   APRIL 20,
                                     1997           1998           1999           2000           2001         2001        2002
                                 ------------   ------------   ------------   ------------   ------------   ---------   ---------
EBITDA.........................      $441          $(237)          $281           $154           $385         $137        $137
Add back:
 Non-cash strategic plan
   charges.....................        --            594             78            121            (12)         (18)         --
 Non-cash unusual
   adjustments.................        --             --             14              8             20           --          --
                                     ----          -----           ----           ----           ----         ----        ----
EBITDA excluding non-cash
 strategic plan charges and
 unusual adjustments...........       441            357            373            283            393          119         137
Add back:
 Cash related strategic plan
   charges.....................        --             74             58            181             36           17          --
 Cash related unusual
   adjustments.................        19             --            (20)            (8)            47           --          --
                                     ----          -----           ----           ----           ----         ----        ----
Adjusted EBITDA................      $460          $ 431           $411           $456           $476         $136        $137
                                     ====          =====           ====           ====           ====         ====        ====

(14) Depreciation and amortization expense includes goodwill amortization, if any, and excludes amortization of debt cost which is reflected in interest expense.

(15) For purposes of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist primarily of interest expense, including amortization of deferred debt issuance costs and one-third of rental expense (the portion considered representative of the interest factor). Earnings were insufficient to cover fixed charges by $598 million, $63 million and $202 million for the fiscal years ended December 26, 1998, December 25, 1999 and December 30, 2000, respectively.

               SELECTED CONSOLIDATED FINANCIAL DATA OF CORE-MARK

     The following table sets forth selected historical consolidated financial and other data for Core-Mark International, Inc. The historical financial data as of the end of and for each year in the five-year period ended December 31, 2001 have been derived from Core-Mark's audited consolidated financial statements. The information presented below for, and as of the end of, the three-month period ended March 31, 2001 and 2002 is derived from Core-Mark's unaudited condensed consolidated financial statements, which include all adjustments that Core-Mark's management considers necessary for a fair presentation of Core-Mark's financial position and results of operations for those periods. The information for, and as of the end of, the three months ended March 31, 2002 is not necessarily indicative of the results that may be expected for any other interim period or for the full fiscal year ended December 31, 2002. You should read the information set forth below together with the other financial information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                                                              THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                            MARCH 31,
                                             --------------------------------------------------------------   -------------------
                                                1997         1998         1999         2000         2001        2001       2002
                                             ----------   ----------   ----------   ----------   ----------   --------   --------
                                                                                (IN THOUSANDS)
STATEMENT OF INCOME DATA:
  Net sales................................  $2,395,867   $2,476,376   $2,838,107   $3,035,379   $3,425,024   $754,266   $825,153
  Costs of goods sold(1)...................   2,216,162    2,295,659    2,643,069    2,840,334    3,211,160    705,121    774,297
                                             ----------   ----------   ----------   ----------   ----------   --------   --------
  Gross profit(1)..........................     179,705      180,717      195,038      195,045      213,864     49,145     50,856
  Operating and administrative expenses....     148,902      150,977      155,128      160,143      169,691     42,150     41,463
                                             ----------   ----------   ----------   ----------   ----------   --------   --------
  Operating income(1)......................      30,803       29,740       39,910       34,902       44,173      6,995      9,393
  Interest expense, net....................      18,181       15,402       12,696       12,852       11,121      3,042      2,488
  Amortization of debt refinancing
    costs(2)...............................       1,498        2,204        1,274        1,274        1,274        318        318
                                             ----------   ----------   ----------   ----------   ----------   --------   --------
  Income before income taxes...............      11,124       12,134       25,940       20,776       31,778      3,635      6,587
  Income tax expense(3)....................       4,834        4,925        5,740        9,721       14,268      1,633      2,832
                                             ----------   ----------   ----------   ----------   ----------   --------   --------
  Net income(4)............................  $    6,290   $    7,209   $   20,200   $   11,055   $   17,510   $  2,002   $  3,755
                                             ==========   ==========   ==========   ==========   ==========   ========   ========
OTHER DATA:
  EBITDAL(5)...............................  $   41,597   $   56,419   $   53,493   $   50,129   $   59,446   $  9,867   $ 11,664
  Cash provided by (used in):
    Operating activities...................      17,547        5,933       40,781       (1,925)      28,211     48,867     11,964
    Investing activities...................     (30,739)      (5,311)      (6,575)      (7,620)      (7,916)      (517)      (152)
    Financing activities...................       3,549        9,533      (42,789)      21,282      (23,150)   (56,617)   (12,467)
  Depreciation and amortization(6).........       7,528        8,065        7,912        8,911        9,678      2,475      2,052
  LIFO expense(1)..........................       3,266       18,614        5,671        6,316        5,595        397        219
  Capital expenditures.....................       9,378        5,311        6,575        7,620        7,916        517        152

                                                                               AS OF DECEMBER 31,                      AS OF
                                                              ----------------------------------------------------   MARCH 31,
                                                                1997       1998       1999       2000       2001       2002
                                                              --------   --------   --------   --------   --------   ---------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets..............................................  $336,580   $359,390   $350,068   $374,876   $390,141   $376,465
  Total debt, including current maturities..................   197,012    208,124    165,335    186,617    163,467    151,000

------------

(1) Core-Mark's U.S. inventories are valued at the lower of cost or market. Cost of goods sold is determined on a last-in, first-out (LIFO) basis. During periods of rising prices, the LIFO method of costing inventories generally results in higher costs being charged against income compared to the FIFO method ("LIFO expense") while lower costs are retained in inventories. Conversely, during periods of declining prices or a decrease of Core-Mark's inventory quantities, the LIFO method of costing inventories generally results in lower costs being charged against income compared to the FIFO method ("LIFO income"). During the year ended December 31, 1998, Core-Mark recognized LIFO expense of $18.6 million, primarily due to several very large increases in domestic cigarette wholesale prices during 1998. However, the LIFO expense in 1998 was more than offset by profits resulting from such price increases.

(2) Amortization of debt refinancing costs reflects the amortization of all costs associated with issuing, restructuring and refinancing debt.

(3) Prior to 1999, Core-Mark had a significant valuation allowance that reduced certain deferred tax assets, based upon management's assessment that it was more likely than not that these deferred tax assets would not be realized. However, as a result of Core-Mark's earnings history, in 1999 Core-Mark's management concluded that the tax benefits related to future deductions, including net operating loss carryforwards, were more likely than not to be realized. Therefore, in 1999, Core-Mark recorded a $6.2 million decrease in its valuation allowance, which resulted in a one-time reduction of its tax rate of approximately 24%.

(4) On January 1, 2002, Core-Mark adopted SFAS 142, Accounting for Goodwill and Other Intangibles. If Core-Mark had applied the nonamortization provisions of SFAS 142 to all periods presented, net income would have been $8 million for 1997, $9 million for 1998, $22 million for 1999, $13 million for 2000, $20 million for 2001, and $2.5 million for the three months ended March 31, 2001.

(5) EBITDAL represents operating income before depreciation, amortization and LIFO expense, each as defined herein. EBITDAL should not be considered in isolation or as a substitute for net income, operating income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. EBITDAL is included because it is one measure used by certain investors to determine a company's ability to service its indebtedness.

(6) Depreciation and amortization includes depreciation on property and equipment, amortization of goodwill and other non-cash charges, and excludes amortization of debt refinancing costs.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following pro forma consolidated information has been derived by the application of pro forma adjustments to the consolidated financial statements of
(i) Fleming as of April 20, 2002 and Core-Mark as of March 31, 2002; (ii) Fleming for the 52 weeks ended December 29, 2001 and Core-Mark for the 12 months ended December 31, 2001; (iii) Fleming for the 16 weeks ended April 20, 2002 and Core-Mark for the three months ended March 31, 2002; and (iv) Fleming for the 52 weeks ended April 20, 2002 and Core-Mark for the 12 months ended March 31, 2002.

     The pro forma consolidated balance sheet gives effect to Fleming's proposed acquisition of Core-Mark (the "Acquisition") for approximately $295 million in cash, plus Fleming's assumption of all of Core-Mark's net debt outstanding as of the closing of the Acquisition (which we currently expect to be approximately $95 million at the time of the closing, which is currently expected to occur in mid-June 2002, for a total purchase price of approximately $390 million) and the related financing transactions (together with the Acquisition, the "Transactions") as if they had occurred as of April 20, 2002. The pro forma consolidated statements of income give effect to the Acquisition and the related financing transactions as if they had occurred (i) on December 31, 2000, with respect to the pro forma consolidated statement of income for the 52 weeks ended December 29, 2001; (ii) on December 30, 2001, with respect to the pro forma consolidated statement of income for the 16 weeks ended April 20, 2002; and
(iii) on April 22, 2001, with respect to the pro forma consolidated statement of income for the 52 weeks ended April 20, 2002. The adjustments necessary to fairly present this pro forma consolidated financial information have been made based on available information and in the opinion of Fleming's management are reasonable and are described in the accompanying notes. This pro forma information reflects our assumption that the Acquisition will be financed by a combination of borrowings under a new credit facility and public offerings of debt and equity. The pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had the Acquisition and the related financing transactions been consummated on the respective dates indicated and do not purport to indicate balance sheet data or income statement data as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma consolidated financial information will prove to be correct.

     The pro forma adjustments were applied to the historical consolidated financial statements to reflect and account for the Acquisition and the related financing transactions. As a result, these adjustments have no impact on the historical basis of the assets and liabilities. Our purchase of Core-Mark is not complete. We expect to complete the Acquisition in June 2002. Our allocation of the agreed-upon purchase price will depend on the fair values of the assets and liabilities at the date of the Acquisition. Our final allocation of purchase price may differ from this presentation due to potential changes in working capital, our fair value analysis of leases, and the appraisal results for identifiable intangibles.

                 PRO FORMA COMBINING BALANCE SHEET INFORMATION
                              AS OF APRIL 20, 2002
                                 (IN THOUSANDS)

                                                                                   PRO FORMA
                                                          FLEMING     CORE-MARK   ADJUSTMENTS      PRO FORMA
                                                         ----------   ---------   -----------      ----------
ASSETS
Current Assets:
    Cash and cash equivalents..........................  $    3,974   $ 23,542     $ (23,000)(a)   $    4,516
    Cash held by Trustee for refinancing...............     263,125                                   263,125
    Receivables, net...................................     588,321    130,902            --          719,223
    Inventories........................................     954,174    118,278        52,133(b)     1,124,585
    Assets held for sale...............................      28,666         --            --           28,666
    Other current assets...............................      76,169      8,610       (27,804)(c)       56,975
                                                         ----------   --------     ---------       ----------
         Total current assets..........................   1,914,429    281,332         1,329        2,197,090
Investments and notes receivable, net..................     102,073         --            --          102,073
Investment in direct financing leases..................      76,941         --            --           76,941
Property and equipment.................................   1,676,372     77,970       (46,555)(d)    1,707,787
Less accumulated depreciation and amortization.........    (734,388)   (46,555)       46,555(d)      (734,388)
                                                         ----------   --------     ---------       ----------
         Net property and equipment....................     941,984     31,415            --          973,399
Other assets...........................................     233,693      6,034        75,385(e)       315,112
Goodwill, net..........................................     554,388     57,684       166,122(f)       778,194
                                                         ----------   --------     ---------       ----------
         Total assets..................................  $3,823,508   $376,465       242,836       $4,442,809
                                                         ==========   ========     =========       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable...................................  $  835,205   $114,972     $      --       $  950,177
    Current maturities of long-term debt...............      39,747     76,000      (111,497)(g)        4,250
    Current obligations under capital leases...........      21,751         --            --           21,751
    Debt to be refinanced..............................     263,125         --            --          263,125
    Other current liabilities..........................     183,711     43,622        (4,869)(h)      222,464
                                                         ----------   --------     ---------       ----------
         Total current liabilities.....................   1,343,539    234,594      (116,366)       1,461,767
Long-term debt.........................................   1,527,016     75,000       246,407(i)     1,848,423
Long-term obligations under capital leases.............     328,295         --            --          328,295
Other liabilities......................................     106,749     12,527        (2,334)(j)      116,942
Shareholders' equity:
    Common stock.......................................     111,661         55        22,945(k)       134,661
    Capital in excess of par value.....................     562,235     26,121       120,352(k)       708,708
    Reinvested earnings (deficit)......................     (96,551)    37,443       (37,443)(k)      (96,551)
    Accumulated other comprehensive income --
         Cumulative currency translation adjustments...          --     (5,447)        5,447(k)            --
         Additional minimum pension liability..........     (59,436)    (3,828)        3,828(k)       (59,436)
                                                         ----------   --------     ---------       ----------
             Total shareholders' equity................     517,909     54,344       115,129          687,382
                                                         ----------   --------     ---------       ----------
         Total liabilities and shareholders' equity....  $3,823,508   $376,465     $ 242,836       $4,442,809
                                                         ==========   ========     =========       ==========

              NOTES TO UNAUDITED PRO FORMA COMBINING BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

     For the purpose of determining the pro forma effect of the transactions on Fleming's Consolidated Balance Sheet as of April 20, 2002, the following pro forma adjustments have been made:

(a)   Cash and cash equivalents --
      Reflect Core-Mark cash used to reduce debt..................   $ (23,000)
                                                                     =========
(b)   Inventories:
           Eliminate Core-Mark LIFO inventory reserve -- offset to
            deferred tax..........................................   $  20,853
           Eliminate Core-Mark LIFO inventory reserve -- offset to
            goodwill..............................................      31,280
                                                                     ---------
                                                                     $  52,133
                                                                     =========
(c)   Other current assets:
           Reclass Core-Mark current deferred tax liability to
            Fleming current deferred tax asset....................   $  (4,869)
           Eliminate Core-Mark LIFO inventory reserve (see note
            (b))..................................................     (20,853)
           Eliminate Core-Mark prepaid pension amount.............      (2,082)
                                                                     ---------
                                                                     $ (27,804)
                                                                     =========
(d)   Property and equipment:
           Offset Core-Mark accumulated depreciation and
            amortization against cost of property and equipment
            with our initial assumption that net book value
            approximates fair value...............................   $ (46,555)
           Eliminate Core-Mark accumulated depreciation and
            amortization..........................................      46,555
                                                                     ---------
                                                                     $      --
                                                                     =========
(e)   Other assets:
           Reclass Core-Mark long-term deferred tax liability to
            Fleming long-term deferred tax asset..................   $  (3,005)
           Eliminate existing Core-Mark deferred financing costs
            due to early debt retirement..........................      (1,501)
           Reflect estimated financing costs from the debt portion
            of the transaction....................................      24,875
           Reflect deferred tax adjustment on Core-Mark pension
            liability.............................................        (936)
           Reflect estimate of other intangibles acquired as a
            result of this transaction............................      55,952
                                                                     ---------
                                                                     $  75,385
                                                                     =========
(f)   Goodwill, net:
           Eliminate existing Core-Mark net goodwill..............   $ (57,684)
           Reflect goodwill from this transaction.................     223,806
                                                                     ---------
                                                                     $ 166,122
                                                                     =========
(g)   Current maturities of long-term debt:
           Reflect payment of existing Core-Mark debt.............   $ (76,000)
           Reflect current maturity of new term loan..............       4,250
           Repay existing term loan...............................     (39,747)
                                                                     ---------
                                                                     $(111,497)
                                                                     =========
(h)   Other current liabilities --
           Reclass Core-Mark current deferred tax liability to
            Fleming current deferred tax asset (see note (c)).....   $  (4,869)
                                                                     =========
(i)   Long-term debt:
           Payment of existing Core-Mark debt.....................   $ (75,000)
           Reflect redemption premium on existing Core-Mark
            debt..................................................       2,133

                             (DOLLARS IN THOUSANDS)

           Reflect new financing to fund the transaction..........     659,027
           Repay existing term loan and credit facility...........    (379,010)
           Reflect estimated transaction fees:
                Debt (see note (e))...............................      24,875
                Equity (see note (k)).............................       9,007
                Merger and acquisition............................       5,375
                                                                     ---------
                                                                     $ 246,407
                                                                     =========
(j)   Other liabilities:
           Reclass Core-Mark long-term deferred tax liability to
            Fleming long-term deferred tax asset (see note (e))...   $  (3,005)
           Adjust Core-Mark post-retirement liability.............         671
                                                                     ---------
                                                                     $  (2,334)
                                                                     =========
(k)   Shareholders' equity:
           Eliminate Core-Mark common stock.......................   $     (55)
           Issue Fleming common stock ($2.50 par value, 9,200
            shares)...............................................      23,000
                                                                     ---------
                                                                        22,945
           Eliminate Core-Mark common stock -- excess capital
            impact................................................     (26,121)
           Issue Fleming common stock -- excess capital impact
            ($19.40 per share less par value, 9,200 shares).......     155,480
           Reflect equity transaction fees........................      (9,007)
                                                                     ---------
                                                                       120,352
           Eliminate Core-Mark retained earnings..................     (37,443)
           Eliminate Core-Mark currency translation adjustments...       5,447
           Eliminate Core-Mark additional minimum pension
            liability.............................................       3,828
                                                                     ---------
                                                                     $ 115,129
                                                                     =========

                PRO FORMA COMBINING INCOME STATEMENT INFORMATION
                        52 WEEKS ENDED DECEMBER 29, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               PRO FORMA
                                                   FLEMING      CORE-MARK     ADJUSTMENTS       PRO FORMA
                                                 -----------    ----------    -----------      -----------
Net sales......................................  $15,558,102    $3,425,024     $      --       $18,983,126
Costs and expenses (income):
    Cost of sales..............................   14,368,199     3,211,160        76,680(a)     17,656,039
    Selling and administrative.................      960,590       169,691       (61,978)(b)     1,068,303
    Interest expense...........................      165,534        12,395        13,194(c)        191,123
    Interest income and other..................      (24,053)           --          (834)(d)       (24,887)
    Impairment/restructuring credit............      (23,595)           --            --           (23,595)
    Litigation charge..........................       48,628            --            --            48,628
                                                 -----------    ----------     ---------       -----------
         Total costs and expenses..............   15,495,303     3,393,246        27,062        18,915,611
                                                 -----------    ----------     ---------       -----------
Income before taxes............................       62,799        31,778       (27,062)           67,515
Taxes on income(f).............................       36,022        14,268        (7,905)(e)        42,385
                                                 -----------    ----------     ---------       -----------
Income before extraordinary charge(g)..........       26,777        17,510       (19,157)           25,130
Extraordinary charge from early retirement of
  debt (net of taxes)..........................       (3,469)           --            --            (3,469)
                                                 -----------    ----------     ---------       -----------
         Net income(g).........................  $    23,308    $   17,510     $ (19,157)      $    21,661
                                                 ===========    ==========     =========       ===========
Basic income per share:
    Income before extraordinary charge(f)(h)...  $      0.63                                   $      0.49
    Extraordinary charge from early retirement
      of debt (net of taxes)...................        (0.08)                                        (0.07)
                                                 -----------                                   -----------
         Net income(f)(h)......................  $      0.55                                   $      0.42
                                                 ===========                                   ===========
Diluted income per share:
    Income before extraordinary charge(f)(i)...  $      0.60                                   $      0.46
    Extraordinary charge from early retirement
      of debt (net of taxes)...................        (0.08)                                        (0.06)
                                                 -----------                                   -----------
         Net income(f)(i)......................  $      0.52                                   $      0.40
                                                 ===========                                   ===========
Weighted average shares outstanding:
    Basic......................................       42,588                       9,200(j)         51,788
    Diluted(i).................................       44,924                       9,200(k)         54,124

                PRO FORMA COMBINING INCOME STATEMENT INFORMATION
                         16 WEEKS ENDED APRIL 20, 2002
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA
                                                     FLEMING     CORE-MARK   ADJUSTMENTS       PRO FORMA
                                                    ----------   ---------   -----------       ----------
Net sales.........................................  $4,686,139   $825,153    $        --       $5,511,292
Costs and expenses (income):
    Cost of sales.................................   4,346,460    774,297         18,711(a)     5,139,468
    Selling and administrative....................     255,012     41,463        (17,312)(b)      279,163
    Interest expense..............................      50,413      2,806          5,068(c)        58,287
    Interest income and other.....................      (6,966)        --           (141)(d)       (7,107)
                                                    ----------   --------    -----------       ----------
         Total costs and expenses.................   4,644,919    818,566          6,326        5,469,811
                                                    ----------   --------    -----------       ----------
Income before taxes...............................      41,220      6,587         (6,326)          41,481
Taxes on income...................................      16,611      2,832         (2,728)(e)       16,715
                                                    ----------   --------    -----------       ----------
         Net income...............................  $   24,609   $  3,755    $    (3,598)      $   24,766
                                                    ==========   ========    ===========       ==========
Basic income per share............................  $     0.56                                 $     0.46
                                                    ==========                                 ==========
Diluted income per share..........................  $     0.52                                 $     0.44
                                                    ==========                                 ==========
Weighted average shares outstanding:
    Basic.........................................      44,175                     9,200(j)        53,375
    Diluted.......................................      50,601                     9,200(k)        59,801

                PRO FORMA COMBINING INCOME STATEMENT INFORMATION
                         52 WEEKS ENDED APRIL 20, 2002
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             PRO FORMA
                                                   FLEMING     CORE-MARK    ADJUSTMENTS        PRO FORMA
                                                 -----------   ----------   -----------       -----------
Net sales......................................  $16,106,882   $3,495,911   $        --       $19,602,793
Costs and expenses (income):
    Cost of sales..............................   14,943,544    3,280,336        77,425(a)     18,301,305
    Selling and administrative.................      898,289      169,004       (65,000)(b)     1,002,293
    Interest expense...........................      158,445       11,841        13,748(c)        184,034
    Interest income and other..................      (22,098)          --          (736)(d)       (22,834)
    Impairment/restructuring charge............        3,264           --            --             3,264
    Litigation charge..........................       48,628           --            --            48,628
                                                 -----------   ----------   -----------       -----------
         Total costs and expenses..............   16,030,072    3,461,181        25,437        19,516,690
                                                 -----------   ----------   -----------       -----------
Income before taxes............................       76,810       34,730       (25,437)           86,103
Taxes on income(f).............................       40,890       15,467        (8,393)(e)        47,964
                                                 -----------   ----------   -----------       -----------
         Net income(g).........................  $    35,920   $   19,263   $   (17,044)      $    38,139
                                                 ===========   ==========   ===========       ===========
Basic income per share(f)(h)...................  $      0.82                                  $      0.72
                                                 ===========                                  ===========
Diluted income per share(f)(i).................  $      0.79                                  $      0.69
                                                 ===========                                  ===========
Weighted average shares outstanding:
    Basic......................................       43,813                      9,200(j)         53,013
    Diluted(i).................................       50,866                      4,245(k)         55,111

            NOTES TO UNAUDITED PRO FORMA COMBINING INCOME STATEMENTS
                             (DOLLARS IN THOUSANDS)

     Fleming's Financial Statements for the 52 weeks ended December 29, 2001 reflect the retroactive reclassification to decrease net sales and cost of sales by approximately $70 million with no effect on gross margin due to the adoption of EITF 01-9. Core-Mark early adopted EITF 01-9 in 2001.

     For the purpose of determining the pro forma effect of the transactions on Fleming's Consolidated Income Statement for the 52 weeks ended April 20, 2002, the Consolidated Income Statement information for Fleming's 16 weeks ended April 20, 2002 was combined with the Consolidated Income Statement information for Fleming's 52 weeks ended December 29, 2001, and the Consolidated Income Statement information for Fleming's 16 weeks ended April 21, 2001 was subtracted. Fleming has presented information for the 52 weeks ended April 20, 2002 because Fleming's first quarter of 2001 includes results related to our disposition of conventional retail operations.

     For the purpose of determining the pro forma effect of the transactions on Fleming's Consolidated Income Statements for the 52 weeks ended December 29, 2001, the 16 weeks ended April 20, 2002 and the 52 weeks ended April 20, 2002, the following pro forma adjustments have been made:

(a)   The adjustment to cost of sales reflects the following:

                                                        52 WEEKS     16 WEEKS    52 WEEKS
                                                         ENDED         ENDED       ENDED
                                                      DECEMBER 29,   APRIL 20,   APRIL 20,
                                                          2001         2002        2002
                                                      ------------   ---------   ---------
           Reclass Core-Mark distribution and
             warehouse expense from selling and
             administrative (see note (b)).........     $ 76,680     $ 18,711    $ 77,425
                                                        ========     ========    ========

(b)   The adjustment to selling and administrative reflects the following:

                                                        52 WEEKS     16 WEEKS    52 WEEKS
                                                         ENDED         ENDED       ENDED
                                                      DECEMBER 29,   APRIL 20,   APRIL 20,
                                                          2001         2002        2002
                                                      ------------   ---------   ---------
           Reclass Core-Mark distribution and
             warehouse expense to cost of sales
             (see note (a))........................     $(76,680)    $(18,711)   $(77,425)
           Eliminate Core-Mark goodwill
             amortization..........................       (2,083)          --      (1,562)
           Amortize goodwill acquired as a result
             of the transaction (estimate of 20
             years)................................       11,190           --       8,392
           Amortize other intangible assets
             acquired as a result of the
             transaction (estimate of 10 years)....        5,595        1,399       5,595
                                                        --------     --------    --------
                                                        $(61,978)    $(17,312)   $(65,000)
                                                        ========     ========    ========

                             (DOLLARS IN THOUSANDS)

(c)   The adjustment for interest expense reflects the following:

                                                        52 WEEKS     16 WEEKS    52 WEEKS
                                                         ENDED         ENDED       ENDED
                                                      DECEMBER 29,   APRIL 20,   APRIL 20,
                                                          2001         2002        2002
                                                      ------------   ---------   ---------
           Reclassify Core-Mark interest income
             from interest expense (see note
             (d))..................................     $    834     $    141    $    736
           Eliminate Core-Mark interest expense to
             reflect debt repayment................      (13,229)      (2,947)    (12,577)
           Reflect Fleming interest expense on new
             financing to fund the transaction.....       25,589        7,874      25,589
                                                        --------     --------    --------
                                                        $ 13,194     $  5,068    $ 13,748
                                                        ========     ========    ========

(d)   The adjustment for interest income and other reflects the following:

                                                        52 WEEKS     16 WEEKS    52 WEEKS
                                                         ENDED         ENDED       ENDED
                                                      DECEMBER 29,   APRIL 20,   APRIL 20,
                                                          2001         2002        2002
                                                      ------------   ---------   ---------
           Reclassify Core-Mark interest income
             from interest expense (see note
             (c))..................................     $   (834)    $   (141)   $   (736)
                                                        ========     ========    ========

(e)   The adjustment for taxes on income reflects the following:

                                                        52 WEEKS     16 WEEKS    52 WEEKS
                                                         ENDED         ENDED       ENDED
                                                      DECEMBER 29,   APRIL 20,   APRIL 20,
                                                          2001         2002        2002
                                                      ------------   ---------   ---------
           Eliminate Core-Mark taxes on income.....     $(14,268)    $ (2,832)   $(15,467)
           Reflect tax provision on Core-Mark
             results of operations net of pro forma
             adjustments...........................        6,363          104       7,074
                                                        --------     --------    --------
                                                        $ (7,905)    $ (2,728)   $ (8,393)
                                                        ========     ========    ========

(f)   The pro forma combined effective tax rates of 63% for the 52 weeks ended December
      29, 2001 and 56% for the 52 weeks ended April 20, 2002 include the impact of an unusual tax gain related to our disposition of non-strategic retail operations and the pro forma amortization of goodwill from our planned acquisition of Core-Mark, most of which would not have been tax deductible. Our effective tax rate for both periods would have been approximately 40% absent these two items since we will not amortize goodwill in accordance with SFAS 142 and do not anticipate another similar tax gain. For the 52 weeks ended December 29, 2001, our effective tax rate of approximately 40% would have represented a pro forma combined tax expense of $27.3 million, net income before extraordinary item of $40.2 million, net income of $36.8 million, basic income per share before extraordinary item of $0.78, basic income per share of $0.71, diluted income per share before extraordinary item of $0.74 and diluted income per share of $0.67. For the 52 weeks ended April 20, 2002, our effective tax rate of approximately 40% would have represented a pro forma combined tax expense of $34.0 million, net income of $52.1 million, basic income per share of
      $0.98 and diluted income per share of $0.95.

                             (DOLLARS IN THOUSANDS)

(g)   On December 30, 2001 we adopted SFAS 142, Accounting for Goodwill and Other
      Intangible Assets. If we had applied the nonamortization provisions of SFAS 142 to all periods presented, our pro forma combined income before extraordinary charge for the 52 weeks ended December 29, 2001, would have been $56 million and our pro forma combined net income would have been $52 million for the 52 weeks ended December 29,
      2001, and $60 million for the 52 weeks ended April 20, 2002. Our historical numbers include goodwill amortization of $21 million for the year ended December 29, 2001 and $15 million for the 52 weeks ended April 20, 2002. If we had applied the nonamortization provisions of SFAS 142 to our historical amounts, our income before extraordinary item for the year ended December 29, 2001 would have been $46 million
      ($1.01 per diluted share) and our net income would have been $42 million ($0.94 per diluted share) for the year ended December 29, 2001 and $49 million ($1.06 per diluted share) for the 52 weeks ended April 20, 2002.

(h)   See note (g). If we had applied the nonamortization provisions of SFAS 142 to all periods presented, our pro forma combined basic earnings per share before extraordinary charge for the 52 weeks ended December 29, 2001, would have been $1.07 per share, our pro forma combined basic earnings per share would have been $1.00 for the 52 weeks ended December 29, 2001 and $1.13 for the 52 weeks ended April 20,
      2002.

(i)   See note (g). If we had applied the nonamortization provisions of SFAS 142 to all periods presented, our pro forma combined diluted earnings per share before extraordinary charge for the 52 weeks ended December 29, 2001, would have been $1.02 and our pro forma combined diluted earnings per share would have been $0.96 for the
      52 weeks ended December 29, 2001, and $1.08 for the 52 weeks ended April 20, 2002.
      Our 5 1/4% convertible notes would be dilutive for all periods presented. The diluted weighted average shares would have been 58,072,000 shares for the 52 weeks ended December 29, 2001 and 60,066,000 shares for the 52 weeks ended April 20, 2002.

(j)   The adjustment for basic weighted average shares outstanding reflects the following:

                                                        52 WEEKS     16 WEEKS    52 WEEKS
                                                         ENDED         ENDED       ENDED
                                                      DECEMBER 29,   APRIL 20,   APRIL 20,
                                                          2001         2002        2002
                                                      ------------   ---------   ---------
           Reflect Fleming common shares issued to
             partially fund the transaction
             (including the exercise of the
             underwriters' over-allotment
             option)...............................        9,200        9,200       9,200
                                                        ========     ========    ========

(k) The adjustment for diluted weighted average shares outstanding reflects the following:

                                                        52 WEEKS     16 WEEKS    52 WEEKS
                                                         ENDED         ENDED       ENDED
                                                      DECEMBER 29,   APRIL 20,   APRIL 20,
                                                          2001         2002        2002
                                                      ------------   ---------   ---------
           Reflect Fleming common shares issued to
             partially fund the transaction
             (including the exercise of the
             underwriters' over-allotment
             option)...............................        9,200        9,200       9,200
           Reflect adjustment to Fleming's diluted
             weighted average shares outstanding
             due to the impact of Fleming's 5 1/4%
             convertible notes (anti-dilutive for
             the 52 weeks ended April 20, 2002)....           --           --      (4,955)
                                                        --------     --------    --------
                                                           9,200        9,200       4,245
                                                        ========     ========    ========

                                    BUSINESS

INTRODUCTION

     Fleming is an industry leader in the distribution of consumer package goods. We believe that our network of "multi-tier" distribution centers offers retailers of varying size and format a low-cost supply chain alternative to other distribution competitors or to self-distribution. Multi-tier distribution allows us to optimize the particular volume, value and velocity characteristics of each product that we distribute, thereby increasing our efficiency and lowering our costs.

     On April 23, 2002, we signed an agreement to acquire Core-Mark International, Inc. ("Core-Mark"), a distributor of consumer package goods to convenience stores and other retailers in the western United States and western Canada. Following our acquisition of Core-Mark (the "Acquisition"), our distribution group will serve approximately 50,000 retail locations across the United States and western Canada, including approximately 3,000 supermarkets, approximately 40,000 convenience stores and approximately 7,000 supercenters, discount stores, limited assortment stores, drug stores, specialty stores and other stores. We believe that the Acquisition will further transform our distribution group into an efficient, nationwide, multi-tier supply chain for consumer package goods to retailers of any size and format.

     On a pro forma basis after giving effect to the Acquisition, our distribution group net sales were $16.6 billion for 2001 and $4.8 billion for the 16 weeks ended April 20, 2002. Our distribution group represented approximately 87% of our pro forma total net sales in 2001 and for the 16 weeks ended April 20, 2002. To supply our customers, we currently have a network of 24 high velocity case-pick and flow-through distribution centers, 7 high velocity piece-pick distribution centers and 5 low velocity case-pick and piece-pick distribution centers, that have a total of approximately 21 million square feet of warehouse space. The Acquisition will add 19 high velocity piece-pick distribution centers that have a total of approximately 1.9 million square feet of warehouse space to further enhance our ability to supply our customers nationwide.

     Our retail group operates 109 price impact supermarkets that offer everyday low prices, typically below the prices of market-leading conventional supermarkets, and that have a focus on high-quality perishables. These stores typically cost less to build, maintain and operate than conventional supermarkets. In addition, we operate 17 limited assortment stores under the yes!LESS(R) banner. Limited assortment stores offer a narrow selection of low-price, private label food and other consumable goods and general merchandise at deep-discount prices. Our retail group net sales were $2.4 billion for 2001 and $669 million for the 16 weeks ended April 20, 2002, representing approximately 13% of our total net sales for each respective period, on a pro forma basis after giving effect to the Acquisition. Of those amounts, approximately $2.0 billion and $669 million were attributable to continuing retail formats for each respective period.

COMPETITIVE STRENGTHS

     Interconnected Network of Multi-Tier, High-Volume, Low-Cost Distribution
Centers: Our network of multi-tier distribution centers optimizes the particular volume, value and velocity characteristics of each product that we distribute. We employ case-pick (in which products are selected in case quantities and aggregated and distributed on pallets), piece-pick (in which products are selected in single-unit quantities and distributed in totes) and flow-through (in which products are distributed in full pallet quantities) distribution methods. Our multi-tier process further segregates products into high velocity items (which are characterized by fast inventory turns, such as tobacco products, candy and paper products) and low velocity items (which are characterized by slower inventory turns, such as health and beauty products, general merchandise and specialty items). Consequently, we are able to serve consumer package goods retailers of any size and format. We also believe that our distribution center volumes are among the highest in the consumer package goods distribution industry. With high volume comes the opportunity to operate more efficiently by reducing costs through economies of scale, which enables us to provide our customers with lower-cost merchandise and services.

     National Distribution Capabilities: We believe that, following the Acquisition, we will be the only distributor of consumer package goods capable of meeting the growing need for a national supply chain which can serve all retail formats anywhere in the United States. In addition, we believe we will be one of only two suppliers capable of distributing consumer package goods to convenience stores and related convenience-oriented retailers across the United States and western Canada.

     Efficient Centralized Purchasing: We currently make category management decisions and negotiate with vendors for approximately 84% of our merchandise procurement from one location, our customer support center near Dallas, Texas. We believe our customer support center is one of the largest volume-buying locations of consumable goods in the United States. Centralized purchasing benefits us and ultimately, our customers, in several ways. It allows us to lower our cost of goods through aggregated purchasing power, and it lowers our administrative costs by eliminating the redundancy involved in purchasing through multiple locations. It also makes it less expensive for our vendors to serve us, which we believe in turn reduces our cost of goods. We believe that our centralized purchasing capabilities are valuable to national retailers, as well as the smaller independent retailers that make up our traditional customer base.

     Diverse Distribution Customer Base: We distribute to approximately 20,000 retail store locations that operate in a wide variety of formats across the United States. Following the Acquisition, our distribution group will serve an additional 30,000 convenience stores and other retail locations in the western United States and western Canada. On a pro forma basis after giving effect to the Acquisition, other than Kmart, which accounted for 17% of our net sales in 2001, no customer accounted for more than approximately 2% of our fiscal 2001 net sales.

     Successful Price Impact Retail Format: Our price impact supermarkets offer name-brand and private label consumable goods at significantly lower prices than conventional supermarkets. We keep prices low by leveraging our existing distribution and procurement capabilities and maintaining a lower cost structure associated with operating these stores. We believe this format is profitable because we offer a reduced number of product selections, focus on high-turnover products and product categories, employ flow-through distribution methods that reduce product storage and handling expense and minimize store operating costs.

     Experienced Management Team: Our management team is led by Mark Hansen, Chairman and Chief Executive Officer, who has been with Fleming since 1998. Since Mr. Hansen joined us, we have further strengthened our management team through the addition of a number of experienced officers across key functional areas of our organization including information technology, logistics, merchandising and supply chain management, retail store operations, finance and human resources. These executives bring substantial experience from leading food wholesale, supermarket, supercenter and general merchandise retailers.

BUSINESS STRATEGY

     Our business strategy is to use our competitive strengths to achieve sales and earnings growth in both our distribution group and retail group. As principal elements of our strategy, we intend to:

     Further Grow Sales to New Channel Retailers: We believe that our network of multi-tier distribution centers strategically positions us to grow our sales to new channel retailers. In recent years, consumers have been shifting their purchases of food and other consumable goods away from conventional full-service grocery stores toward these other retail channels. For this reason, we have moved beyond our historic focus on conventional full-service grocery stores and have successfully targeted convenience stores and other convenience-related retailers, supercenters, discount stores, price impact stores, dollar stores, ethnic food stores, limited-assortment stores, drug stores, military exchanges and other specialty retailers.

     Grow Sales to Traditional Format Customers: Despite being the largest distributor in the wholesale grocery industry, we currently account for a small percentage of sales in this traditional core market, representing substantial room for additional growth. Many of our potential customers are currently served by local or regional wholesalers that cannot offer the efficiencies produced by our nationwide network of multi-tier distribution centers and our centralized purchasing. Our repositioned distribution group has already enabled us to increase sales to existing and new customers in this sector, and we expect to be able to continue this trend.

     Grow Sales to Self-Distributing Chain Supermarkets: In addition to enabling us to grow our sales of consumer package goods and other merchandise to new channel retailers and our traditional format customers, we believe that we can employ our network of multi-tier distribution centers to expand our distribution capabilities to serve large, national chain supermarkets that currently self-distribute. For example, in March 2002, we entered into an agreement with Albertson's, Inc. to supply 39 Albertson's stores in Oklahoma and Nebraska beginning in July 2002 for the next five years. We believe that our national presence, our multi-tier distribution platform and our centralized purchasing capabilities will provide national chain supermarkets with a compelling alternative to self-distribution. We are seeking additional opportunities to establish similar relationships with other major supermarket chains.

     Continue to Improve Working Capital Management and Reduce Costs: We intend to improve our working capital management primarily by further developing our centralized procurement operations, taking advantage of the efficiencies created by our multi-tier distribution network, and by continuing to develop and implement our "F-1" supply chain technologies to better integrate our distribution centers and our central procurement operations.

OUR DISTRIBUTION GROUP

     Our distribution group sells food and non-food products to supermarkets, convenience stores, supercenters, discount stores, limited assortment stores, drug stores, specialty stores and other stores across the United States. On a pro forma basis after giving effect to the Acquisition, our distribution group net sales were $16.6 billion for fiscal 2001 and $4.8 billion for the 16 weeks ended April 20, 2002, excluding sales to our own retail stores. Sales to our own retail stores totaled $1.2 billion during fiscal 2001 and $372 million for the 16 weeks ended April 20, 2002.

     Following the Acquisition, we will have a nationwide network of multi-tier distribution centers that employ piece-pick, case-pick and flow-through distribution methods. We believe that our network of multi-tier distribution centers offers retailers of varying size and format a low-cost alternative to other distribution competitors or to self-distribution, partly because our network allows us to address the particular volume, value and velocity characteristics of each product that we distribute. In particular, we believe there is an increasing demand for a national network of distribution facilities that can uniformly meet the piece-pick needs of large-scale retail chains.

     The following map displays the location of our distribution centers, on a pro forma basis after giving effect to the Acquisition.

                         [MAP OF DISTRIBUTION CENTERS]

     We employ the high velocity case-pick method to distribute items that turn over quickly, such as fast-moving grocery items. This method allows us to select products in case quantities and then aggregate and distribute them on pallets. We use flow-through distribution methods to distribute items that move rapidly through the distribution center, such as bulk paper, water and promotional grocery items, in full pallet quantities. We have 24 high velocity case-pick and flow-through distribution centers. We use the high velocity piece-pick method to distribute high-turn consumer goods such as tobacco, candy, snacks, fast food and beverages to convenience-oriented retailers. This method selects products in single-unit quantities and distributes them in totes. On a pro forma basis after giving effect to the Acquisition, we will have 26 high velocity piece-pick distribution centers. We use low velocity case-pick and piece-pick distribution methods to distribute products that turn the least often, such as health and beauty aids, general merchandise and specialty and slow-moving grocery items. We have 5 low velocity case-pick and piece-pick distribution centers.

     Cross-docking of product between facilities allows us to maximize the efficiency of our truck fleet, reduce costly truck miles and, consequently, lower our costs.

     Customers Served. Our distribution group serves a wide variety of retail operations located in all 50 states and the Caribbean including supermarkets, convenience stores, supercenters, discount stores, limited assortment stores, drug stores, specialty stores and other stores.

     On a pro forma basis after giving effect to the Acquisition, our top ten customers accounted for approximately 26% of our total net sales during 2001 and approximately 28% of our total net sales for the 16 weeks ended April 20, 2002. On a pro forma basis after giving effect to the Acquisition, Kmart Corporation, our largest customer, represented approximately 17% of our total net sales in 2001 and 19% of our total net sales for the 16 weeks ended April 20, 2002. On a pro forma basis after giving effect to the Acquisition, no other single customer represented more than approximately 2% of our net sales for fiscal 2001 or the 16 weeks ended April 20, 2002.

     Pricing. Our distribution segment uses market research and cost analyses as a basis for pricing its products and services. We have three basic marketing programs for our distribution business: FlexMate, FlexPro and FlexStar.

     The FlexMate marketing program prices product to customers at a quoted sell price, a selling price established by us that might include a mark-up. Under the FlexPro and FlexStar programs, grocery, frozen and dairy products are priced at their net acquisition value, which is generally comparable to the net cash price paid by the distribution segment. Customers pay fees for specific activities related to the selection and distribution of products. Certain vendor allowances and service income are passed through to the customer under the FlexPro and FlexStar programs, but service charges are different between the two programs.

     Private Label. Fleming's private label brands are Fleming-owned brands that we offer exclusively to our customers. Our predominant brand is BestYet, and we also offer a growing number of products under two additional private brands: Exceptional Value, our opening price-point brand, and Comida Sabrosa, our line of Hispanic food products. We recently introduced BestYet meat and a re-formatted BestYet health and beauty care line. Private label lines are designed to offer quality products that are equal or superior in quality to comparable nationally advertised brands and value brand products at more competitive prices. We believe our private label brands generate higher margins for us and for our customers than nationally advertised brands and other value brand products because we are able to acquire them at lower costs.

     We offer two controlled labels, IGA and Piggly Wiggly brands, which are national quality brands. Controlled labels are brands to which we have exclusive distribution rights to a particular customer or in a specific region and are offered only in stores operating under specific banners, which we may or may not control.

     Procurement. We currently make category management decisions and negotiate with vendors for approximately 84% of our merchandise procurement from one location, our customer support center near Dallas, Texas. This makes more efficient use of our procurement staff, improves buying efficiency and reduces the cost of goods. We believe our customer support center is one of the largest buying locations of consumable goods in the United States. We believe that our centralized purchasing capabilities and the volume discount pricing we have achieved are valuable to our customers. We make a small percentage of our procurement decisions at the distribution center level where local market needs and trends can best be addressed, such as decisions regarding ethnic products, and where transportation costs may be minimized.

     Facilities and Transportation. Our distribution group operates a network of 24 high-velocity case-pick and flow-through distribution centers, 7 high-velocity piece-pick distribution centers and 5 low-velocity case-pick and piece-pick distribution centers that are responsible for the distribution of national brands and private label Fleming brands, including groceries, meat, dairy and delicatessen products, frozen foods, produce, bakery goods and a variety of related food and non-food items. All facilities are equipped with modern material handling equipment for receiving, storing and shipping large quantities of merchandise. Our distribution centers comprise approximately 21 million square feet of warehouse space. Additionally, the distribution group rents, on a short-term basis, approximately 904,000 square feet of off-site temporary storage space. The Acquisition will add 19 high-velocity piece-pick distribution centers that have a total of approximately 1.9 million square feet of warehouse space.

     Transportation arrangements and operations vary by distribution center and may vary by customer. Some customers prefer to handle product delivery themselves, others prefer us to deliver products, and still others ask us to coordinate delivery with a third party. Accordingly, many of our distribution centers maintain a truck fleet to deliver products to customers, and several of our distribution centers also engage dedicated contract carriers to deliver products. We increase the utilization of our truck fleet by back-hauling products from suppliers and others, thereby reducing the number of empty miles traveled. To further increase our fleet utilization, we have made our truck fleet available to other firms on a for-hire carriage basis.

     Capital Invested in Customers. As part of our services to retailers, we provide capital to certain customers by extending credit for inventory purchases, by becoming primarily or secondarily liable for store leases, by leasing equipment to retailers and by making secured loans to customers. At April 20, 2002, on a pro forma basis after giving effect to the Acquisition, we were the primary lessee of approximately 600 retail store locations subleased to and operated by customers. In making credit and investment decisions, we consider many factors, including estimated return on capital, assumed risks and benefits (including our ability to secure long-term supply contracts with these customers).

     At December 29, 2001, on a pro forma basis after giving effect to the Acquisition, we had loans outstanding to customers totaling $119 million. We also have investments in customers through direct financing leases of real property and equipment, lease guarantees, operating leases or credit extensions for inventory purchases. On a pro forma basis after giving effect to the Acquisition, our credit loss expense from receivables as well as from investments in customers was $40 million in 2001 (including a $17 million charge relating to the Kmart bankruptcy) and $1 million for the 16 weeks ended April 20, 2002.

     Cost-Reduction Initiatives. To strengthen our position as a low-cost supplier to our retail customers and increase our profitability, we instituted a "culture of thrift" among our employees and developed initiatives to reduce our expenses. This program focuses on five areas: merchandising and procurement, logistics and distribution, shared services and finance, retail operations and customer relations. In the merchandising and procurement functions, we have lowered cost of goods and administrative costs by centralizing most of our procurement functions, which were conducted in individual distribution centers, into one national procurement center near Dallas, which we believe is one of the largest buyer locations of consumable goods in the United States. The logistics and distribution functions have removed costs associated with back-haul, in-bound transportation and other logistics functions. In addition, we established a new shared services center in Oklahoma City where we have centralized the management of our accounting, human resources, information technology and other support services. We have also achieved progress in the rollout of our "F1" supply chain technologies that we are currently developing and implementing to better integrate our distribution centers and our central procurement operations. These new technologies will include transportation, warehouse management and procurement software applications. The transportation management software and processes will provide us with the ability to track all freight movement, whether it is inbound, outbound or inter-facility, resulting in more efficient and effective routing and fleet management. In the first quarter of 2002, we installed transportation management software in our Geneva, Northeast, Warsaw, Memphis, Garland, Kansas City, Lincoln and Massillon divisions. Retail operations have taken steps to reduce labor costs and reduce store operating costs, and certain administrative functions have also been centralized for retail operations. Finally, customer relations has established a single point of contact for each customer to eliminate many paper-based processes and improve customer communications.

     Core-Mark's Distribution Group. Core-Mark maintains 19 primary distribution facilities, of which 15 are located in the western United States and four are located in western Canada. In addition, Core-Mark operates a significant facility for one of its customers, which is 100% dedicated to servicing that customer's convenience retail locations. Each of Core-Mark's distribution facilities is outfitted with modern equipment (including freezers and coolers as required) for receiving, stocking, order selection and loading a large volume of customer orders on trucks for delivery. Each facility provides warehouse, distribution, sales and support functions for its geographic area under the supervision of a division manager.

OUR RETAIL GROUP

     At May 15, 2002, our retail group operated 109 price impact supermarkets primarily under the Food 4 Less and Rainbow Foods banners. In addition, at May 15, 2002, we operated 17 limited assortment stores under the yes!LESS(R) banner, 11 of which we opened in 2001.

     As part of our strategic plan, we sold or closed 238 of our conventional format supermarkets in order to focus resources on growing our price impact stores and improving financial results. The following chart illustrates the number of supermarkets and limited assortment stores we operated as of the dates indicated:

                                         DECEMBER 25,   DECEMBER 30,   DECEMBER 29,   MAY 15,
                                             1999           2000           2001        2002
                                         ------------   ------------   ------------   -------
CONTINUING STORES
Price Impact...........................       71             74             99          109
Limited Assortment.....................       --              6             17           17
                                             ---            ---            ---          ---
  Subtotal.............................       71             80            116          126
NON-STRATEGIC STORES...................      171            107             --           --
                                             ---            ---            ---          ---
  TOTAL................................      242            187            116          126
                                             ===            ===            ===          ===

     Price Impact Supermarkets. At May 15, 2002, our retail group operated 109 price impact supermarkets, of which 42 are located in Minnesota, 26 in Northern California, 13 in Wisconsin, seven in the Salt Lake City, Utah area, 13 in Texas, seven in the Phoenix, Arizona area, and one in Las Cruces, New Mexico. These stores average approximately 45,000 square feet and offer deep-discount, everyday low prices well below those offered by conventional supermarkets and carry prices for grocery products that are also generally lower than supercenters. Our price impact supermarkets are also known for their quality meat and produce offerings. Our price impact supermarkets that have been open at least one year generated average weekly sales of approximately $450,000 per store for the year ended December 29, 2001.

     Our price impact supermarkets serve price-sensitive middle-income consumers who often have larger-than-average families. These stores have a wider trade area than conventional supermarkets yet are generally more convenient to shop than supercenters. Our price impact supermarkets offer name-brand food and consumable goods at significantly lower prices than conventional format retail store operators because of the many low-cost features of our stores. These features include: offering a reduced number of product selections, focusing on popular, name-brand products and product categories, employing flow-through distribution methods which reduce product storage and handling expense and minimizing store operating costs.

     These stores do not cost as much as conventional stores to construct and maintain, as price impact stores typically feature cement floors, cinder block walls, exposed ceiling and walk-in freezers and coolers which combine the typically separate storage and display areas. In addition, price impact stores produce lower operating expenses, primarily as a result of less labor content due to pallet or case-loading display racks, fewer product categories offered due to focusing on the more popular items, self bagging, and elimination of staffed service departments.

     We believe price-sensitive consumers are underserved on a nationwide basis. Because price impact stores cost less to build and maintain than conventional supermarkets, we expect to be able to grow our price impact supermarket operations while incurring lower capital expenditures. We believe the success of our price impact stores is based on an underserved trade area and does not require significant market share. As a result, we spend less on advertising and marketing for these stores compared to conventional format stores.

     Limited Assortment Stores. In 2000, we began to develop our limited assortment retail concept operating under the yes!LESS(R) trade name, operating stores averaging 12,000 to 15,000 square feet of selling space. Our yes!LESS(R) concept is designed to appeal to a needs-based consumer, primarily with low price private label food and other consumables and an attractive selection of general merchandise products at opening price points. With 11 stores opened in 2001, as of May 15, 2002, there were 17 yes!LESS(R) retail stores open, 16 in Texas and one in Louisiana.

PRODUCTS

     We supply a full line of national brands and Fleming brands, including groceries, meat, dairy and delicatessen products, frozen foods, produce, bakery goods and a variety of general merchandise, health and beauty care and other related items. During 2001, the total number of SKUs carried in our distribution centers was approximately 42,000. During 2001, our product mix as a percentage of sales was approximately 61% groceries, 33% perishables and 6% general merchandise.

     Core-Mark's Products. Core-Mark distributes a full line of national brands and Core-Mark brands, including cigarettes and other tobacco products, food products such as candy, fast food, snacks, groceries, non-alcoholic beverages, and non-food products such as film, batteries and other sundries and health and beauty care products, a total of approximately 31,000 SKUs. During 2001, cigarette net sales constituted approximately 72% of Core-Mark's total net sales.

SUPPLIERS

     We purchase our products from numerous vendors and growers. As a large customer with centralized procurement, we are able to secure favorable terms and volume discounts on many of our purchases, leading to lower unit costs. We purchase products from a diverse group of suppliers and believe we have adequate sources of supply for substantially all of our products.

COMPETITION

     Our distribution group operates in a competitive market. Our primary competitors are national, regional and local food and consumer package goods distributors and national chains that perform their own distribution. The convenience retail distribution business is comprised of one other national distributor in the United States (McLane, a subsidiary of Wal-Mart) and a number of large, multi-regional and smaller local distributors. The principal factors on which we compete include price, quality and assortment of product lines, schedules and reliability of delivery and the range and quality of customer services.

     The primary competitors of our retail group supermarkets are national, regional and local grocery chains, as well as supercenters, independent supermarkets, convenience stores, drug stores, restaurants and fast food outlets. Principal competitive factors include price, quality and assortment, store location and format, sales promotions, advertising, availability of parking, hours of operation and store appeal.

INTELLECTUAL PROPERTY

     We or our subsidiaries use many trade names registered either by us or by third parties from whom we license the rights to use such trade names at either the federal or state level or a combination of both, such as Piggly Wiggly, PWPETRO, Piggly Wiggly xpress, Super 1 Foods, Festival Foods, Jubilee Foods, Jamboree Foods, MEGAMARKET, Shop 'N Kart, ABCO Desert Market, American Family, Big Star, Big T, Big Bear, Big Dollar, Buy for Less, County Pride Markets, Rainbow Foods, Red Fox, Sentry, Shop N Bag, Super Duper, Super Foods, Super Thrift, Thriftway, Value King and yes!LESS.

     We license the Food 4 Less service mark and trade name from Ralphs Grocery Company, a subsidiary of Kroger Co., and have the exclusive right to use and sublicense the name in certain areas of California. We also have the exclusive license to use and sublicense the name in all other states, excluding certain areas of Southern California and certain areas in various other states previously licensed to others by Ralphs or its predecessors. Additionally, should the rights to such a previously licensed area terminate, we would automatically obtain the exclusive license for that area. The Food 4 Less license agreement generally provides for protected trade area status for five years after the date that we, our franchisees or Ralphs commit to entering a new market area under the Food 4 Less banner. However, we are not prohibited by the licensing agreement from opening stores under a different trade name in any of these areas.

EMPLOYEES

     At April 20, 2002, we had approximately 21,000 full-time and part-time employees, with 10,000 employed by the distribution group, 9,000 by the retail group and 2,000 employed in shared services, customer support and other functions.

     Approximately 44% of our employees are covered by collective bargaining agreements with the International Brotherhood of Teamsters; Chauffeurs, Warehousemen and Helpers of America; the United Food and Commercial Workers; the International Longshoremen's and Warehousemen's Union; the Retail, Wholesale and Department Store Union; and the International Union of Operating Engineers. Most of these agreements expire at various times throughout the next five years. We consider our employee relations in general to be satisfactory.

     Core-Mark's Employees. At December 31, 2001, Core-Mark had 2,916 employees. Core-Mark is a party to local collective bargaining agreements with the International Brotherhood of Teamsters, United Food Commercial Workers and the Industrial Wood and Allied Workers of Canada. Core-Mark is currently in negotiations with the union in Victoria. These agreements, most of which expire at various times over the course of the next five years, cover an aggregate of approximately 9%, or approximately 260, of Core-Mark's employees. In addition, in April 2002, 13 of 21 of Core-Mark's drivers in Denver, Colorado filed a petition with the National Labor Relations Board seeking an election to determine whether they may be represented by Teamsters Local Union No. 961 for collective bargaining purposes under Section 7 of the National Labor Relations Act. In May 2002, Core-Mark's drivers in Tacoma, Washington filed a petition with the National Labor Relations Board seeking an election to determine whether they may be represented by Teamsters Local Union No. 313 for collective bargaining purposes under Section 7 of the National Labor Relations Act. In June 2002, Core-Mark's drivers in Flagstaff, Arizona filed a petition with the National Labor Relations Board seeking an election to determine whether they may be represented by Teamsters Local Union No. 17 for collective bargaining purposes under Section 7 of the National Labor Relations Act.

PROPERTIES

     The following chart displays our distribution group facilities, on a pro forma basis after giving effect to the Acquisition. Except as otherwise indicated in the table below, we lease all of our properties.

                                        APPROXIMATE
LOCATION                                SQUARE FEET
--------                                -----------
                                       (IN THOUSANDS)
HIGH VELOCITY CASE-PICK (24 FACILITIES):
  Ewa Beach, HI.......................        361
  Ft. Wayne, IN.......................      1,043
  Fresno, CA**........................        828
  Garland, TX*........................      1,175
  Geneva, AL..........................        793
  Kansas City, KS.....................        937
  La Crosse, WI*......................        907
  Lafayette, LA*......................        443
  Lincoln, NE.........................        516
  Lubbock, TX**.......................        762
  Massillon, OH*......................        874
  Memphis, TN**.......................      1,071
  Miami, FL*..........................        764
  Milwaukee, WI*......................        600
  Minneapolis, MN*....................        480
  Nashville, TN.......................        941
  North East, MD**....................        591
  Phoenix, AZ**.......................      1,033
  Sacramento, CA**....................        787
  Salt Lake City, UT**................        555
  South Brunswick, NJ.................        526
  Superior, WI*.......................        371
  Tulsa, OK(2)........................        748
  Warsaw, NC**........................        672
                                           ------
         Total........................     17,778
LOW VELOCITY CASE-PICK AND PIECE-PICK (5 FACILITIES):
  King of Prussia, PA.................        377
  La Crosse, WI*......................        163
  Memphis, TN**.......................        495
  Sacramento, CA......................        439
  Topeka, KS..........................        223
                                           ------
         Total........................      1,697

                                        APPROXIMATE
LOCATION                                SQUARE FEET
--------                                -----------
                                       (IN THOUSANDS)
HIGH VELOCITY PIECE-PICK (26 FACILITIES):
  Adel, GA............................         79
  Albuquerque, NM(3)..................         96
  Altoona, PA*........................        172
  Denver, CO(3).......................         91
  Bakersfield, CA(3)..................         70
  Corona, CA(3).......................        201
  Corona, CA (AMI Consolidation
    Facility)(3)......................         57
  Ft. Worth, TX(3)....................        113
  Grants Pass, OR(3)..................         43
  Hayward, CA(3)......................        130
  Las Vegas, NV(3)....................        100
  Leitchfield, KY**...................        169
  Los Angeles, CA(3)..................        194
  Marshfield, WI*.....................        157
  Plymouth, MN........................        239
  Portland, OR(3).....................        112
  Romeoville, IL......................        125
  Sacramento, CA(3)...................        187
  Sacramento, CA (Arctic Cascade
    Consolidation Facility)(3)........         22
  Salt Lake City, UT(3)...............        109
  Smyrna, GA..........................        125
  Spokane, WA(3)......................         78
  Calgary, Alberta(3).................         76
  Vancouver, BC(3)....................         70
  Victoria, BC(3).....................         48
  Winnipeg, Manitoba(3)...............         55
                                           ------
         Total........................      2,918
TEMPORARY STORAGE FACILITIES:
Typically rented on a short-term
  basis...............................        904
                                           ------
         Total Distribution Square
           Footage....................     22,393
                                           ======

---------------

  * Owned

 ** Owned and leased

(1) We expect to close our high velocity case-pick facility in Oklahoma City, Oklahoma and our low velocity case-pick and piece-pick facility in Dallas, Texas this fall. These facilities are not reflected in the table above.

(2) We expect to occupy and operate these facilities in July 2002 upon closing the transactions contemplated by our agreement with Albertson's.

(3) We expect to occupy and operate this facility upon consummation of the Acquisition.

     In addition, we have closed five other facilities in various states, which we are actively marketing.

     As of May 15, 2002, our retail group operated 126 supermarkets in a variety of formats in Arizona, California, Minnesota, New Mexico, Louisiana, Texas, Utah and Wisconsin. Our continuing chains included 109 price impact supermarkets and 17 limited assortment stores. For more information, see the subsection "Our Retail Group."

     Our shared service center office is located in Oklahoma City, Oklahoma. The shared service center occupies leased office space totaling approximately 229,000 square feet. Our customer support center near Dallas, Texas occupies leased office space totaling approximately 153,000 square feet.

     We own and lease other significant assets, such as inventories, fixtures and equipment and capital leases.

     Core-Mark's Properties. Core-Mark does not own any real property. Core-Mark's principal executive offices are located in South San Francisco, California, and consist of approximately 22,000 square feet of leased office space. In addition, Core-Mark leases approximately 13,000 square feet in Vancouver, British Columbia for its tax and information technology departments and eight small offices for use by sales personnel in certain parts of the United States and Canada. Core-Mark also leases its 19 primary distribution facilities, 15 of which are located in the western United States and four in western Canada, which are shown in the table above. Each distribution facility is equipped with modern equipment (including freezers and coolers at 18 facilities) for receiving, stocking, order selection and shipping a large volume of customer orders.

LEGAL PROCEEDINGS

     We are a party to or threatened with various litigation and contingent loss situations arising in the ordinary course of our business including disputes with customers and vendors, owners or creditors of financially troubled or failed customers, suppliers, landlords, employees regarding labor conditions, wages, workers' compensation matters and alleged discriminatory practices, insurance carriers and tax authorities. In this regard, we are currently in binding arbitration with one of our convenience store customers, Clark Retail Enterprises, Inc., regarding the required mix of annual minimum purchases under a supply agreement and related product service charges. We seek to rescind the supply agreement and to recover our damages, and Clark seeks to terminate the supply agreement and recover its damages. The parties are currently in settlement discussions. The outcome of this matter could have an effect on our financial results.

     Our facilities and operations are subject to various laws, regulations and judicial and administrative orders concerning protection of the environment and human health, including provisions regarding the transportation, storage, distribution, disposal or discharge of certain materials. In conformity with these provisions, we have a comprehensive program for testing, removal, replacement or repair of our underground fuel storage tanks and for site remediation where necessary. We have established reserves that we believe will be sufficient to satisfy the anticipated costs of all known remediation requirements.

     We and others have been designated by the U.S. Environmental Protection Agency and by similar state agencies as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, or similar state laws, as applicable, with respect to EPA-designated Superfund sites. While liability under CERCLA for remediation at these sites is generally joint and several with other responsible parties, we believe that, to the extent we are ultimately determined to be liable for the expense of remediation at any site, such liability will not result in a material adverse effect on our consolidated financial position or results of operations. We are committed to maintaining the environment and protecting natural resources and human health and to achieving full compliance with all applicable laws, regulations and orders.

     We have received notice from a distributor in the State of Washington alleging that Fleming's operation of Core-Mark subsequent to consummation of the Acquisition would violate an existing noncompetition agreement in the states of Washington and Oregon. Fleming does not believe that its future operation of Core-Mark's existing distribution centers in these jurisdictions is precluded by this agreement.

  LEGAL PROCEEDINGS AFFECTING CORE-MARK

     Manufacturers and distributors of cigarettes and other tobacco products are currently facing a number of significant issues that affect the business environment in which they operate including: proposed additional governmental regulation; actual and proposed excise tax increases; increased litigation involving health and other effects of cigarette smoking and other uses of tobacco; and litigation by the U.S. Department of Justice to recover federal Medicare costs allegedly connected to smoking.

     Legislation has been introduced in Congress that would grant the FDA authority to regulate tobacco products. Although no such legislation passed during the year 2001, the prospects for similar legislation in the future are uncertain. If such legislation is passed, we cannot assure you that the FDA would not promulgate regulations that would result in a material reduction in the consumption of tobacco products in the United States.

     In November 1998, 46 states, five territories and the District of Columbia entered into a settlement of approximately $250 billion with four major tobacco companies to resolve litigation over smoking-related costs incurred by state Medicaid programs.

     Included in the terms of the settlement are conditions that tobacco companies participating in the settlement may not: target youth in the advertising, promotion or marketing of tobacco products (including the use of cartoons in such promotion); use tobacco brand names to sponsor concerts, athletic events or other events in which a significant percentage of the audience is under 18 years of age; advertise products in conspicuous places outdoors (such as billboards) or on transit vehicles; merchandise a tobacco brand name through the marketing, distribution or sale of apparel or other merchandise; provide free samples of tobacco products in any area except an adults-only facility; distribute or sell cigarettes in pack sizes of less than 20; or lobby state legislatures on certain anti-tobacco initiatives (such as limitations on youth access to vending machines).

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:

NAME                                    AGE              PRESENT POSITION
----                                    ---              ----------------
EXECUTIVE OFFICERS:
Mark S. Hansen........................  47    Chairman and Chief Executive Officer
Robert A. Allen(1)....................  53    Executive Vice President and
                                              President, Convenience Stores
J.R. Campbell.........................  58    Executive Vice President,
                                              Merchandising and Supply
Thomas G. Dahlen......................  48    Executive Vice President and
                                              President, Retail and Corporate
                                              Marketing
E. Stephen Davis......................  61    Executive Vice President and
                                              President, Wholesale
Ronald B. Griffin.....................  48    Executive Vice President and Chief
                                              Information Officer
William H. Marquard...................  42    Executive Vice President, Business
                                              Development
Scott M. Northcutt....................  40    Executive Vice President, Human
                                              Resources
Neal J. Rider.........................  40    Executive Vice President and Chief
                                              Financial Officer
Michael J. Carey......................  55    Senior Vice President, Western
                                              Operations
Charles L. Hall.......................  51    Senior Vice President, Real Estate and
                                              Store Development
Carlos M. Hernandez...................  47    Senior Vice President, General Counsel
                                              and Secretary
Matthew H. Hildreth...................  37    Senior Vice President, Finance and
                                              Treasurer
Timothy R. LaBeau.....................  47    Senior Vice President, Operations
William A. Merrigan...................  57    Senior Vice President, Logistics
Philip B. Murphy......................  53    Senior Vice President, Procurement
Mark D. Shapiro.......................  42    Senior Vice President, Finance and
                                              Operations Control
Thomas A. Zatina......................  50    Senior Vice President, Northern
                                              Operations
DIRECTORS:
Mark S. Hansen........................  47    Chairman and Chief Executive Officer
Herbert M. Baum.......................  65    Director
Kenneth M. Duberstein.................  58    Director
Archie R. Dykes.......................  71    Director
Carol B. Hallett......................  64    Director
Robert S. Hamada......................  64    Director
Alice M. Peterson.....................  49    Director

------------

 (1) Mr. Allen will be appointed our Executive Vice President and President, Convenience Stores immediately following the consummation of the Acquisition.

  EXECUTIVE OFFICERS

     Mark S. Hansen joined us as Chairman and Chief Executive Officer in November 1998. Prior to joining us, Mr. Hansen served as President and Chief Executive Officer of SAM's Club, a division of Wal-

Mart Stores, Inc., from 1997 through 1998. Prior to joining Wal-Mart, Mr. Hansen served in multiple capacities at PETsMART, Inc., a retailer of pet food, pet supplies and related products, including as President and Chief Executive Officer from 1989 to 1997. Prior to 1989, Mr. Hansen served in various management capacities in the supermarket industry. He serves as an executive advisory board member of Swander Pace Capital and is a director of Applebee's Restaurants and Amazon.com.

     Robert A. Allen has been Chief Executive Officer of Core-Mark since January 1998 and President of Core-Mark since January 1996. Mr. Allen served as Chief Operating Officer of Core-Mark from January 1996 to December 1997. Prior to 1996, he served as Senior Vice President, Distribution of Core-Mark from 1992 through 1995. Mr. Allen has been a director of Core-Mark since 1994.

     J.R. Campbell joined us as our Executive Vice President, Merchandising and Supply in January 2002. Prior to joining us, Mr. Campbell served for over 20 years in various capacities at Wal-Mart Stores, Inc., including Senior Vice President and General Merchandise Manager of Wal-Mart Stores, Senior Vice President of Merchandising for Sam's Club, and most recently as President, Global Sourcing Division of Wal-Mart Stores.

     Thomas G. Dahlen joined us as our Executive Vice President and President, Retail and Corporate Marketing in April 2001. From 1999 until joining us, Mr. Dahlen served as President and Chief Executive Officer of Furrs Supermarkets, Inc. and was its President and Chief Executive Officer when it filed for Chapter 11 bankruptcy protection in February 2001. From 1994 until 1999, Mr. Dahlen served in multiple capacities at Ralphs Supermarkets Division of the Yucaipa Companies, including Executive Vice President from 1998 to 1999, and Senior Vice President, Sales and Marketing from 1994 to 1998.

     E. Stephen Davis joined us in 1960 and has served as our Executive Vice President and President, Wholesale since February 2000. Prior to that, Mr. Davis has served us in various positions, including Executive Vice President, Food Distribution from 1998 to February 2000, Executive Vice President, Operations from 1997 to 1998, Executive Vice President, Food Operations from 1996 to 1997 and Executive Vice President, Distribution from 1995 to 1996.

     Ronald B. Griffin joined us as Executive Vice President and Chief Information Officer in January 2002. Prior to joining us, Mr. Griffin served for over 10 years in various capacities at The Home Depot, Inc., including most recently as Senior Vice President and Chief Information Officer.

     William H. Marquard joined us as Executive Vice President, Business Development and Chief Knowledge Officer in June 1999. From 1991 until joining us, Mr. Marquard was a partner in the consulting practice of Ernst & Young.

     Scott M. Northcutt joined us as Senior Vice President, Human Resources in January 1999 and he became Executive Vice President, Human Resources in February 2000. From 1997 until joining us, Mr. Northcutt was Vice President-People Group at SAM's Club, a division of Wal-Mart Stores, Inc. From 1988 to 1995, he served as Vice President-Human Resources and from 1995 to 1996, he served as Vice President-Store Operations at Dollar General Corporation.

     Neal J. Rider joined us as Executive Vice President and Chief Financial Officer in January 2000. From 1999 until joining us, Mr. Rider was Executive Vice President and Chief Financial Officer at Regal Cinemas, Inc. From 1980 to 1999, Mr. Rider served in multiple capacities at American Stores Company, including Treasurer and Controller responsibilities from 1994 to 1997 before becoming Chief Financial Officer in 1998.

     Michael J. Carey joined us in 1983 and has served as our Senior Vice President, Western Operations since June 2000. Prior to that, Mr. Carey served as our Operating Group President from 1998 to June 2000, our President, LaCrosse Division from 1996 to 1998, and our Director of IGA Marketing from 1994 to 1996.

     Charles L. Hall joined us as Senior Vice President, Real Estate and Store Development in June 1999. From 1998 until joining us, he was Senior Vice President-Real Estate and Store Development at Eagle

Hardware and Garden, Inc. From 1992 to 1998, he served as Vice President of Real Estate Development at PETsMART, Inc.

     Carlos M. Hernandez joined us in March 2000 as Associate General Counsel and Assistant Secretary and has served as our Senior Vice President, General Counsel and Secretary since February 2001. Prior to joining us, Mr. Hernandez was employed in various capacities at Armco Inc. from 1981 to 1999, and then as an attorney at AK Steel Holding Corporation from October to December 1999.

     Matthew H. Hildreth joined us as Senior Vice President, Finance and Treasurer in May 2001. Prior to joining us, Mr. Hildreth served in various positions at JPMorgan since 1989, including most recently as Vice President and Sector Head of North American Trucking for JPMorgan's Transportation and Logistics Group.

     Timothy R. LaBeau joined us in January 2002 as Senior Vice President of Operations. Prior to joining us, Mr. LaBeau served as President and Chief Executive Officer of American Sales Company, a subsidiary of Royal Ahold, from 1998 to December 2001. Prior to that, Mr. LaBeau served as Executive Vice President of Merchandising and Procurement for Ahold USA from 1994 to 1998.

     William A. Merrigan joined us in November 2000 and has served as our Senior Vice President, Logistics since May 2001. Prior to joining us, Mr. Merrigan served as Senior Vice President of Logistics at Nash Finch Company from 1998 to November 2000. Prior to that, Mr. Merrigan served in various senior positions at Wakefern Food Corporation from 1986 to 1998, including most recently as Vice President of Logistics and Transportation.

     Philip B. Murphy joined us in October 2000 as Vice President of Grocery, and has served as our Senior Vice President, Procurement since May 2001. Prior to that, Mr. Murphy served as Senior Vice President and General Manager of Services at PETsMART, Inc. from 1995 to 2000.

     Mark D. Shapiro joined us in June 2001 as Senior Vice President, Finance. Prior to joining us, Mr. Shapiro served in various positions at Big Lots, Inc. since 1992, including most recently as Senior Vice President and Chief Financial Officer.

     Thomas A. Zatina joined us in June 2001 as Senior Vice President, Northern Operations. Prior to joining us, Mr. Zatina served in various positions at Bozzuto's, Inc., a Connecticut-based wholesale distributor, since 1986, including most recently as Executive Vice President and Chief Operating Officer.

  DIRECTORS

     Herbert M. Baum joined us as a director in 1998. He is Chairman, president and chief executive officer of The Dial Corporation (a consumer products company). Prior to joining The Dial Corporation in August 2000, Mr. Baum served as president and chief operating officer of Hasbro, Inc. from January 1999. From 1993 to 1998, Mr. Baum served as chairman and chief executive officer of Quaker State Corporation. From 1978 to 1993, Mr. Baum served in a variety of positions for Campbell Soup Company where his last position held was President Campbell North and South America. Mr. Baum is a director of Grocery Manufacturers of America, The Dial Corporation, Midas, Inc., Meredith Corporation, PepsiAmerica, Inc. (formerly Whitman Corporation), and Action Performance Companies, Inc.

     Kenneth M. Duberstein joined us as a director in May 2001. He is chairman and Chief Executive Officer of The Duberstein Group, Inc., an independent strategic planning and consulting company. Prior to that, Mr. Duberstein served President Reagan in various capacities, including Chief of Staff from 1988 to 1989, Deputy Chief of Staff from 1987 to 1988 and Assistant and Deputy Assistant to the President for Legislative Affairs from 1981 to 1983. Mr. Duberstein is a director of The Boeing Company, Conoco, Inc., Fannie Mae, GVG, The St. Paul Companies, Inc., and serves on the Board of Governors for the American Stock Exchange and the National Association of Securities Dealers. He also serves as Vice Chairman of the Kennedy Center for Performing Arts, Chairman of Ethics Oversight Committee for the U.S. Olympics Committee, Trustee of Franklin & Marshall College and Johns Hopkins University, and serves on the

Council on Foreign Relations, the Institute of Politics at the John F. Kennedy School of Government at Harvard University and the National Alliance to End Homelessness.

     Archie R. Dykes joined us as a director in 1981. He is chairman and chief executive officer of Capital City Holdings, Inc. (a venture capital organization). He is senior chairman and a director of PepsiAmerica, Inc. (formerly Whitman Corporation), Midas, Inc. and the Employment Corporation. A former chancellor of the University of Kansas and of the University of Tennessee, Mr. Dykes also serves as a trustee of the Kansas University Endowment Association and of the William Allen White Foundation.

     Carol B. Hallett joined us as a director in 1993. She is president and chief executive officer of the Air Transport Association of America, Washington, D.C. (the nation's oldest and largest airline trade organization). Prior to joining the Air Transport Association in April 1995, Mrs. Hallett served as senior government relations advisor with Collier, Shannon, Rill & Scott from February 1993 to March 1995. From November 1989 through January 1993, Mrs. Hallett served as the Commissioner of the United States Customs Service. From September 1986 to May 1989, she served as the U.S. Ambassador to The Commonwealth of the Bahamas. From July 1983 to August 1986, Mrs. Hallett served as the national vice chairman and field director of Citizens for America. Mrs. Hallett also served three terms in the California legislature and as minority leader in the State Assembly. Mrs. Hallett is a director of Mutual of Omaha Insurance Company. She is a trustee for the Junior Statesmen of America. Mrs. Hallett also serves on the President's Cabinet of California Polytechnic State University.

     Robert S. Hamada joined us as a director in February 2001. He has been the Chief Executive Officer of Merchant's Exchange since July 2001. An internationally known authority in finance, Mr. Hamada was a member of the faculty of the University of Chicago from 1966 until 2001, during which time he served as Dean from 1993 to June 2001, as the Edward Eagle Brown Distinguished Service Professor of Finance at the Graduate School of Business, as director of the Center for International Business and Research from 1992 to 1993, as deputy dean for the faculty at the Graduate School of Business from 1985 to 1990, and as director of the Center for Research in Security Prices from 1980 to 1985. Mr. Hamada is a director of Northern Trust Corporation, A.M. Castle & Co., Flying Food Fare, Window to the World Communications, Inc., Merchant's Exchange, Terra Foundation for the Arts, and the National Bureau of Economic Research.

     Alice M. Peterson joined us as a director in 1998. She is the President of Loretto Group, a finance strategy and consulting firm. She served as President of RIM Finance, LLC (a wholly-owned subsidiary of the Canadian company, Research In Motion Limited, the maker of BlackBerry wireless handheld devices), from December 2000 to September 2001. From April 2000 to September 2000, Ms. Peterson served as Chief Executive Officer of GuidanceResources.com (an Internet-based service that employers provide as a value-added benefit to enhance employee productivity). From October 1998 to February 2000, Ms. Peterson served as vice president and general manager of Sears Online, the unit of Sears, Roebuck and Co. where all business-to-consumer Internet activities are conducted, including interactive marketing. Ms. Peterson was vice president and treasurer of Sears, Roebuck and Co. from 1993 to 1998. She joined that company in 1989 as corporate director of finance, became managing director -- corporate finance in 1992, and vice president -- treasurer in 1993. Prior to joining Sears, Ms. Peterson served as assistant treasurer of Kraft, Inc. from 1988 to 1989. From 1984 to 1988, Ms. Peterson served in a variety of financial positions for PepsiCo, Inc. where her last position held was director of capital markets. Ms. Peterson is a director of RIM Finance, LLC and she serves on the Ravinia Festival Board of Trustees.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR SECURED CREDIT FACILITY

     Concurrently with the closing of this offering, we will enter into a new senior secured credit facility consisting of a $550 million revolving credit facility (which includes a $225 million letter of credit subfacility), with a final maturity of five years from closing, and a $425 million amortizing term loan with a maturity of six years from closing. In addition, incremental term loans may be extended under the new credit facility by lenders agreeing to provide same up to $250 million aggregate principal amount, provided that the loans are permitted under the terms of our existing indebtedness. After consummation of the Acquisition, borrowings under the revolving credit facility may be used for general corporate purposes. Letters of credit may also be used for general corporate purposes and are needed primarily for insurance reserves associated with our normal risk management activities. To the extent that any of these letters of credit would be drawn, payments would be financed by borrowings under our revolving credit facility. Incremental term loans, if extended, may be used only to finance acquisitions and to repay or redeem indebtedness, including loans under the revolving credit facility. The stated interest rate on borrowings under our credit facility will be equal to a referenced index interest rate, normally the London interbank offered interest rate, or LIBOR, plus a margin. The level of the margin for borrowings under our revolving credit facility will be dependent upon our total leverage ratio and the average utilization of our revolving credit facility.

     The new credit facility (and related interest rate protection agreements, foreign currency exchange agreements, commodity price hedging agreements and certain overdraft facilities) will be guaranteed by substantially all of our subsidiaries. In addition, our obligations under the new credit facility (and related interest rate protection agreements, foreign currency exchange agreements, commodity price hedging agreements and certain overdraft facilities) and the obligations of our subsidiaries under the guarantees will be secured by a first priority security interest in substantially all our accounts and inventories and those of our subsidiaries that are guarantors, and in substantially all the capital stock or other equity interests owned by us or our subsidiaries that are guarantors.

     Our new credit facility will contain customary covenants associated with similar facilities, including but not limited to the following more significant covenants:

     - maintenance of a total leverage ratio;

     - maintenance of a minimum fixed charge coverage ratio and a minimum adjusted fixed charge coverage ratio;

     - maintenance of a minimum asset coverage ratio;

     - a limitation on capital expenditures;

     - a limitation on acquisitions and investments, including, while any revolving loans are outstanding, the amount of cash and cash equivalents;

     - a limitation on restricted payments, including dividends; and

     - a limitation on incurrence of indebtedness and liens.

The closing of our new credit facility is conditioned upon, among other things, the closing of this offering, the Acquisition and the other related financings.

     The commitments under our new credit facility will be terminated in the event of a defined change of control.

10 1/8% SENIOR NOTES DUE 2008

     Our $355 million of 10 1/8% Senior Notes due 2008 are general unsecured obligations, equal in right of payment to all of our existing and future senior indebtedness and are guaranteed on a senior unsecured basis by each guarantor of the Notes.

10 5/8% SENIOR SUBORDINATED NOTES DUE 2007

     Our $400 million of 10 5/8% Senior Subordinated Notes due 2007 are general unsecured obligations, subordinated in right of payment to all of our existing and future senior indebtedness and are guaranteed on a senior subordinated basis by each guarantor of the Notes.

9 7/8% SENIOR SUBORDINATED NOTES DUE 2012

     Our $260 million of 9 7/8% Senior Subordinated Notes due 2012 are general unsecured obligations, subordinated in right of payment to all of our existing and future senior indebtedness and are guaranteed on a senior subordinated basis by each guarantor of the Notes.

5 1/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2009

     Our $150 million of 5 1/4% Convertible Senior Subordinated Notes due 2009 are general unsecured obligations, subordinated in right of payment to all of our existing and future senior indebtedness and are guaranteed on a senior subordinated basis by each guarantor of the Notes.

                              DESCRIPTION OF NOTES

     The terms of our 9 1/4% Senior Notes due 2010 (the "Notes") are described below. Our debt securities are described generally in the accompanying prospectus. The following description of the particular terms of the Notes supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus. You can find definitions of certain capitalized terms used in this description under "-- Certain Definitions." For purposes of this section, references to the "Company" include only Fleming Companies, Inc. and not its Subsidiaries.

     The Company will issue the Notes under an indenture, dated as of June 18, 2002 (the "Existing Indenture"), among itself and Manufacturers and Traders Trust Company, as Trustee (the "Trustee"), and under a first supplemental indenture (the "Supplemental Indenture" and, together with the Existing Indenture, the "Indenture") to be entered into by the Company, the Subsidiary Guarantors and the Trustee relating to the Notes. We have filed a copy of the Existing Indenture as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. A copy of the Supplemental Indenture will be filed as an exhibit to a Form 8-K incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes.

     The Notes will be issued as a separate series of debt securities under the Indenture, and accordingly will vote as a separate series from other series of debt securities on matters under the Indenture.

GENERAL

     The Notes will be unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company.

     Principal of, premium, if any, and interest on the Notes, if any, will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Paying Agent in The City of New York maintained for such purposes. The Company may change any Paying Agent without notice to holders of the Notes (the "Holders"). The Notes will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes or, except in certain circumstances, for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

     The Existing Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder. We may issue additional debt securities under the Existing Indenture from time to time after this offering.

     The Supplemental Indenture authorizes us to issue up to $200.0 million in aggregate principal amount of Notes in this offering. We may issue additional Notes from time to time after this offering under the Indenture in an unlimited principal amount. The Notes and any additional Notes subsequently issued under the Supplemental Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any offering of additional Notes or other debt securities is subject to the covenant described below under the caption "-- Certain Covenants -- Limitation on Indebtedness."

     The Notes will mature on June 15, 2010. The Notes will bear interest at an annual rate of 9 1/4% from the original date of issuance or from the most recent interest payment date to which interest has been paid, payable semiannually on June 15 and December 15 of each year commencing December 15, 2002, to the Person in whose name the Notes were registered at the close of business on the June 1 or December 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Notes will not be entitled to the benefit of any sinking fund.

GUARANTEES

     Payment of the principal of, premium, if any, and interest on the Notes, when and as the same become due and payable (whether at Stated Maturity or on a redemption date, or pursuant to a Change of Control Purchase Offer or an Asset Sale Offer, and whether by declaration of acceleration, call for redemption, purchase or otherwise), will be guaranteed, jointly and severally, on a senior basis by all of the Restricted Subsidiaries that guarantee the Credit Agreement or any of the Existing Notes (the "Subsidiary Guarantors").

     Upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor or all or substantially all of its assets to an entity which is not a Subsidiary Guarantor (and a Restricted Subsidiary) or the designation of a Restricted Subsidiary to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of "-- Certain Covenants -- Limitation on Sale of Assets" and "-- Certain
Covenants -- Limitation on Issuances and Sales of Capital Stock of Subsidiaries"), such Subsidiary Guarantor will be deemed released from its obligations under its Note Guarantee; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of the Company or any other Restricted Subsidiary shall also terminate upon such release, sale or transfer.

REDEMPTION

     Optional Redemption. Except as described below, the Notes are not redeemable before June 15, 2006. Thereafter, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on June 15 of the year set forth below.

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................  104.6250%
2007........................................................  102.3125%
2008 and thereafter.........................................  100.0000%

     In addition, the Company must pay all accrued and unpaid interest on the Notes redeemed.

     Optional Redemption upon Equity Offerings. In addition, up to 35% of the initial aggregate principal amount of the Notes may be redeemed on or prior to June 15, 2005, at the option of the Company, within 90 days of an Equity Offering with the net proceeds of such offering at a redemption price equal to 109.25% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided, that after giving effect to such redemption at least 65% of the Notes originally issued under the Indenture remain outstanding.

     As used in the preceding paragraph, "Equity Offering" means a public or private offering of Qualified Capital Stock of the Company generating gross proceeds to the Company of at least $50 million (other than the concurrent equity offering).

SELECTION AND NOTICE

     In the event that less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided, however, that no Note of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On or after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment.

PURCHASE OF NOTES UPON A CHANGE OF CONTROL

     If a Change of Control shall occur at any time, then each Holder of Notes shall have the right, to the extent not inconsistent with the Company's Bylaws as in effect on the Issue Date, to require the Company to purchase such Holder's Notes in whole or in part in integral multiples of $1,000 at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Purchase Offer") and the other procedures set forth in the Indenture.

     Within 30 days following the occurrence of any Change of Control, the Company shall notify the Trustee and give written notice of such Change of Control to each Holder of Notes, by first-class mail, postage prepaid, at the address appearing in the security register, stating, among other things, the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment of the Change of Control Purchase Price pursuant to the Change of Control Purchase Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a Holder of Notes must follow to accept a Change of Control Purchase Offer or to withdraw such acceptance.

     The Company will not be required to make a Change of Control Purchase Offer upon a Change of Control if a third party makes the Change of Control Purchase Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Purchase Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Purchase Offer.

     If a Change of Control were to occur, we cannot assure you that the Company would have sufficient funds to pay the Change of Control Purchase Price for all the Notes tendered by the Holders. The Company's existing credit agreement and indentures contain, and any future other agreements relating to other indebtedness to which we become a party may contain, restrictions or prohibitions on the Company's ability to repurchase Notes or may provide that an occurrence of a Change of Control constitutes an event of default under, or otherwise requires payment of amounts borrowed under those agreements. If a Change of Control occurs at a time when the Company is prohibited from repurchasing the Notes, we could seek the consent of our then existing lenders and note holders to the repurchase of the Notes or could attempt to refinance the borrowings that contain the prohibition. If the Company does not obtain such a consent or repay the borrowings, it would remain prohibited from repurchasing the Notes. In that case, failure to repurchase tendered Notes would constitute an Event of Default under the Indenture and may constitute a default under the terms of other indebtedness that we may enter into from time to time.

     Our bylaws contain a provision which limits the Company's ability to "adopt or maintain a poison pill, shareholder rights plan, rights agreement or any other form of 'poison pill' which is designed to or which has the effect of making acquisitions of large holdings of the Corporation's shares of stock more difficult or expensive ... unless such a plan is first approved by a majority shareholder vote" and prohibits the amendment, alteration, deletion or modification of such bylaw by the Board of Directors without prior shareholder approval. This bylaw provision raises a question as to whether the provisions of the Indenture described above (the "Change of Control Provisions") constitute a "poison pill," "shareholder rights plan, rights agreement or any other form of 'poison pill"' (collectively, a "Poison Pill") within the meaning of this provision. See "Risk Factors -- We may not have the ability to raise funds necessary to finance the change of control offer required by the indenture governing the Notes and our other existing indebtedness. In addition, our bylaws may not permit us to make the change of control payment even if we do have the funds." Although the matter is not free from doubt, the Company believes that a court, properly presented with the facts, should conclude that the Change of Control Provisions of the Indenture do not constitute a Poison Pill within the meaning of the bylaw provision, and accordingly are not inconsistent therewith. If the Change of Control Provisions were found to be inconsistent with the bylaw provision, the Company would not be able to make or consummate the Change of Control Purchase Offer or pay the Change of Control Purchase Price when due.

     One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event Holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

     The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Purchase Offer.

CERTAIN COVENANTS

     The Indenture will contain the following covenants, among others:

     Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, create, assume, or directly or indirectly guarantee or in any other manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing sentence, the Company and the Subsidiary Guarantors may incur Indebtedness if, at the time of such event (and after giving effect on a pro forma basis to:

          (1) the incurrence of such Indebtedness and (if applicable) the application of the proceeds therefrom, including to refinance other Indebtedness;

          (2) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and

          (3) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period as if such acquisition or disposition had occurred at the beginning of such four-quarter period), the Consolidated Fixed Charge Coverage Ratio of the Company for the four full fiscal quarters immediately preceding such event, taken as one period and calculated on the assumption that such Indebtedness had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related acquisition (whether by means of purchase, merger or otherwise) also had occurred on such date, with such pro forma adjustments as may be determined in accordance with GAAP and the rules, regulations and guidelines of the Commission (including without limitation
Article 11 of Regulation S-X), would have been at least equal to 2.25 to 1.

     (b) The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Note Guarantee of such Subsidiary Guarantor to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

     (c) The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness (other than Subordinated Indebtedness), whether pursuant to clause (a) above or pursuant to one or more items of Permitted Indebtedness, the proceeds of which will be used to repay in whole or in part any Subordinated Notes. Notwithstanding the foregoing sentence, the Company and the Restricted Subsidiaries (to the extent the Company and/or such Restricted Subsidiary is permitted to incur such Indebtedness pursuant to clause
(a) above or pursuant to one or more items of Permitted Indebtedness) may incur such Indebtedness if, at the time of such event (and after giving effect on a pro forma basis to:

          (1) the incurrence of such Indebtedness and the application of the proceeds therefrom, including to refinance the Subordinated Notes; and

          (2) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of the four-quarter period referred to in the definition of "Consolidated Senior Debt Leverage Ratio" as if such acquisition or disposition had occurred at the beginning of such four-quarter period), the Consolidated Senior Debt Leverage Ratio of the Company would have been less than 2.75 to 1.

     Limitation on Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly:

          (1) declare or pay any dividend on, or make any distribution to, the holders of, any Capital Stock of the Company or of any Restricted Subsidiary (other than dividends or distributions payable (a) solely in shares of Qualified Capital Stock of the Company or such Restricted Subsidiary or in options, warrants or other rights to purchase such Qualified Capital Stock or (b) by a Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary);

          (2) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Capital Stock of the Company or any Restricted Subsidiary or any options, warrants or other rights to acquire such Capital Stock held by any Person (other than the Company or any Wholly Owned Restricted Subsidiary of the Company);

          (3) make any principal payment on or redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness; or

          (4) make any Investment (other than any Permitted Investment) in any Person (such payments described in clauses (1) through (4) and not excepted therefrom are collectively referred to herein as "Restricted Payments");

unless at the time of and immediately after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, being the Fair Market Value thereof as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution):

          (i) no Default or Event of Default shall have occurred and be continuing;

          (ii) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in accordance with the provisions described under "-- Certain Covenants -- Limitation on Indebtedness"; and

          (iii) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after the Issue Date, is less than the sum of, without duplication:

             (w) 50% of the aggregate cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from April 21, 2002 to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

             (x) 100% of the aggregate net cash proceeds received by the Company as capital contributions or from the issue or sale after the Issue Date of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Restricted Subsidiary of the Company and other than Redeemable Capital Stock or debt securities that have been converted into Redeemable Capital Stock); plus

             (y) any cash received by the Company after the date of initial issuance of the Notes as a dividend or distribution from any of its Unrestricted Subsidiaries less the cost of disposition and taxes, if any (but in each case excluding any such amounts included in Consolidated Net Income); plus

             (z) $62 million.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses (2), (3), (4) and (6) below) at the time of and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if such dividend would have been permitted on the date of declaration;

          (2) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock of the Company (other than Redeemable Capital Stock, unless the redemption provisions of such Redeemable Capital Stock prohibit the redemption thereof prior to the date on which the Capital Stock to be acquired or retired was, by its terms, required to be redeemed);

          (3) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock of the Company (other than Redeemable Capital Stock, unless the redemption provisions of such Redeemable Capital Stock prohibit the redemption thereof prior to the Stated Maturity of the Subordinated Indebtedness to be acquired or retired);

          (4) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence or sale (other than to a Restricted Subsidiary) of, new Subordinated Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, so long as:

             (a) the principal amount of such new Subordinated Indebtedness does not exceed, for more than 60 days following the issuance thereof, the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of reasonable expenses of the Company or such Subsidiary Guarantor, as the case may be, incurred in connection with such refinancing;

             (b) such new Subordinated Indebtedness is subordinated to the Notes or the Note Guarantee of such Subsidiary Guarantor, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired; and

             (c) such new Subordinated Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the Notes;

          (5) the payment of a dividend on the Company's Capital Stock (other than Redeemable Capital Stock) of up to $0.08 per quarter per share (or up to $0.32 per annum per share, provided that dividend payments may not be cumulated for more than four consecutive quarters);

          (6) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company issued pursuant to options granted under stock option plans of the Company, in order to pay withholding taxes due as a result of income recognized upon the exercise of such options; provided that:

             (a) the Company is permitted, by the terms of such plans, to effect such purchase, redemption or other acquisition or retirement for value of such shares; and

             (b) the aggregate consideration paid by the Company for such shares so purchased, redeemed or otherwise acquired or retired for value does not exceed $2 million during any fiscal year of the Company;

          (7) the repurchases of Capital Stock of the Company deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; and

          (8) in addition to clause (4) above, the purchase, redemption, defeasance or other acquisition or retirement for value of the Subordinated Notes in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence or sale (other than to a Restricted Subsidiary) of, Indebtedness of the Company or a Restricted Subsidiary, as the case may be, so long as such Indebtedness is incurred in accordance with the provisions described in clause (c) under "-- Limitation on Indebtedness."

     The actions described in clauses (2), (3), (5) and (6) of this paragraph shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the preceding paragraph.

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any asset of the Company or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, except for Permitted Liens, unless contemporaneously therewith:

          (1) in the case of any Lien securing Subordinated Indebtedness, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is senior in priority to the Lien securing such Subordinated Indebtedness; and

          (2) in all other cases, the Notes or such Note Guarantee, as the case may be, are secured on an equal and ratable basis.

     Limitation on Transactions With Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (other than the Company, a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Subsidiary Guarantor) (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction with an unrelated Person; and

          (2) the Company delivers to the Trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the Disinterested Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, both an Officers' Certificate referred to in clause (a) and an opinion as to the fairness of such Affiliate Transaction to the Company or the relevant Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with total assets in excess of $1.0 billion;

provided, however, that this covenant shall not apply to (i) fees, compensation and employee benefits, including bonuses, retirement plans and stock options, paid to or established for directors and officers of the Company or any Restricted Subsidiary in the ordinary course of business and approved by a majority of the Disinterested Directors and (ii) transactions in the ordinary course of business with customers, vendors and suppliers, the terms of which have been approved in good faith by an officer of the Company.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (x) on its Capital Stock or (y) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (2) make loans or advances to the Company or any of its Restricted Subsidiaries;

          (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

          (4) grant Liens in favor of Holders of Notes; or

          (5) guarantee the Notes;

     except in each case for such encumbrances or restrictions existing under or by reason of:

             (a) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date;

             (b) the Credit Agreement as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increase, supplements, refunding, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increase, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Agreement in effect on the Issue Date;

             (c) the Indenture and the Notes;

             (d) applicable law;

             (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

             (f) by reason of customary non-assignment provisions in existing and future leases entered into in the ordinary course of business and consistent with past practices;

             (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired; and

             (h) restrictions incurred by the Company or any Restricted Subsidiary in connection with any Permitted Receivables Financing.

     Limitation on Sale of Assets. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale unless the Company or such Restricted Subsidiary, as the case may be, receives Permitted Consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary must apply such Net Proceeds:

          (1) to permanently reduce Indebtedness of the Company or one or more Restricted Subsidiaries under the Credit Agreement (and to correspondingly reduce commitments with respect thereto);

          (2) to offer to repurchase and repurchase the Existing Senior Notes to the extent required by the indenture governing the Existing Senior Notes; or

          (3) to make capital expenditures or acquire long-term assets used or useful in its businesses or in businesses similar or related to the businesses of the Company immediately prior to the Issue Date.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving credit portion of the Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15 million, the Company will be required to make an offer to all Holders of Notes and holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds (on a pro rata basis if the amount available for such repayment, purchase or redemption is less than the aggregate amount of (x) the principal amount of the Notes tendered in such Asset Sale Offer and (y) the principal amount of such Pari Passu Indebtedness), at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use any remaining Excess Proceeds for general corporate purposes (subject to the restrictions of the Indenture). Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Notwithstanding the foregoing provisions of the prior paragraph, the Company and its Restricted Subsidiaries may sell or dispose of property, whether in the form of assets or capital stock of a Restricted Subsidiary, in the aggregate amount not exceeding $15 million in any year, and any notes received by the Company or its Restricted Subsidiaries as consideration in any disposition made pursuant to such $15 million exclusion from the provisions of this covenant shall not be taken into account in determining whether the $75 million limitation set forth in the definition of "Permitted Consideration" has been met.

     Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless:

          (1) such transfer, conveyance, sale or other disposition is of all of the Capital Stock of such Restricted Subsidiary owned by the Company and its Restricted Subsidiaries; and

          (2) such transaction is made in accordance with the provisions of "-- Certain Covenants -- Limitation on Sale of Assets," provided that 85% of the proceeds from such a sale of Capital Stock of any Restricted Subsidiary that is a Significant Subsidiary shall consist of cash or Temporary Cash Investments.

Notwithstanding the foregoing or the provisions of any other covenant, the Company or any Restricted Subsidiary may sell Qualified Capital Stock of any Restricted Subsidiary in a Public Equity Offering, provided that:

          (1) 100% of the Net Proceeds from such Public Equity Offering shall be in cash and shall be applied as provided in the provisions of "-- Certain Covenants -- Limitation on Sale of Assets"; and

          (2) the Tangible Assets of such Restricted Subsidiary do not exceed 10% of the Consolidated Tangible Assets of the Company, determined as of the last day of the quarter ending immediately before the commencement of such Public Equity Offering.

     Additional Guarantees. If any existing or future Restricted Subsidiary shall, after the Issue Date, guarantee the Credit Agreement or any of the Existing Notes, the Company will cause any such Restricted Subsidiary to:

          (1) execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall guarantee all of the obligations of the Company with respect to the Notes on a senior basis; and

          (2) deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee to the effect that a supplemental indenture has been duly executed and delivered by such Restricted Subsidiary and is in compliance with the terms of the Indenture.

     Reports. Whether or not required by the rules and regulations of the Commission, including the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Subsidiaries and, with respect to the annual information only, a report on the consolidated financial statements required by Form 10-K by the Company's independent certified public accountants; and

          (2) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors or prospective investors who request it in writing.

     Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

     Termination of Certain Covenants in Event of Investment Grade Rating. In the event that each of the Rating Categories assigned to the Notes of the Company by the Rating Agencies is Investment Grade, the provisions of "-- Certain Covenants -- Limitation on Indebtedness ," "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Issuances and Sales of Capital Stock of Subsidiaries," "-- Certain
Covenants -- Limitation on Transactions With Affiliates" and "-- Certain Covenants -- Limitation on Sale of Assets" and the Consolidated Net Worth requirement set forth in clause (3) of "-- Consolidation, Merger, Sale of Assets" shall cease to apply to the Company and its Restricted Subsidiaries from and after the date on which the second of the Rating Agencies notifies the Company of the assignment of such Rating Category. Notwithstanding the foregoing, if the Rating Category assigned by either Rating Agency to the Notes should subsequently decline below Investment Grade, the foregoing covenants and such Consolidated Net Worth requirement shall be reinstituted as and from the date of such rating decline.

CONSOLIDATION, MERGER, SALE OF ASSETS

     The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

          (1) either:

             (a) the Company shall be the surviving or continuing corporation;
        or

             (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and shall, in any case, expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company, under the Notes and the Indenture, and the Indenture shall remain in full force and effect;

          (2) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes an obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction, except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) will have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction;

          (4) immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "-- Certain
     Covenants -- Limitation on Indebtedness" above;

          (5) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have confirmed, by supplemental indenture to the Indenture, that its respective Note Guarantees with respect to the Notes shall apply to such Person's obligations under the Indenture and the Notes;

          (6) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of "-- Certain Covenants -- Limitation on Liens" are complied with; and

          (7) the Company shall have delivered, or caused to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereto, if required, comply with the provisions in clauses (1) through (6) of this paragraph and that all conditions precedent herein provided for relating to such transaction have been complied with.

The foregoing shall not prohibit a merger of any Restricted Subsidiary of the Company with and into the Company or a merger effected solely for the purpose of reincorporating the Company in another jurisdiction. In the event of any consolidation, merger, sale, assignment, conveyance, transfer, lease or other transaction described in, and complying with, the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company, as the case may be, and the Company shall be discharged from all obligations and covenants under the Indenture and the Notes; provided that, in the case of a transfer by lease, the predecessor shall not be released from its obligations with respect to the payment of principal (premium, if any) and interest on the Notes.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (1) there shall be a default in the payment of any interest on the Notes when such interest becomes due and payable, and continuance of such default for a period of 30 days;

          (2) there shall be a default in the payment of the principal of (or premium, if any, on) any Notes at Maturity;

          (3) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Subsidiary Guarantor under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in the immediately preceding clauses (1) or (2) or in clauses (b) or (c) of this clause (3)), and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail:

                (x) to the Company by the Trustee; or

                (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

             (b) there shall be a default in the performance or breach of the provisions described in "-- Consolidation, Merger, Sale of Assets" or "-- Certain Covenants -- Limitation on Sale of Assets"; or

             (c) the Company shall have failed to comply with the provisions of "-- Purchase of Notes upon a Change of Control" for any reason, including the inconsistency of such covenant with the Company's Bylaws as in effect on the Issue Date;

          (4) (a) any default in the payment of the principal of any Indebtedness shall have occurred under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness in excess of $50 million when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived; or

             (b) an event of default as defined in any of the agreements, indentures or instruments described in clause (a) of this clause (4) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

          (5) any Note Guarantee of any Significant Subsidiary individually or any other Subsidiaries if such Restricted Subsidiaries in the aggregate represent 15% or more of Consolidated Total Assets with respect to the Notes shall for any reason cease to be, or be asserted in writing by the Company, any Subsidiary Guarantor or any other Restricted Subsidiary of the Company, as applicable, not to be, in full force and effect, enforceable in accordance with its terms, except pursuant to the release of any such Note Guarantee in accordance with the Indenture;

          (6) one or more judgments, orders or decrees for the payment of money in excess of $50 million (net of amounts covered by insurance, bond or similar instrument), either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not be discharged and either:

             (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree; or

             (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

          (7) there shall have been the entry by a court of competent jurisdiction of:

             (a) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law; or

             (b) a decree or order adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

          (8) (a) the Company or any Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent;

             (b) the Company or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

             (c) the Company or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law;

             (d) the Company or any Significant Subsidiary:

                (x) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Significant Subsidiary or of any substantial part of its property;

                (y) makes an assignment for the benefit of creditors; or

                (z) admits in writing its inability to pay its debts generally as they become due; or

             (e) the Company or any Significant Subsidiary takes any corporate action in furtherance of any such actions in this clause (8).

     If an Event of Default (other than as specified in clause (7) or (8) of the immediately preceding paragraph) shall occur and be continuing with respect to the Notes, the Trustee, by notice in writing to the Company, or the Holders of at least 25% in aggregate principal amount then outstanding of such Notes, by notice to the Trustee and to the Company, may declare such Notes due and payable immediately. Upon such declaration, all amounts payable in respect of such Notes shall be immediately due and payable. If an Event of Default specified in clause
(7) or (8) of the immediately preceding paragraph occurs and is continuing, then all of the outstanding Notes under each of the Indenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee thereunder or any Holder of such Notes.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of a majority in aggregate principal amount outstanding of Notes, by written notice to the Company and such Trustee, may annul such declaration if:

          (1) the Company has paid or deposited with such Trustee a sum sufficient to pay:

             (a) all sums paid or advanced by the Trustee under the Notes and the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents and counsel;

             (b) all overdue interest on all of the Notes; and

             (c) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and

          (2) all Events of Default, other than the non-payment of principal of such Notes which have become due solely by such declaration of acceleration, have been cured or waived.

     The Holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the Holders of all of such Notes, waive any past defaults under the Indenture except a default in the payment of the principal of, premium, if any, or interest on any such Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each such outstanding Note.

     The Company is also required to notify the Trustee within ten days of the occurrence of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, elect to have the obligations of the Company and any Subsidiary Guarantor discharged with respect to any Notes issued under the Indenture ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged all obligations represented by the Notes, except for:

          (1) the rights of Holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due or on the redemption date;

          (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for Note payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the applicable Trustee; and

          (4) the defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to such Notes.

     In the event covenant defeasance occurs, certain events (not including non-payment, enforceability of any Note Guarantee, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to such Notes.

     In order to exercise either defeasance or covenant defeasance with respect to the Notes:

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of such Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the Notes outstanding on the Stated Maturity thereof or on an optional redemption date (such date being referred to as the "Defeasance Redemption Date"), as the case may be, if in the case of a Defeasance Redemption Date prior to electing to exercise either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such Defeasance Redemption Date;

          (2) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that:

             (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

             (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

          (3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

          (4) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound;

          (5) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes or any Subsidiary Guarantor over the other creditors of the Company or any Subsidiary Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Subsidiary Guarantor or others; and

          (6) the Company shall have delivered to the Trustee an Officers' Certificate stating that all conditions precedent relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

     Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

     The Indenture shall cease to be of further effect (except for surviving rights of registration of transfer or exchange of the Notes) as to all outstanding Notes when:

          (1) either

             (a) all Notes issued under the Indenture and theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment funds have been deposited in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or

             (b) all Notes issued under the Indenture and not theretofore delivered to the Trustee for cancellation

                (x) have become due and payable or

                (y) will become due and payable at their Stated Maturity or pursuant to an optional redemption within one year, and either the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness in respect of the Notes, for principal of, premium, if any, and interest to the date of redemption or Stated Maturity, as the case may be;

          (2) the Company or any Subsidiary Guarantor has paid all other sums payable by the Company and any Subsidiary Guarantor under the Indenture; and

          (3) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel each stating that all conditions precedent to the satisfaction and discharge of the Indenture, as specified therein, have been complied with and that such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound.

MODIFICATION AND AMENDMENTS

     From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the Holders in any material respect. Other modifications and amendments of the Indenture may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the Holders of a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note:

          (1) change the Stated Maturity or the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof;

          (2) after a Change of Control has occurred, amend, change or modify the obligation of the Company to make and consummate a Change of Control Purchase Offer with respect to such Change of Control or modify any of the provisions or definitions with respect thereto;

          (3) reduce the percentage in principal amount of outstanding Notes, the consent of whose Holders is required for any modification or amendment to the Indenture, or the consent of whose Holders is required for any waiver thereof;

          (4) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Holder; or

          (5) except as otherwise permitted under "-- Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Subsidiary Guarantor of any of its rights and obligations under the Indenture.

     The Holders of a majority in aggregate principal amount of the Notes issued and outstanding may waive compliance with certain restrictive covenants and provisions of such Indenture.

GOVERNING LAW

     The Indenture will provide that it, the Notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person:

          (1) existing at the time such Person becomes a Restricted Subsidiary of the Company; or

          (2) assumed in connection with the acquisition of assets from such Person;

in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition.

     "Affiliate" means, with respect to any specified Person any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback), other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Purchase of Notes upon a Change of Control" and/or the provisions described above under the caption "-- Consolida-tion, Merger, Sale of Assets" and not by the provisions of "-- Certain Covenants -- Limitation on Sale of Assets"); and

          (2) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, whether in a single transaction or a series of related transactions, in either case:

             (a) that have a fair market value in excess of $2.5 million; or

             (b) for net proceeds in excess of $2.5 million.

Notwithstanding the foregoing, a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, or by a non-Wholly Owned Restricted Subsidiary to any other Restricted Subsidiary will not be deemed to be an Asset Sale.

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing:

          (1) the sum of the products of:

             (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness; multiplied by

             (b) the amount of each such principal payment; by

          (2) the sum of all such principal payments.

     "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Banks" means the banks and other financial institutions from time to time that are lenders under the Credit Agreement.

     "Borrowing Base Amount" means, as of any date, an amount equal to the sum of:

          (1) 85% of the aggregate book value of all accounts receivable of the Company and its Restricted Subsidiaries; and

          (2) 60% of the aggregate book value of all inventory owned by the Company and its Restricted Subsidiaries,

all calculated on a consolidated basis and in accordance with GAAP.

To the extent the information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company shall use the most recent available information for purposes of calculating the Borrowing Base.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

     "Capital Lease Obligation" of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

     "Capital Stock" of any Person means any and all shares, interest, partnership interests, participations or other equivalents (however designated) of such Person's capital stock whether now outstanding or issued after the Issue Date, including, without limitation, all common stock and Preferred Stock.

     "Change of Control" means the occurrence of any of the following events:

          (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company;

          (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office;

          (3) a "Change of Control" has occurred under:

             (a) clause (c) of the definition thereof under the indenture for either the Existing Senior Notes or the Subordinated Notes due 2012; or

             (b) clause (iii) of the definition thereof under the indenture for the Subordinated Notes due 2007; or

          (4) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger, Sale of Assets."

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Consolidated" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP consistently applied.

     "Consolidated EBITDA" means, with respect to the Company and its Restricted Subsidiaries on a Consolidated basis for any period all determined in accordance with GAAP, the sum of, without duplication:

          (1) Consolidated Net Income, plus;

          (2) Consolidated Interest Expense, to the extent deducted in computing such Consolidated Net Income, plus;

          (3) Consolidated Income Tax Expense, to the extent deducted in computing such Consolidated Net Income, plus;

          (4) Consolidated Non-Cash Charges, to the extent deducted in computing such Consolidated Net Income, minus;

          (5) non-cash items increasing such Consolidated Net Income (other than such non-cash items in the ordinary course of business).

     "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of:

          (1) Consolidated EBITDA for such period to:

          (2) Consolidated Interest Expense for such period; provided that:

             (a) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis; and

                (x) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

                (y) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate; and

             (b) in making such computation, Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Income Tax Expense" means for any period the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, without duplication, for any period, the sum of:

          (1) the interest expense of the Company and its Restricted Subsidiaries for such period, as determined on a Consolidated basis in accordance with GAAP including, without limitation:

             (a) amortization of debt discount;

             (b) the net cost under Interest Rate Agreements (including amortization of discount);

             (c) the interest portion of any deferred payment obligation; and

             (d) accrued interest; plus

          (2) the aggregate amount for such period of dividends on any Redeemable Capital Stock or Preferred Stock of the Company and its Restricted Subsidiaries;

          (3) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid, or accrued by such Person during such period; and

          (4) all capitalized interest of the Company and its Restricted Subsidiaries in each case under each of (1) through (4) determined on a Consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the Consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined on a Consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication:

          (1) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

          (2) the portion of net income (or loss) of the Company and its Restricted Subsidiaries determined on a Consolidated basis allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or any Restricted Subsidiary;

          (3) net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination;

          (4) net gains or losses (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business; and

          (5) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of:

          (1) the consolidated equity of the common equity holders of such Person and its Restricted Subsidiaries as of such date; plus

          (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of Preferred Stock (other than Redeemable Capital Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock; less

             (a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person;

             (b) all investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments); and

             (c) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash charges of the Company and its Restricted Subsidiaries for such period, as determined on a Consolidated basis in accordance with GAAP (excluding any non-cash charges which require an accrual or reserve for any future period).

     "Consolidated Senior Debt Leverage Ratio" of the Company means the ratio of
(1) Consolidated Indebtedness of the Company and its Restricted Subsidiaries (other than Subordinated Indebtedness) as of the date of the transaction giving rise to the need to calculate such Consolidated Senior Debt Leverage Ratio to
(2) Consolidated EBITDA for the four full fiscal quarters immediately preceding the date of the transaction giving rise to the need to calculate such Consolidated Senior Debt Leverage Ratio, taken as one period.

     "Consolidated Tangible Assets" means the total of all the assets appearing on the Consolidated balance sheet of the Company and its majority-owned or Wholly Owned Restricted Subsidiaries less:

          (1) intangible assets including, without limitation, items such as goodwill, trademarks, trade names, patents and unamortized debt discount; and

          (2) appropriate adjustments on account of minority interests of other persons holding stock in any majority-owned Restricted Subsidiary of the Company.

     "Consolidated Total Assets" means, with respect to the Company, the total of all assets appearing on the Consolidated balance sheet of the Company and its majority-owned or Wholly Owned Restricted Subsidiaries, as determined on a Consolidated basis in accordance with GAAP.

     "Credit Agreement" means the credit agreement to be dated as of June 18, 2002 among the Company, the Banks, the agents listed therein and Deutsche Bank Trust Company Americas, as Administrative Agent, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

     "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries.

     "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Equity Interest" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such Person.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Notes" means, collectively, the Existing Senior Notes and the Subordinated Notes.

     "Existing Senior Notes" means the Company's 10 1/8% Senior Notes due 2008.

     "Fair Market Value" means, with respect to any asset or property, a price which could be negotiated in an arm's length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure to complete the transaction. Fair Market Value shall be determined by officers of the Company acting in good faith, provided, that any transaction that results in a price in excess of $10.0 million shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution attached to an Officers' Certificate delivered to the Trustee.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, as in effect on the Issue Date.

     "Guaranteed Debt" means, with respect to any Person, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness contained herein guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:

          (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness;

          (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss;

          (3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered);

          (4) to maintain working capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor; or

          (5) otherwise to assure a creditor against loss;

provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Indebtedness" means, with respect to any Person, without duplication:

          (1) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

          (2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

          (3) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

          (4) all Capital Lease Obligations of such Person;

          (5) all obligations under Interest Rate Agreements or Currency Agreements of such Person;

          (6) Indebtedness referred to in clauses (1) through (5) above of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;

          (7) all Guaranteed Debt of such Person;

          (8) all Redeemable Capital Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

          (9) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (8) above.

For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value is to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock.

     "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements).

     "Investee Store" means a Person in which the Company or any of its Restricted Subsidiaries has invested equity capital, to which it has made loans or for which it has guaranteed loans, in accordance with the business practice of the Company and its Restricted Subsidiaries of making equity investments in, making loans to or guaranteeing loans made to Persons for the purpose of assisting any such Person in acquiring, remodeling, refurbishing, expanding or operating one or more retail grocery stores.

     "Investment" means, with respect to any Person, directly or indirectly:

          (1) any advance (other than advances to customers in the ordinary course of business, which are recorded as accounts receivable on the Consolidated balance sheet of the Company and its Restricted Subsidiaries), loan or other extension of credit (including by way of guarantee); or

          (2) capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others); or

          (3) any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or assets issued or owned by any other Person.

The Company shall be deemed to make an Investment in an amount equal to the greater of the book value (as determined in accordance with GAAP) and Fair Market Value of the net assets of any Restricted Subsidiary (or, if neither the Company nor any of its Restricted Subsidiaries has theretofore made an Investment in such Restricted Subsidiary, in an amount equal to the Investments being made) at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or any Restricted Subsidiary shall be deemed an Investment valued at the greater of its book value (as determined in accordance with GAAP) and its Fair Market Value at the time of such transfer.

     "Investment Grade" means BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's or in the event S&P or Moody's shall cease rating the Notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

     "Issue Date" means June 18, 2002, the date of original issuance of the Notes.

     "Joint Venture" means any Person in which the Company or any of its Restricted Subsidiaries owns 30% or more of the Voting Stock (other than as a result of a Public Equity Offering).

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

     "Maturity" when used with respect to the Notes means the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity or on a redemption date or pursuant to a Change of Control Purchase Offer or an Asset Sale Offer, and whether by declaration of acceleration, call for redemption, purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. or any successor rating agency.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, any taxes paid or payable by the Company or any of its Restricted Subsidiaries as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the permanent repayment of Indebtedness secured by a Lien on the assets or assets that were the subject of such Asset Sale and any reserve for adjustment or indemnity in respect of the sale price of such asset or assets in each case established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither the Company nor any of its Restricted
     Subsidiaries:

             (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute indebtedness);

             (b) is directly or indirectly liable (as a guarantor or otherwise); or

             (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Note Guarantee" means any guarantee by a Subsidiary Guarantor of the Company's obligations under the Indenture.

     "Obligations" means any principal, premium, interest (including post-petition interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Pari Passu Indebtedness" means (a) with respect to the Notes, Indebtedness which ranks pari passu in right of payment to the Notes, and (b) with respect to any Note Guarantee, Indebtedness which ranks pari passu in right of payment to such Note Guarantee.

     "Permitted Consideration" means consideration consisting of any combination of the following:

          (1) cash or Temporary Cash Investments;

          (2) assets used or intended for use in the Company's business as conducted on the Issue Date;

          (3) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

          (4) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary; provided that the aggregate amount of such securities, notes or other obligations received by the Company and its Restricted Subsidiaries pursuant to this clause (4) after the Issue Date and held or carried at any date of determination shall not exceed $75 million.

     "Permitted Indebtedness" means any of the following Indebtedness of the Company or any Restricted Subsidiary, as the case may be:

          (1) Indebtedness of the Company and guarantees of the Subsidiary Guarantors under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of:

             (a) $1.0 billion, less

                (x) the amount of mandatory repayments actually made by the Company or any such Restricted Subsidiary since the Issue Date with Net Proceeds of an Asset Sale in respect of term Indebtedness under the Credit Agreement; and

                (y) further reduced by the amount of mandatory repayments of revolving credit Indebtedness thereunder (accompanied by a corresponding commitment reduction thereunder) actually made by the Company or any such Restricted Subsidiary since the Issue Date with Net Proceeds of an Asset Sale; or

             (b) the Borrowing Base Amount.

          (2) Indebtedness of the Company and guarantees of the Subsidiary Guarantors under uncommitted bank lines of credit (including any refinancings of such Indebtedness); provided, however, that the aggregate principal amount of Indebtedness incurred pursuant to clauses (1), (2) and
     (10) of this definition does not exceed the maximum amount of Indebtedness permitted under clause (1) of this definition;

          (3) Indebtedness of the Company and the Subsidiary Guarantors evidenced by the Notes and the Note Guarantees with respect thereto under the Indenture;

          (4) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date;

          (5) obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business

             (a) pursuant to Interest Rate Agreements designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness or retailer notes receivables, which, if related to Indebtedness or such retailer notes receivables, do not exceed the aggregate notional principal amount of such Indebtedness to which such Interest Rate Agreements relate, or

             (b) under any Currency Agreements in the ordinary course of business and designed to protect against or manage exposure to fluctuations in foreign currency exchange rates which, if related to Indebtedness, do not increase the amount of such Indebtedness other than as a result of foreign exchange fluctuations;

          (6) Indebtedness of the Company owing to a Wholly Owned Restricted Subsidiary or of any Restricted Subsidiary owing to the Company or any Wholly Owned Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or another Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company or Restricted Subsidiary, as the case may be, not permitted by this clause (6);

          (7) Indebtedness in respect of letters of credit, surety bonds and performance bonds provided in the ordinary course of business;

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within ten business days of its incurrence;

          (9) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

          (10) Indebtedness of the Company evidenced by commercial paper issued by the Company (including any refinancings of such Indebtedness); provided, however, that the aggregate principal amount of Indebtedness incurred pursuant to clauses (1), (2) and (10) of this definition does not exceed the maximum amount of Indebtedness permitted under clause (1) of this definition;

          (11) Indebtedness of the Company pursuant to guarantees by the Company or any Subsidiary Guarantor in connection with any Permitted Receivables Financing; provided, however, that such Indebtedness shall not exceed 20% of the book value of the Transferred Receivables at the time such Transferred Receivables are sold or in the case of receivables arising from direct financing leases, 30% of the book value thereof;

          (12) Indebtedness of the Company and its Restricted Subsidiaries in addition to that described in clauses (1) through (11) of this definition of "Permitted Indebtedness," together with any other outstanding Indebtedness incurred pursuant to this clause (12) (including any refinancings of such Indebtedness), not to exceed $100 million at any time outstanding in the aggregate; and

          (13) any renewals, extensions, substitutions, refunding, refinancings or replacements (each, a "refinancing") of any Indebtedness described in clauses (3) and (4) of this definition of "Permitted Indebtedness" including any successive refinancings, so long as:

             (a) the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing, for more than 60 days following the issuance thereof, to an amount greater than such principal amount plus the lesser of (x) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (y) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of reasonable expenses of the Company or any Restricted Subsidiary, as the case may be, incurred in connection with such refinancing;

             (b) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is subordinated to the Notes or the applicable Note Guarantee, as the case may be, at least to the same extent as the Indebtedness being refinanced; and

             (c) such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness.

     For purposes of determining compliance with the "-- Certain
Covenants -- Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of the "-- Certain
Covenants -- Limitation on Indebtedness" covenant.

     "Permitted Investment" means

          (1) Investments in any Wholly Owned Restricted Subsidiary or any Restricted Subsidiary that is a Subsidiary Guarantor or any Investment in any Person by the Company or any Restricted Subsidiary as a result of which such Person becomes a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Subsidiary Guarantor or any Investment in the Company by a Restricted Subsidiary;

          (2) intercompany Indebtedness to the extent permitted under clause (6) of the definition of "Permitted Indebtedness" and Indebtedness in connection with a Permitted Receivables Financing permitted under clause
     (11) of the definition of "Permitted Indebtedness";

          (3) Temporary Cash Investments;

          (4) sales of goods and services on trade credit terms consistent with the Company's past practices or otherwise consistent with trade credit terms in common use in the industry;

          (5) Investments in direct financing leases for equipment and real estate owned or leased by the Company and leased to its customers in the ordinary course of business consistent with past practice;

          (6) Investments in Joint Ventures related to the Company's operations, not to exceed $50 million at any one time outstanding;

          (7) Investments in Investee Stores either in the form of equity, loans or other extensions of credit; provided that any such Investment may only be made if the amount thereof, when added to the aggregate outstanding amount of Permitted Investments in Investee Stores (excluding for purposes of this clause (7) any Investments made pursuant to clause (5)), after giving effect to any loan repayments or returns of capital in respect of any Permitted Investment in Investee Stores, does not exceed 12.5% of Consolidated Total Assets at the time of determination;

          (8) Investments as a result of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale made in compliance with the "-- Certain Covenants -- Limitation on Sale of Assets" covenant;

          (9) other Investments, in addition to those permitted under (1) through (8) above, in an aggregate amount not to exceed $25 million; and

          (10) any substitutions or replacements of any Investment so long as the aggregate amount of such Investment is not increased by such substitution or replacement.

     "Permitted Liens" means, with respect to any Person:

          (1) Liens existing as of the Issue Date;

          (2) Liens securing Indebtedness permitted to be incurred pursuant to clauses (1), (2) and (10) of the definition of "Permitted Indebtedness";

          (3) Liens securing the Notes and the Note Guarantees;

          (4) any Lien arising by reason of:

             (a) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

             (b) taxes, assessments, governmental charges or levies not yet delinquent or which are being contested in good faith;

             (c) security for payment of workers' compensation or other insurance;

             (d) security for the performance of tenders, leases (including, without limitation, statutory and common law landlord's liens) and contracts (other than contracts for the payment of money);

             (e) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers and restrictions on the use of property or minor irregularities of title (and, with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purpose of such business;

             (f) deposits to secure public or statutory obligations;

             (g) operation of law in favor of growers, dealers and suppliers of fresh fruits and vegetables, carriers, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

             (h) the grant by the Company to licensees, pursuant to security agreements, of security interests in trademarks and goodwill, patents and trade secrets of the Company to secure the damages, if any, of such licensees, resulting from the rejection of the license of such licensees in a bankruptcy, reorganization or similar proceeding with respect to the Company; or

             (i) security for surety or appeal bonds;

          (5) any Lien on any property or assets of a Restricted Subsidiary in favor of the Company or any Wholly Owned Restricted Subsidiary;

          (6) any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any assets of the Company or any Restricted Subsidiary other than the assets acquired in the transaction resulting in such Acquired Indebtedness being incurred by the Company or Restricted Subsidiary, as the case may be;

          (7) any Lien to secure the performance of bids, trade contracts, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Restricted Subsidiary;

          (8) any Lien securing any Interest Rate Agreements or Currency Agreements permitted to be incurred pursuant to clause (5) of the definition of "Permitted Indebtedness" or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

          (9) any Lien on an asset securing Indebtedness (including Capital Lease Obligations) incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset; provided that such Lien covers only such asset and attaches concurrently or within 180 days after the acquisition or completion of construction thereof;

          (10) any Lien on real or personal property securing Capital Lease Obligations of the Company or any Restricted Subsidiary as lessee with respect to such real or personal property:

             (a) to the extent that the Company or such Restricted Subsidiary has entered into (and not terminated), or has a binding commitment for, subleases on terms which, to the Company or such Restricted Subsidiary, are at least as favorable, on a current basis, as the terms of the corresponding capital lease; or

             (b) under which the aggregate principal component of the annual rent payable does not exceed $5 million;

          (11) any Lien on a Transferred Receivable or other receivable that is transferred in a Permitted Receivables Financing;

          (12) any Lien consisting of any pledge to any Person of Indebtedness owed by any Restricted Subsidiary to the Company or to any Wholly Owned Restricted Subsidiary; provided that:

             (a) such Restricted Subsidiary is a Subsidiary Guarantor; and

             (b) the principal amount pledged does not exceed the Indebtedness secured by such pledge;

          (13) Liens securing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens:

             (a) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and

             (b) do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so refinanced; and

          (14) any extension, renewal, substitution or replacement, in whole or in part, of any Lien described in the foregoing clauses (4) through (12); provided, that the Lien so extended, renewed, substituted or replaced does not extend to any additional property or assets.

     "Permitted Receivables Financing" means any transaction involving the transfer (by way of sale, pledge or otherwise) by the Company or any of its Restricted Subsidiaries of receivables to any other Person, provided that after giving effect to such transaction the sum of:

          (1) the aggregate uncollected balances of the receivables so transferred ("Transferred Receivables"); plus

          (2) the aggregate amount of all collections on Transferred Receivables theretofore received by the seller but not yet remitted to the purchaser, in each case at the date of determination, would not exceed $600 million.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred stock whether now outstanding, or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Public Equity Offering" means with respect to the last sentence of "-- Certain Covenants -- Limitation on Issuances and Sales of Capital Stock of Subsidiaries," a primary or secondary public offering of equity securities of any Restricted Subsidiary of the Company pursuant to an effective registration statement under the Securities Act.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Rating Agency" means any of:

          (1) S&P;

          (2) Moody's; or

          (3) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a security rating agency or agencies, as the case may be, nationally recognized in the United States, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be, and, in each case, any successors thereto.

     "Rating Category" means:

          (1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

          (2) with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

          (3) the equivalent of any such category of S&P or Moody's used by another Rating Agency.

In determining whether the rating of the Notes has decreased by one or more gradation, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Subsidiary" of the Company means any Subsidiary of the Company that is a "significant subsidiary" as defined in Regulation S-X under the Exchange Act.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill Inc., a New York corporation, or any successor rating agency.

     "Stated Maturity" when used with respect to any Indebtedness or any installment of interest thereon means the dates specified in such Indebtedness as the fixed date on which the principal of or premiums on such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company or the Subsidiary Guarantors that is subordinate or junior in right of payment to the Notes or the Note Guarantees, as the case may be.

     "Subordinated Notes due 2007" means the Company's 10 5/8% Senior Subordinated Notes due 2007.

     "Subordinated Notes due 2012" means the Company's 9 7/8% Senior Subordinated Notes due 2012.

     "Subordinated Notes" means, collectively the Subordinated Notes due 2007 and the Subordinated Notes due 2012.

     "Subsidiary" means any Person a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Restricted Subsidiaries, or by the Company and one or more other Restricted Subsidiaries.

     "Subsidiary Guarantor" means each Restricted Subsidiary of the Company and each such Subsidiary's Restricted Subsidiaries that have executed the Indenture on the Issue Date and any Restricted Subsidiary that is required pursuant to the "Additional Guarantees" covenant, on or after the Issue Date, to execute a Note Guarantee pursuant to the Indenture until a successor replaces any such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

     "Tangible Assets" means the total of all the assets appearing on the Consolidated balance sheet of a majority-owned or Wholly Owned Restricted Subsidiary of the Company less the following:

          (1) intangible assets including, without limitation, items such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense; and

          (2) appropriate adjustments on account of minority interests of other Persons holding stock in any such majority-owned Restricted Subsidiary of the Company.

     "Temporary Cash Investments" means:

          (1) any evidence of Indebtedness issued by the United States, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States;

          (2) any certificate of deposit issued by, or time deposit of, a financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time of which any investment therein is made, of "A" (or higher) according to Moody's or "A" (or higher) according to S&P;

          (3) commercial paper issued by a corporation (other than an Affiliate or Restricted Subsidiary of the Company) organized and existing under the laws of the United States with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

          (4) any money market deposit accounts issued or offered by a financial institution that is a member of the Federal Reserve System having capital and surplus in excess of $500 million;

          (5) short term tax-exempt bonds with a rating, at the time as of which any investment is made therein, of "Aa3" (or higher) according to Moody's or "AA-" (or higher) according to S&P;

          (6) shares in a mutual fund, the investment objectives and policies of which require it to invest substantially in the investments of the type described in clauses (1) through (5); and

          (7) repurchase and reverse repurchase obligations with the term of not more than seven days for underlying securities of the types described in clauses (1) and (2) entered into with any financial institution meeting the qualifications specified in clause (2); provided that in the case of clauses (1), (2), (3) and (5), such investment matures within one year from the date of acquisition thereof.

     "Transferred Receivables" has the meaning specified in the definition of "Permitted Receivables Financing" set forth herein.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

          (5) does not directly or through any of its Subsidiaries own any Capital Stock of, or own or hold any Lien on any property of, the Company or any of its Restricted Subsidiaries.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Limitation on Indebtedness," the Company shall be in default of such covenant). The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

          (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Limitation on Indebtedness"; and

          (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" means stock or securities of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock (other than directors' qualifying shares) of which is owned by the Company or another Wholly Owned Restricted Subsidiary.

                               BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of one or more fully registered global securities ("Global Securities") that will be deposited with, or on behalf of DTC, and registered in the name of DTC's nominee, Cede & Co. Except under the circumstance described below, the Notes will not be issuable in definitive form. Unless and until it is exchanged in whole or in part for the individual Notes represented thereby, a Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor.

     DTC has advised the Company of the following information regarding DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC System is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant of DTC, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Global Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Global Securities on DTC's records. The ownership interest of each actual purchaser of each Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Securities, except in the event that use of the book-entry system for the Global Securities is discontinued.

     To facilitate subsequent transfers, all Global Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Global Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Global Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Global Securities are credited on the record date (identified in a listing attached to the

Omnibus Proxy). Principal and interest payments on the Global Securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Company or the Trustee, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of the Company or the Trustee, disbursements of such payments to Direct Participants shall be the responsibility of DTC, and the disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Global Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Global Security certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Global Security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                        SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the Notes will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement among the Underwriters, the Underwriters named below have agreed to purchase from us, severally and not jointly, the following respective principal amounts of Notes offered by this prospectus supplement at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

                                                               PRINCIPAL AMOUNT
UNDERWRITER                                                        OF NOTES
-----------                                                    ----------------
Deutsche Bank Securities Inc. ..............................     $ 78,000,000
Lehman Brothers Inc. .......................................       40,000,000
First Union Securities, Inc. ...............................       30,000,000
J.P. Morgan Securities Inc. ................................       30,000,000
Morgan Stanley & Co. Incorporated...........................       15,000,000
Fortis Investment Services LLC..............................        5,000,000
Comerica Securities, Inc. ..................................        2,000,000
                                                                 ------------
     Total..................................................     $200,000,000
                                                                 ============

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent.

     We have been advised by the Underwriters that the Underwriters propose to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After commencement of the offering, the offering price and other selling terms may be changed by the Underwriters.

     The Notes are not listed on any securities exchange. The Underwriters have advised us that they will act as market-makers for the Notes. However, the Underwriters are not obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     We have agreed to indemnify the Underwriters and certain controlling persons against certain liabilities, including liabilities under the Securities Act.

     The Underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including over-allotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Notes at a level above that which might otherwise prevail in the open market. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. A stabilizing bid is a bid for the purchase of Notes on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Notes. A syndicate covering transaction is the bid for or the purchase of Notes on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A penalty bid is an arrangement permitting the Underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. The Underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

     Certain of the Underwriters or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us in the ordinary course of business. Affiliates of Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., First Union Securities, Inc., Fortis Investment Services LLC and Comerica Securities, Inc. are lenders under our existing credit facility. Additionally, we expect that affiliates of each of the Underwriters will be lenders under our new credit facility.

     First Union Securities, Inc. is a subsidiary of Wachovia Corporation and conducts its investment banking, institutional and capital markets businesses under the trade name of Wachovia Securities. Any references to "Wachovia Securities" in this prospectus supplement, however, do not include Wachovia Securities, Inc., a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a summary of certain U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes by holders thereof, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

     This summary assumes that the notes are held as capital assets and holders purchase the notes upon their initial issuance pursuant to this prospectus supplement and the accompanying prospectus at the notes' initial offering price. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to a holder's particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

     -  holders subject to the alternative minimum tax;

     -  banks, insurance companies, or other financial institutions;

     -  tax-exempt organizations;

     -  dealers in securities or commodities;

     - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     - U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar;

     - persons that will hold the notes as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

     - persons deemed to sell the notes under the constructive sale provisions of the Internal Revenue Code.

     If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

     THIS SUMMARY OF CERTAIN U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

CONSEQUENCES TO U.S. HOLDERS

     The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to "non-U.S. holders" of the notes are described under "-- Consequences to Non-U.S. Holders" below. "U.S. holder" means a beneficial owner of a note that is:

     - a citizen or resident of the U.S. as determined for federal income tax purposes;

     - a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

  PAYMENTS OF INTEREST

     Stated interest on the notes will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

  SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF NOTES

     You will generally recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the sale, exchange or other disposition (less any amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the amount you paid for the note. Any gain or loss recognized on a disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will generally be subject to tax at a maximum rate of 20%. Your ability to deduct capital losses may be limited.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of interest and principal on the notes and the proceeds received upon the sale or other disposition of such notes may be subject to information reporting and backup withholding tax. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to a U.S. holder will be subject to information reporting and backup withholding tax if such holder:

     - fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

     -  furnishes an incorrect TIN;

     - is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

     - fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the Internal Revenue Service has not notified the U.S. holder that it is subject to backup withholding.

     The amount of any reportable payments, including interest, made to a U.S. holder (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such U.S. holder and to the Internal Revenue Service for each calendar year.

     A U.S. holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable.

The backup withholding tax is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the Internal Revenue Service.

CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes. The term "non-U.S. holder" means a beneficial owner of a note that is not a U.S. holder.

     Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  PAYMENT OF INTEREST

     The 30% U.S. federal withholding tax will not apply to any payment to you of interest on a note provided that:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Internal Revenue Code;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     -  you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Internal Revenue Code; and

     - (a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8BEN (or a successor form)) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, that it has received Internal Revenue Service Form W-8BEN from you or from another qualifying financial institution intermediary, and, in certain circumstances, provides a copy of the Internal Revenue Service Form W-8BEN. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. Alternative documentation may be applicable in certain circumstances.

     If you are engaged in a trade or business in the U.S. and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a U.S. person as defined under the Internal Revenue Code, except as otherwise provided by applicable tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your effectively connected earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

  SALE, EXCHANGE OR OTHER TAXABLE DISPOSITION OF NOTES

     Any gain realized upon the sale, exchange or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless:

     - that gain is effectively connected with your conduct of a trade or business in the U.S.;

     - you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     - you are subject to Internal Revenue Code provisions applicable to certain U.S. expatriates.

     A holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale of a note, except as otherwise required by an applicable tax treaty. If such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be required to pay a 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the U.S. A holder described in the third bullet point above should consult its tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to such holder.

  U.S. FEDERAL ESTATE TAX

     The U.S. federal estate tax will not apply to the notes owned by you at the time of your death, provided that (1) you do not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Internal Revenue Code and the Treasury Regulations) and (2) interest on the note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the U.S.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding will likely not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder of a note if the holder has provided the required certification that it is not a U.S. person as described above. However, certain information reporting may still apply with respect to interest payments even if certification is provided. Payments of the proceeds of a disposition of a note by a non-U.S. holder made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, unless the broker is:

     -  a U.S. person;

     -  a controlled foreign corporation for U.S. federal income tax purposes;

     - a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

     - a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

     You will be subject to information reporting, but not backup withholding, with respect to any payment of the proceeds of a sale of a note effected outside the United States by a foreign office of such broker unless such broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. You will be subject to backup withholding and information reporting with respect to any payment of the proceeds of a sale of a note effected by the United States office of a broker unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption.

     Currently applicable Treasury Regulations establish reliance standards with regard to the certification requirements described above.

     A non-U.S. holder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reasons to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the holder's U.S. federal income tax liability or such holder may claim a refund, provided the required information is furnished timely to the Internal Revenue Service.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Notes offered hereby will be passed upon for us by Latham & Watkins, San Francisco, California and for the Underwriters by Cahill Gordon & Reindel, New York, New York.

                              INDEPENDENT AUDITORS

     Our consolidated financial statements as of December 29, 2001 and December 30, 2000 and for each of the three years in the period ended December 29, 2001 incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein. Core-Mark's consolidated financial statements as of December 31, 2001 and December 31, 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein.

                                  $600,000,000

                            FLEMING COMPANIES, INC.

                        DEBT SECURITIES AND COMMON STOCK

                             ---------------------

     We may from time to time sell up to $600,000,000 aggregate initial offering price of our debt securities, our common stock, $2.50 par value per share, or any combination of our debt securities and our common stock.

     These debt securities may consist of notes, debentures or other types of debt. We will provide specific terms of these debt securities in supplements to this prospectus. Our payment obligations under any series of debt securities may be guaranteed by one or more of our subsidiaries which are co-registrants. You should read this prospectus and any prospectus supplement carefully before you invest.

     This prospectus provides a general description of the securities we may offer. The specific terms of the securities offered by this prospectus will be set forth in a supplement to this prospectus and will include:

     - in the case of common stock, the number of shares, purchase price and terms of the offering and sale thereof; and

     - in the case of debt securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate, time of payment of interest, terms (if any) for the subordination or redemption thereof, and any other specific terms of the debt securities.

     Our common stock is traded on the New York Stock Exchange under the symbol "FLM". On May 17, 2002, the last reported sale price for our common stock on the New York Stock Exchange was $24.44 per share.

                             ---------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                  The date of this prospectus is May 21, 2002.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE ARE OFFERING TO SELL THE SECURITIES, AND SEEKING OFFERS TO BUY THE SECURITIES, ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS AND THE DATE OF ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY SALES OF THE SECURITIES. WHEN WE DELIVER THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE. IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, UNLESS OTHERWISE INDICATED, THE "COMPANY", "WE", "US" AND "OUR" REFER TO FLEMING COMPANIES, INC. AND ITS CONSOLIDATED SUBSIDIARIES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    1
Where You Can Find More Information.........................    1
Special Note Regarding Forward-Looking Statements...........    2
The Company.................................................    3
Use of Proceeds.............................................    3
Ratio of Earnings to Fixed Charges..........................    4
Description of Debt Securities..............................    4
Plan of Distribution........................................   12
Legal Matters...............................................   13
Experts.....................................................   13

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Fleming Companies, Inc. and the co-registrants (together, the "registrants") filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, the registrants may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $600,000,000. This prospectus provides you with a general description of the securities the registrants may offer. Each time the registrants sell securities, the registrants will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading "Where You Can Find More Information".

                      WHERE YOU CAN FIND MORE INFORMATION

     Fleming Companies, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it (http://www.sec.gov). Information contained in our web site is not part of this prospectus. You can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The registrants have filed a registration statement and related exhibits with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge at the office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Securities and Exchange Commission at prescribed rates.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information Fleming Companies, Inc. files with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that Fleming Companies, Inc. files later with the Securities and Exchange Commission will automatically update and supersede that information. The registrants incorporate by reference the following documents Fleming Companies, Inc. filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (Securities and Exchange Commission file number 001-08140) (other than information in such documents that is deemed not to be filed):

     - Our Annual Report on Form 10-K for the year ended December 29, 2001 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2002 Annual Meeting of Shareholders);

     - Our Quarterly Report on Form 10-Q for the quarter ended April 20, 2002;

     - Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 2, 2002, April 16, 2002, April 24, 2002 (other than the information furnished pursuant to Item 9 of such report, which information is deemed not to be filed) and May 20, 2002;

     - Description of Fleming Companies, Inc.'s common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on April 19, 1983, including any amendments or reports filed for the purpose of updating such description; and

     - all documents filed by Fleming Companies, Inc. with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we stop offering the securities (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission and other than information in such documents that is deemed not to be filed).

     You may request a copy of these filings at no cost, by writing us at the following address or telephoning us at the following number:

                            Fleming Companies, Inc.
                       1945 Lakepointe Drive, Box 299013
                            Lewisville, Texas 75029
                         Attention: Investor Relations
                                 (972) 906-8000

     You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. The registrants have not authorized anyone else to provide you with different information.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy and our management's plans and objectives for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct. These forward-looking statements and our business and prospects are subject to a number of factors that could cause actual results to differ materially, including:

     - our ability to obtain capital or obtain it on acceptable terms;

     - unanticipated problems with product procurement;

     - adverse effects of the changing industry environment and increased and intense competition;

     - sales declines and loss of customers;

     - negative effects of Kmart Corporation's bankruptcy reorganization;

     - exposure to litigation and other contingent losses;

     - failure to achieve the expected results of our growth plans;

     - the inability to integrate acquired companies and to achieve operating improvements at those companies;

     - increases in labor costs and disruptions in labor relations with union bargaining units representing our employees;

     - negative effects of our substantial indebtedness and the limitations imposed by restrictive covenants contained in our debt instruments; and

     - goodwill impairment due to changes in markets.

     These and other risk factors are described in our Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the fiscal year ended December 29, 2001. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date on the cover page of this prospectus.

                                  THE COMPANY

     We are an industry leader in the distribution of consumer package goods. Through our distribution group, we distribute products to customers that operate approximately 3,000 supermarkets, approximately 10,000 convenience stores and over 2,000 supercenters, discount stores, limited assortment stores, drug stores, specialty stores and other stores across the United States.

     As of May 15, 2002, our retail group operated 126 stores, predominantly supermarkets that focus on low prices and high quality perishables, comprised of 109 price impact supermarkets that offer everyday low prices typically below the prices of market-leading conventional supermarkets and 17 limited assortment stores under the yes!LESS(R) banner that offer a narrow selection of low-price, private label food and other consumable goods and general merchandise at deep-discount prices.

     Our principal executive offices are located at 1945 Lakepointe Drive, Lewisville, Texas 75057. Our telephone number at that location is (972) 906-8000.

RECENT DEVELOPMENTS

     Core-Mark Acquisition. On April 23, 2002, we signed a merger agreement to acquire Core-Mark International, Inc. ("Core-Mark"), a distributor of consumer package goods to convenience stores and other retailers in the western United States and western Canada. We will pay approximately $295 million in cash to acquire Core-Mark. In addition, we will assume all of Core-Mark's outstanding debt as of the closing of the merger, which we estimate to be approximately $95 million. Core-Mark distributes consumer package goods to nearly 30,000 convenience stores and other retailers from its network of 19 distribution centers and had fiscal 2001 sales of approximately $3.4 billion.

     Our acquisition of Core-Mark is subject to a number of customary closing conditions. Although we cannot assure you that any or all of these conditions will be satisfied, we believe that we will complete the acquisition during our second fiscal quarter of 2002.

     We intend to finance our acquisition of Core-Mark with a combination of available cash, borrowings under a new credit facility and the net proceeds from public offerings of debt and/or equity securities.

     Head Distributing Acquisition. On April 23, 2002, we acquired Head Distributing Company ("Head Distributing") for approximately $40 million in cash, which amount is subject to potential future de minimus adjustment as provided in an agreement among us and Head Distributing's stockholders. Head Distributing operates two piece-pick distribution facilities and serves approximately 3,000 retail locations in six southeastern states and had fiscal 2001 sales of approximately $350 million.

     During the first quarter of 2002, we adopted EITF 01-9 and restated sales and cost of sales for all prior periods. This adoption reduced sales and cost of sales by $70 million for 2001 and by a lesser amount for each of the prior years. The adoption had no effect on gross margins or earnings.

                                USE OF PROCEEDS

     Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include, but are not limited to, funding our obligations in the acquisition of Core-Mark, including repaying the debt we will assume from Core-Mark in connection with the acquisition, and for working capital, capital expenditures and other potential acquisitions. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from our sale of any securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges for the periods indicated are as follows:

                                                       FISCAL YEAR ENDED                               16 WEEKS
                            ------------------------------------------------------------------------     ENDED
                            DECEMBER 27,   DECEMBER 26,   DECEMBER 25,   DECEMBER 30,   DECEMBER 29,   APRIL 20,
                                1997           1998           1999           2000           2001         2002
                            ------------   ------------   ------------   ------------   ------------   ---------
Ratio of earnings to fixed
  charges(1)..............     1.41x             --             --             --          1.29x         1.65x

---------------

(1) For purposes of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist primarily of interest expense, including amortization of deferred debt issuance costs and one-third of rental expense (the portion considered representative of the interest factor). Earnings were insufficient to cover fixed charges by $598 million, $63 million and $202 million for the fiscal years ended December 26, 1998, December 25, 1999 and December 30, 2000, respectively.

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     We may offer under this prospectus up to $600,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $600,000,000. The debt securities will represent our direct obligations and will rank equally with all of our other unsubordinated indebtedness, unless otherwise specified in the applicable prospectus supplement. Any series of debt securities may be guaranteed by one or more of our subsidiaries which are co-registrants.

     The debt securities offered hereby will be issued under an indenture between us and a trustee. We have summarized select portions of the indenture below. The summary is not complete. We have filed a copy of the indenture as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary below have the meanings specified in the indenture.

     When we refer to "we", "our", "us" and the "company" in this section, we mean Fleming Companies, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

GENERAL

     The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

     We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities, if applicable:

     - the title of the debt securities;

     - the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the date or dates on which we will pay the principal on the debt securities;

     - the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

     - the place or places where principal of, premium, and interest on the debt securities will be payable;

     - whether the debt securities rank as senior subordinated debt securities or subordinated debt securities;

     - the terms of any guarantee of any debt securities;

     - the terms and conditions upon which we may redeem the debt securities;

     - any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

     - the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

     - the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

     - whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

     - the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

     - the currency of denomination of the debt securities;

     - the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

     - if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

     - the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

     - whether, the ratio at which and the terms and conditions upon which, if any, the debt securities will be convertible into or exchangeable for our common stock or our other securities or securities of another person;

     - any provisions relating to any security provided for the debt securities;

     - any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

     - any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

     - any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

     - any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

     In addition, the indenture does not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the officers' certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

     We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

     If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

TRANSFER AND EXCHANGE

     Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the "Depositary"), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security"), as described in the applicable prospectus supplement. Except as described under "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

     Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

     You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities, and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

     Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

     The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

     Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security ("participants") or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

     So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

     We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

     We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of those participants.

     We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 120 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

     We have obtained the foregoing information in this section concerning the Depositary and the Depositary's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

     Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

COVENANTS

     Unless we state otherwise in the applicable prospectus supplement and in a supplement to the indenture, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries' property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of our properties and assets to any person or group of affiliated persons if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposal of all or substantially all of our properties and assets on a consolidated basis to any other person or group of affiliated persons, unless at the time and after giving effect thereto:

     - either:

      - we are the surviving or continuing corporation; or

      - the person (if other than us) formed by such consolidation or into which we are merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition our properties and assets substantially as an entirety is a corporation duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and, in any case, expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the debt securities and the indenture, and the indenture remains in full force and effect;

     - immediately before and immediately after giving effect to the transaction on a pro forma basis (and treating any debt not previously an obligation of ours which becomes an obligation of ours in connection with or as a result of the transaction as having been incurred at the time of the transaction), no Default or Event of Default (as defined below) has occurred and is continuing; and

     - we deliver, or caused to be delivered, to the trustee, in form and substance satisfactory to the trustee, an officers' certificate and an opinion of counsel, each to the effect that the consolidation, merger, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereto, if required, comply with the provisions set forth in the preceding bullet points and that all conditions precedent provided for in the indenture relating to the transaction have been complied with.

EVENTS OF DEFAULT

     "Event of Default" means with respect to any series of debt securities, any of the following:

     - default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

     - default in the payment of principal of or premium on any debt security of that series when due and payable;

     - default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

     - default in the performance, or breach, of any other covenant or agreement by us in the indenture (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with in the immediately preceding bullet points or that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series as provided in the indenture;

     - a default in the payment of the principal of any debt of ours (including a default with respect to debt securities of any series other than that series) or any of our subsidiaries shall have occurred under any agreements, indentures or instruments under which we or any of our subsidiaries then has outstanding debt in excess of $50 million when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived, or an event of default as defined in any of these agreements, indentures or instruments shall have occurred and the debt thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

     - certain events of bankruptcy, insolvency or reorganization; and

     - any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

     No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. An Event of Default may also be an event of default under our bank credit agreements in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain Events of Default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

     If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in aggregate principal amount of the then outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion under "-- Modification and Waiver" below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an Event of Default and the continuation of an Event of Default.

     The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

     - that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

     - the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the then outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

     Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

     The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

MODIFICATION AND WAIVER

     We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

     - change the amount of debt securities whose holders must consent to an amendment or waiver;

     - reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

     - reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

     - reduce the principal amount of discount securities payable upon acceleration of maturity;

     - waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

     - make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

     - make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any payment and to waivers or amendments; or

     - waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

     Except for certain specified provisions, the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may on behalf of the holders of all the debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

     Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations (as defined below), that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

     This discharge may occur only if, among other things, we have delivered to the trustee an officers' certificate and an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

     Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

     - we may omit to comply with the restrictive covenants contained in Sections 4.2 through 4.6 and Section 5.1 of the indenture, as well as any additional covenants contained in a supplement to the indenture, a board resolution or an officers' certificate delivered pursuant to the indenture; and

     - Events of Default under Section 6.1(e) of the indenture will not constitute a Default or an Event of Default with respect to the debt securities of that series.

     The conditions include:

     - depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

     - delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

     Covenant Defeasance and Events of Default. In the event we exercise our option not to comply with certain covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we will remain liable for those payments.

     "Foreign Government Obligations" means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

     - direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

     - obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

GOVERNING LAW

     The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

                              PLAN OF DISTRIBUTION

     We may sell securities to or through underwriters and also may sell securities directly to purchasers or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement.

     We may distribute the securities from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents participating in the distribution of securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit they realize on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

     We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

     To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

                                 LEGAL MATTERS

     Latham & Watkins of San Francisco, California, and McAfee & Taft of Oklahoma City, Oklahoma, each will issue an opinion about certain legal matters with respect to the securities for us. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 29, 2001 and Core-Mark's consolidated financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 incorporated in this prospectus by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are also incorporated in this prospectus by reference, and have been so incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

             ------------------------------------------------------
             ------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING TO YOU OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION OR REPRESENTATIONS.

     THIS PROSPECTUS SUPPLEMENT DOES NOT OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CANNOT LEGALLY BE OFFERED THE SECURITIES.

     THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CURRENT ONLY AS OF THE DATE ON ITS COVER, AND MAY CHANGE AFTER THAT DATE. FOR ANY TIME AFTER THE COVER DATE OF THIS PROSPECTUS SUPPLEMENT, WE DO NOT REPRESENT THAT OUR AFFAIRS ARE THE SAME AS DESCRIBED OR THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT, NOR DO WE IMPLY THOSE THINGS BY DELIVERING THIS PROSPECTUS SUPPLEMENT OR SELLING SECURITIES TO YOU.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-9
Concurrent Offering...................  S-17
Use of Proceeds.......................  S-17
Capitalization........................  S-18
Selected Consolidated Financial Data
  of Fleming..........................  S-19
Selected Consolidated Financial Data
  of Core-Mark........................  S-21
Unaudited Pro Forma Condensed
  Consolidated Financial
  Information.........................  S-23
Business..............................  S-33
Management............................  S-45
Description of Other Indebtedness.....  S-49
Description of Notes..................  S-51
Book-Entry System.....................  S-83
Same-Day Settlement and Payment.......  S-84
Underwriting..........................  S-85
United States Federal Tax
  Considerations......................  S-86
Legal Matters.........................  S-90
Independent Auditors..................  S-90
                 PROSPECTUS
About This Prospectus.................     1
Where You Can Find More Information...     1
Special Note Regarding Forward-Looking
  Statements..........................     2
The Company...........................     3
Use of Proceeds.......................     3
Ratio of Earnings to Fixed Charges....     4
Description of Debt Securities........     4
Plan of Distribution..................    12
Legal Matters.........................    13
Experts...............................    13

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                 [FLEMING LOGO]

                                  $200,000,000

                              9 1/4% SENIOR NOTES
                                    DUE 2010

                            DEUTSCHE BANK SECURITIES

                                LEHMAN BROTHERS

                              WACHOVIA SECURITIES

                                    JPMORGAN

                                 MORGAN STANLEY

                              COMERICA SECURITIES

                             PROSPECTUS SUPPLEMENT

                                 JUNE 13, 2002
             ------------------------------------------------------
             ------------------------------------------------------